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                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                              (AMENDMENT NO.    )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [_]
CHECK THE APPROPRIATE BOX:
  [_] Preliminary Proxy Statement
  [X] Definitive Proxy Statement
  [_] Definitive Additional Materials
  [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               BFS BANKORP, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                NOT APPLICABLE
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
  [_] No fee required
  [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    1) Title of each class of securities to which transaction applies:
      COMMON STOCK, PAR VALUE $.01 PER SHARE

    2) Aggregate number of securities to which transaction applies:
      1,660,237(1); 134,471(2)

    3) Per unit price or other identifying value of transaction computed pursuant to Exchange Act Rule 0-11:
      $52.00(1); $41.24(2)

    4) Proposed maximum aggregate value of transaction:
      $91,878,717

    5) Total fee paid:  $18,376

[x]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offset fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
                            ----------------------------

  2) Form, Schedule or Registration Number:
                                           -------------

  3) Filing Party:
                  --------------------------------------

  4) Date Filed:
                ----------------------------------------


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

                              BFS BANKORP, INC.
--------------------------------------------------------------------------------
              THE HOLDING COMPANY FOR BANKERS FEDERAL SAVINGS FSB

February 7, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of BFS Bankorp, Inc. (the "Company") to be held on March 11, 1997, at 5:00 p.m., local time, at the Continental Club, 180 Maiden Lane, New York, New York 10038. At the Annual Meeting you will be asked to consider a special proposal in addition to routine annual meeting proposals. The proposals are explained in detail in the accompanying Proxy Statement.

  At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 3, 1996 (the "Merger Agreement"), by and among Dime Bancorp, Inc. ("Dime"), Fifth Avenue Property Corp. ("Merger Sub") and the Company, providing for the acquisition of the Company by Dime. The acquisition of the Company will be accomplished by means of a merger (the "Merger") of the Company with Merger Sub, a subsidiary of Dime. As a result of the Merger, each outstanding share of the Company's common stock will be converted into the right to receive $52.00 in cash, subject to upward adjustment in the circumstances described in the enclosed Proxy Statement.

  Your Board of Directors believes the proposed merger is in the best interests of the Company and its stockholders and recommends that you vote for approval of the Merger Agreement. Keefe, Bruyette & Woods, Inc., the Company's financial advisor, has rendered an opinion to the effect that, as of the date of such opinion and based upon the considerations described therein, the consideration to be received by the Company's stockholders in the Merger is fair to them from a financial point of view.

  The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve and adopt the Merger Agreement. As discussed in the Proxy Statement, the holders of approximately 58.4% of the Company's outstanding shares of common stock (including myself) have already agreed with Dime to vote their shares in favor of approval of the Merger Agreement. The Merger is also subject to certain other conditions, including the approval of various regulatory agencies.

  Stockholders are urged to read carefully the accompanying Proxy Statement, which contains a detailed description of the Merger, the Merger Agreement and related matters.

  In addition, at the Annual Meeting you will be asked to vote on routine annual meeting matters, including the election of two directors to serve for three-year terms (or until consummation of the Merger) and the ratification of the appointment of independent auditors for the fiscal year ending September 30, 1997, as well as any other matters that may properly come before the meeting.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Whether or not you plan to attend the Annual Meeting personally, please complete, sign and date the enclosed proxy card and return it as soon as possible in the postage-paid envelope provided. You may revoke your proxy at any time prior to its exercise, and you may attend the Annual Meeting and vote in person, even if you have previously returned your proxy card. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If the Merger is consummated, you will be sent instructions regarding the surrender of your existing stock certificates.

  We thank you for your prompt attention to this matter and appreciate your support.

                                          Sincerely,

                                          /s/ James A. Randall

                                          James A. Randall
                                          President and Chief Executive
                                          Officer

                               BFS BANKORP, INC.
                              110 WILLIAM STREET
                         NEW YORK, NEW YORK 10038-3901

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 11, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of BFS Bankorp, Inc. (the "Company") will be held at the Continental Club, 180 Maiden Lane, New York, New York, on Tuesday, March 11, 1997 at 5:00 p.m., New York Time.

  A Proxy Statement and Proxy Card for the Annual Meeting are enclosed herewith. The Annual Meeting is for the purpose of considering and voting upon the following matters:

    1. A proposal to approve and adopt the Agreement and Plan of Merger ("Merger Agreement"), dated as of December 3, 1996, by and among the Company, Dime Bancorp, Inc., a Delaware corporation ("Dime"), and Fifth Avenue Property Corp., a Delaware corporation and a wholly-owned subsidiary of Dime ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge (the "Merger") with and into the Company, which will survive the Merger, and each share of the Company's common stock, par value $0.01 per share (the "Common Stock"), other than shares of Common Stock as to which dissenter's rights of appraisal have been duly asserted and perfected in accordance with Delaware law, shares of Common Stock owned by Dime or its subsidiaries (except for shares held in a fiduciary capacity or in respect of a debt previously contracted) and shares of Common Stock held by the Company or its subsidiaries in treasury, will be converted into the right to receive $52.00 in cash, subject to upward adjustment, all as more fully described in the accompanying Proxy Statement;

    2. The election of two directors of the Company to serve for terms of three years (or until the Merger is consummated); and

    3. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997.

  A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Proxy Statement. Upon consummation of the Merger, the terms of the directors will terminate as provided in the Merger Agreement and the term of the auditors will terminate as the Company will cease to exist as an independent entity.

  Pursuant to the Bylaws of the Company, the Board of Directors has fixed January 27, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only holders of the Common Stock of the Company as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at 110 William Street, 29th Floor, New York, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.

  Stockholders of record of the Company who comply with the requirements of
Section 262 of the Delaware General Corporation Law will be entitled, if the Merger is consummated, to seek an appraisal of their shares of Common Stock. The right of any such record stockholder to receive such appraisal rights is contingent upon strict compliance with the provisions of the Delaware General Corporation Law. See "PROPOSAL 1--THE MERGER--Rights of Dissenting Stockholders" in the attached Proxy Statement, as well as Annex E thereto.

  PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, REGARDLESS OF THE NUMBER OF SHARES OWNED. ANY

STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          /s/ Gerard A. Perri

                                          Gerard A. Perri
                                          Secretary

New York, New York
February 7, 1997

  THE BOARD OF DIRECTORS OF BFS BANKORP UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE ACCOMPANYING PROXY STATEMENT AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                               BFS BANKORP, INC.
                              110 WILLIAM STREET
                         NEW YORK, NEW YORK 10038-3901
                                (212) 227-4040

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                MARCH 11, 1997

                                 INTRODUCTION

  This Proxy Statement is being furnished to the holders of the common stock, par value $0.01 per share (the "Common Stock" or "BFS Common Stock"), of BFS Bankorp, Inc., a Delaware corporation ("BFS Bankorp" or the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of BFS Bankorp for use at the annual meeting (the "Annual Meeting") of stockholders of BFS Bankorp to be held for the purposes described herein, and at any adjournment or postponements thereof. Only stockholders of record at the close of business on January 27, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting or at any adjournments thereof, either in person or by proxy. At the close of business on the Record Date, there were 1,660,237 shares of BFS Common Stock outstanding, each of which is entitled to one vote on each matter properly coming before the Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about February 10, 1997.

  At the Annual Meeting, stockholders will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger ("Merger Agreement"), dated as of December 3, 1996, by and among the Company, Dime Bancorp, Inc., a Delaware corporation ("Dime"), and Fifth Avenue Property Corp., a Delaware corporation and a wholly-owned subsidiary of Dime ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge (the "Merger") with and into the Company, which will survive the Merger as a direct or indirect wholly-owned subsidiary of Dime (the Company, as the surviving corporation in the Merger, is sometimes referred to in this Proxy Statement as the "Surviving Corporation"). The Merger Agreement also contemplates that Bankers Federal Savings FSB ("Bankers Federal" or the "Bank"), a wholly-owned subsidiary of the Company, will merge (the "Bank Merger") with and into The Dime Savings Bank of New York, FSB ("Dime Savings"), a wholly-owned subsidiary of Dime, pursuant to an agreement to be entered into between Bankers Federal and Dime Savings. At the effective time of the Merger (the "Effective Time"), each share of BFS Common Stock outstanding (except for shares as to which dissenters' rights of appraisal have been duly asserted and perfected in accordance with Delaware law and certain shares owned by the Company, Dime or their respective subsidiaries) will by virtue of the Merger be canceled and automatically converted into the right to receive $52.00 in cash (the "Merger Consideration"), unless the Effective Time occurs after June 1, 1997. If the Effective Time occurs subsequent to June 1, 1997, the Merger Consideration will be increased by $.01 for each day which shall have elapsed during the period beginning on but excluding June 1, 1997 through and including the date on which the Effective Time occurs (references to the Merger Consideration include any increases thereto by reason of the foregoing). See "PROPOSAL 1-- THE MERGER--Form of the Merger and the Bank Merger; Purchase Price." In the Merger Agreement, the Company agrees to take actions necessary so that, immediately prior to the Effective Time, each outstanding option to purchase BFS Common Stock issued pursuant to the stock option plans of the Company will be canceled, and each holder of any such option will be entitled to receive, immediately prior to the Effective Time, an amount in cash determined by multiplying (i) the excess of the Merger Consideration (as adjusted, if applicable) over the applicable exercise price per share of such option, by
(ii) the number of shares of BFS Common Stock subject to such option.

  Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and the receipt of all necessary governmental approvals and consents. There can be no assurance that all conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be consummated. See "PROPOSAL 1-- THE MERGER--Conditions to the Merger."

  Gould Investors, L.P. and Fredric H. Gould (collectively referred to as "Gould"), which own 891,664 shares of Common Stock, representing 53.7% of the shares of Common Stock outstanding, are parties to an agreement with the Company, pursuant to which Gould has agreed with Dime that Gould is obligated to vote its shares in favor of the Merger Agreement (subject to certain exceptions). Accordingly, a vote by Gould in favor of the approval and adoption of the Merger Agreement at the Annual Meeting will assure the approval and adoption of the Merger Agreement at the Annual Meeting without the vote of any other holder of the shares of BFS Common Stock. See "PROPOSAL 1--THE MERGER--Voting Agreements." James A. Randall, President and Chief Executive Officer of the Company, who owns 77,857 shares of Common Stock, representing 4.69% of the shares of Common Stock outstanding, also entered into a letter agreement with Dime pursuant to which he has agreed to vote his shares in favor of the Merger Agreement.

  ALTHOUGH THE FOREGOING AGREEMENTS ASSURE THAT THE MERGER AGREEMENT WILL BE APPROVED, AND THE COMPANY IS NOT OBLIGATED TO SOLICIT PROXIES FROM ALL STOCKHOLDERS, THE COMPANY HAD NEVERTHELESS INTENDED TO SOLICIT PROXIES IN CONNECTION WITH ITS ANNUAL MEETING OF STOCKHOLDERS, AND THE BOARD OF DIRECTORS DETERMINED THAT IT WOULD BE APPROPRIATE TO PROVIDE ALL STOCKHOLDERS THE OPPORTUNITY TO VOTE ON THE PROPOSED TRANSACTION AT SUCH TIME. A STOCKHOLDER WHO VOTES IN FAVOR OF THE MERGER AGREEMENT MAY BE PRECLUDED FROM BRINGING, OR PARTICIPATING IN, ANY LEGAL ACTION CHALLENGING THE MERGER.


  At the Annual Meeting, stockholders of the Company will also have the opportunity to vote for the election of two directors to serve for terms of three years (or until the Merger is consummated) and for the ratification of the Company's independent auditors.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO THE COMPANY AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY THE COMPANY AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO DIME AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY DIME AND ITS SUBSIDIARIES.

             THE DATE OF THIS PROXY STATEMENT IS FEBRUARY 7, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's Regional Offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company files its reports, proxy statements and other information (including this proxy statement) with the SEC electronically through the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, which filings are publicly available through the SEC's Web site at http://www.sec.gov. In addition, such reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   i
AVAILABLE INFORMATION.....................................................  ii
SUMMARY...................................................................   1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY.............   6
THE ANNUAL MEETING........................................................   7
  General.................................................................   7
  Matters to be Considered at the Meeting.................................   7
  Voting at the Meeting; Record Date......................................   7
  Proxies.................................................................   8
PROPOSAL 1--THE MERGER....................................................   9
  Form of the Merger and the Bank Merger; Purchase Price..................   9
  Effective Time of the Merger............................................  10
  Conversion of Shares; Procedures for Exchange of Certificates...........  10
  Background of and Reasons for the Merger................................  10
  Recommendation of the Board of Directors of BFS Bankorp.................  12
  Opinion of Keefe, Bruyette & Woods, Inc.................................  12
  Representations and Warranties..........................................  16
  Conditions to the Merger................................................  17
  Voting Agreements.......................................................  17
  Regulatory Approvals....................................................  18
  Conduct of Business Pending the Merger..................................  19
  Certain Covenants.......................................................  20
  No Solicitation of Alternative Transactions.............................  20
  Effect on Employees and Benefit Plans; Interests of Certain Persons in
   the Merger.............................................................  20
  Termination; Termination Fee............................................  23
  Rights of Dissenting Stockholders.......................................  23
  Certain Federal Income Tax Consequences.................................  26
  Accounting Treatment....................................................  27
  Expenses................................................................  27
MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK.............................  28
PROPOSAL 2--ELECTION OF DIRECTORS.........................................  28
  Security Ownership of Certain Beneficial Owners.........................  30
  Certain Agreements......................................................  30
  Meetings of the Board of Directors and Committees of the Board..........  31
  Directors' Compensation.................................................  32
  Executive Compensation..................................................  32
  Employment Agreements...................................................  35
  Special Termination Agreement...........................................  36
  Severance Compensation Plan.............................................  37
  Incentive Stock Option Plans............................................  37
  Retirement Plan.........................................................  38
  Supplemental Executive Retirement Plan..................................  38
  Transactions With Certain Related Persons...............................  39
PROPOSAL 3--RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.......  39

                                                                            PAGE
                                                                            ----
STOCKHOLDER PROPOSALS......................................................  39
OTHER MATTERS..............................................................  40
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING............  40
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  40
ANNEXES
A.Agreement and Plan of Merger............................................. A-1
B.Gould Agreement.......................................................... B-1
C.Randall Agreement........................................................ C-1
D.Opinion of Keefe, Bruyette & Woods, Inc.................................. D-1
E.Section 262 of the Delaware General Corporation Law...................... E-1

                                    SUMMARY

  The following is a summary of information contained elsewhere in this Proxy Statement and has been prepared to assist stockholders in their review of this Proxy Statement. This summary is not intended to be a complete statement of all material facts and is qualified in its entirety by the more detailed informa tion contained in this Proxy Statement and the Annexes hereto, all of which stockholders are urged to read carefully.

                                 THE COMPANIES

BFS BANKORP, INC.

  The Company, a Delaware corporation, is a holding company whose principal subsidiary is Bankers Federal Savings FSB, a federally-chartered savings bank, headquartered in New York City, New York ("Bankers Federal" or the "Bank"). The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The Company was organized at the direction of the Bank in connection with the Bank's conversion from the mutual to stock form of organization. The conversion was completed on May 11, 1988. The primary activity of the Company is its ownership of all the outstanding capital stock of the Bank. The Bank is a capital stock savings bank originally organized in 1890 and headquartered in New York City, New York. The Bank conducts its business through five full-service banking offices in Manhattan, Queens and Brooklyn. At September 30, 1996, the Company had consolidated total assets of $643.2 million, deposits of $410.3 million and stockholders' equity of $50.2 million.

  The Bank is principally engaged in the business of attracting retail deposits from the general public and investing those funds in multi-family residential mortgage loans. The Bank's operating strategy is designed to enhance the profitability of its operations by emphasizing rate sensitive mortgage loans secured by multi-family residences and to better match the interest rate sensitivities of its assets and liabilities, thereby reducing its exposure to interest rate risk.

  The principal executive offices of the Company are located at 110 William Street, New York, New York 10038, and its telephone number is (212) 227-4040.

DIME BANCORP, INC.

  Dime is a Delaware corporation and the holding company for The Dime Savings Bank of New York, FSB, a federally-chartered savings bank ("Dime Savings"). As of September 30, 1996, Dime had total consolidated assets of $19.7 billion, deposits of $12.7 billion and stockholders' equity of $1.0 billion. Dime's only current business is the operation of Dime Savings as a subsidiary.

  The principal executive offices of Dime are located at 589 Fifth Avenue, New York, New York 10017, and its telephone number is (212) 326-6170.

MERGER SUB

  Merger Sub is a Delaware corporation and a wholly-owned subsidiary of the Dime, which was formed for purposes of entering into the Merger Agreement and consummating the Merger. It is anticipated that, prior to the consummation of the Merger, Merger Sub will become a wholly-owned subsidiary of Dime Savings.

                               THE ANNUAL MEETING

DATE, TIME, PLACE AND PURPOSE OF ANNUAL MEETING

  The Annual Meeting will be held on Tuesday, March 11, 1997, at 5:00 p.m., local time, at the Continental Club, 180 Maiden Lane, New York, New York. At the Annual Meeting, stockholders will be asked to consider and act on: (i) the approval and adoption of the Merger Agreement; (ii) the election of two directors to serve for terms of three years (or until the Merger is consummated); and (iii) the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997.

RECORD DATE; SHARES ENTITLED TO VOTE

  Holders of record of Common Stock at the close of business on January 27, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On that date there were 1,660,237 shares of Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting and any adjournments or postponements thereof. See "THE ANNUAL MEETING--Voting at the Meeting; Record Date."

REQUIRED STOCKHOLDER APPROVAL; VOTING AGREEMENTS

  Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote. Approval of the Merger Agreement by the requisite vote of the Company's stockholders is a condition to the consummation of the Merger. See "THE ANNUAL MEETING--Voting at the Meeting; Record Date." Approval of the election of directors and the ratification of auditors and of all other matters which may come before the Annual Meeting require the affirmative vote of a majority of votes cast, in person or by proxy, by persons entitled to vote at the Annual Meeting.

  As of the Record Date, directors and executive officers of the Company, and their affiliates, may be deemed to be the beneficial owners of 1,034,009 shares, or 62.28% of the outstanding shares of Common Stock (excluding shares of Common Stock which are issuable upon exercise of stock options and which are not outstanding and entitled to vote as of the Record Date). Gould, which owns 891,664 shares of Common Stock, representing 53.7% of the shares of Common Stock outstanding as of the Record Date, entered into an agreement with the Company in April 1993 (the "1993 Agreement") regarding the voting of its shares of Common Stock with respect to any merger agreement approved by the Company's Board of Directors and recommended by the Board to the stockholders. In connection with the execution of the Merger Agreement, Gould entered into a letter agreement with Dime (the "Gould Agreement") pursuant to which Gould has agreed that it is obligated to vote its shares in favor of the Merger Agreement in accordance with the terms of the 1993 Agreement. Accordingly, a vote by Gould in favor of the approval and adoption of the Merger at the Annual Meeting will assure the approval and adoption of the Merger Agreement without the vote of any other holder of the shares of BFS Common Stock. James A. Randall, President and Chief Executive Officer of the Company, who owns 77,857 shares of Common Stock, representing 4.69% of the shares of Common Stock outstanding as of the Record Date, also entered into a letter agreement with Dime (the "Randall Agreement") pursuant to which he has agreed to vote his shares in favor of the Merger Agreement. See "PROPOSAL 1--THE MERGER--Voting Agreements." The remaining directors and executive officers have also indicated to the Company that they intend to vote all of their shares (64,488 shares in the aggregate) in favor of the approval and adoption of the Merger Agreement. As of the Record Date, neither Dime nor its subsidiaries owned, directly or indirectly, any shares of Common Stock. See "PROPOSAL 2--ELECTION OF DIRECTORS--Security Ownership of Certain Beneficial Owners" and "--Certain Agreements."

                                   THE MERGER

FORM OF THE MERGER AND THE BANK MERGER; PURCHASE PRICE

  Under the terms of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company with the Company surviving the Merger as a (direct or indirect) wholly-owned subsidiary of Dime (the Surviving Corporation is expected to become a subsidiary of Dime Savings). Immediately following consummation of the Merger of the Merger Sub with and into the Company, it is intended that the Surviving Corporation will be liquidated and the Bank will thereafter merge with and into Dime Savings, with Dime Savings as the surviving federal savings bank (the "Bank Merger").

  At the Effective Time of the Merger, each outstanding share of BFS Common Stock (except for shares as to which dissenters' rights of appraisal have been duly asserted and perfected in accordance with the DGCL and certain shares owned by the Company, Dime or their respective subsidiaries) will be canceled and automatically converted into the right to receive $52.00 in cash, except that in the event the Effective Time occurs after June 1, 1997, the Merger Consideration payable per share will be increased by $.01 for each day which shall have elapsed during the period beginning on but excluding June 1, 1997 through and including the date of the Effective Time.

EFFECTIVE TIME OF THE MERGER

  Subject to the terms and conditions of the Merger Agreement, the Effective Time of the Merger will occur on the date and time on which a Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as is specified in such certificate. Pursuant to the Merger Agreement, the Effective Time will occur no later than the first business day of the month following the month in which the later occurs of (1) the approval of the Merger Agreement by the stockholders of the Company and (2) the receipt of all necessary governmental approvals for the Merger and the Bank Merger and the expiration of any requisite waiting periods (provided that if such day is to occur fewer than 10 days after the date of satisfaction or waiver of these conditions, the Effective Time shall be not later than the opening of business on the first business day of the next succeeding month) unless another date is agreed to in writing by the Company and Dime. See "PROPOSAL 1--THE MERGER-- Conditions to the Merger." It is expected that a period of time will elapse between the Annual Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required in order to consummate the Merger. See "PROPOSAL 1--THE MERGER--Regulatory Approvals." The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before July 31, 1997. See "PROPOSAL 1--THE MERGER-- Termination; Termination Fee."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BFS BANKORP BOARD OF DIRECTORS

  The Board of Directors of BFS Bankorp believes that the Merger is in the best interests of the stockholders of BFS Bankorp and has unanimously approved the Merger Agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BFS BANKORP VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In making this determination, the Board of Directors considered a number of factors. See "PROPOSAL 1--THE MERGER--Background of and Reasons for the Merger" and "--Recommendation of the Board of Directors of BFS Bankorp."

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

  Keefe, Bruyette & Woods, Inc. ("KBW"), as financial advisor to the Company, has rendered its opinion (the "Fairness Opinion") to the Board of Directors of BFS Bankorp to the effect that, as of December 3, 1996 and as of the date of this Proxy Statement, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. A copy of the Fairness Opinion dated as of the date of this Proxy Statement is attached hereto as Annex D and is incorporated by reference herein. The attached opinion sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by KBW, and should be read in its entirety. See "PROPOSAL 1--THE MERGER--Opinion of Keefe, Bruyette & Woods, Inc."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of the Company's management and of the Company's Board of Directors have interests in the Merger that are in addition to their interests as stockholders of the Company generally. These interests include, among other things, provisions in the Merger Agreement relating to indemnification, the appointment of the Company's outside directors as advisory directors to Dime Savings, the continuation of directors' and officers' liability insurance, cash payments for unexercised stock options, severance and certain other employee benefits. The aggregate value of all cash payments to be made to the executive officers and directors of the Company in connection with stock options, employee severance and advisory director fees is estimated to be $9.6 million. The amounts to be received by the various executive officers and directors of the Company pursuant to the foregoing arrangements are described in this Proxy Statement. See "PROPOSAL 1--THE MERGER--Effect on Employees and Benefit Plans; Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

  The Merger Agreement sets forth a number of conditions which must be satisfied or, where permissible, waived before the Merger may be consummated, including (1) the approval of the Merger Agreement by the requisite vote of the stockholders of BFS Bankorp, and (2) the receipt of all necessary governmental approvals for the Merger and the Bank Merger and the absence in any such approvals of a condition that would result in a material adverse effect (as defined in the Merger Agreement). See "PROPOSAL 1--THE MERGER--Conditions to the Merger" and "--Regulatory Approvals."

REGULATORY APPROVALS

  The Merger and Bank Merger are subject to prior approval by the Office of Thrift Supervision ("OTS"). There can be no assurances that such approvals will be obtained, or if obtained, as to the date of such approvals. There can also be no assurance that any such approval will not contain a condition or requirement which causes such approval to fail to satisfy the conditions to the consummation of the Merger. See "PROPOSAL 1--THE MERGER--Conditions to the Merger" and "--Regulatory Approvals."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

  If the Merger is consummated, BFS Bankorp stockholders will be notified promptly of the consummation of the Merger and will be advised of the procedure for surrender of their stock certificates in exchange for the Merger Consideration. STOCKHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES AT THIS TIME. See "PROPOSAL 1--THE MERGER--Conversion of Shares; Procedures for Exchange of Certificates."

FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash by a BFS Bankorp stockholder in exchange for his or her shares of BFS Common Stock pursuant to the Merger will be a taxable transaction to such stockholder for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in exchange for his or her shares of BFS Common Stock and the stockholder's tax basis in such shares.

  All stockholders should read carefully the discussion in the "PROPOSAL 1--THE MERGER--Certain Federal Income Tax Consequences" section of this Proxy Statement. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local, foreign and any other applicable tax laws.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

  The Merger Agreement provides that BFS Bankorp will not initiate, solicit or encourage any inquiries, proposals or offers with respect to a merger, consolidation or certain similar transactions involving BFS Bankorp or any of its subsidiaries, provided, however, that BFS Bankorp may engage in negotiations and discussions and provide information to a person relating to such a transaction if BFS Bankorp's Board of Directors, after consultation with its outside counsel, determines that the failure to do so would constitute a breach of their fiduciary duties. See "PROPOSAL 1--THE MERGER--No Solicitation of Alternative Transactions."

TERMINATION OF THE MERGER AGREEMENT; PAYMENT OF FEES TO DIME

  The Merger Agreement may be terminated either by Dime or BFS Bankorp, acting alone under specified circumstances, or by mutual consent. BFS Bankorp has agreed to pay Dime a termination fee of $3.0 million in the event the Merger is not consummated under certain specified circumstances relating to efforts by a third party to acquire BFS Bankorp. See "PROPOSAL 1--THE MERGER--Termination; Termination Fee."

RIGHTS OF DISSENTING STOCKHOLDERS

  Pursuant to Section 262 of the Delaware General Corporation Law ("DGCL"), Company stockholders will be entitled to dissenters' rights of appraisal with respect to the Merger. The provisions of Section 262 of the DGCL are technical in nature and complex. Company stockholders desiring to exercise appraisal rights and to obtain payment of the "fair value" of their shares of BFS Common Stock should be aware that the failure to comply strictly with the provisions of Section 262 of the DGCL may result in a waiver or forfeiture of their appraisal rights. See "PROPOSAL 1--THE MERGER--Rights of Dissenting Stockholders" and Annex E to this Proxy Statement.

MARKET PRICES OF BFS COMMON STOCK

  BFS Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotations ("Nasdaq") National Market System under the symbol "BFSI".

  The last reported sales price of BFS Common Stock on December 2, 1996, the last trading day immediately prior to public announcement of the execution of the Merger Agreement, was $50.00 per share. On February 5, 1997 (the last practicable date prior to the mailing of this Proxy Statement), the last reported sales price of BFS Common Stock was $50.50 per share. Stockholders are advised to obtain current market quotations for their shares. BFS Bankorp has paid no dividends on its Common Stock. See "MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK."

         SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

  The following table sets forth certain selected historical consolidated financial data for the Company. The selected financial and other data presented below are derived in part from, and should be read in conjunction with, among other things, the consolidated financial statements of BFS Bankorp, including the related notes thereto, incorporated by reference herein.

                                                AT SEPTEMBER 30,
                                  --------------------------------------------
                                    1996     1995     1994     1993     1992
                                  -------- -------- -------- -------- --------
                                                 (IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets..................... $643,180 $555,151 $482,947 $466,913 $482,275
Federal funds....................    5,000   14,000    5,000    5,000    2,000
Investment securities held to
 maturity, net...................   21,960   16,135   12,321   13,430   27,417
Investment securities available
 for sale, net...................    1,364      --       --       --       --
Mortgage-backed securities.......   14,203   17,194  123,259  145,337   86,053
Loans, net.......................  578,827  490,887  316,905  254,941  331,777
Deposits.........................  410,324  388,562  362,872  350,286  355,468
Borrowed funds...................  146,253   94,600   52,665   54,215   69,579
Collateralized mortgage
 obligations.....................   12,594   15,183   17,541   22,392   25,999
Stockholders' equity
 (substantially restricted)...... $ 50,214 $ 40,812 $ 32,606 $ 26,612 $ 19,553

                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ---------------------------------------
                                        1996    1995    1994    1993    1992
                                       ------- ------- ------- ------- -------
                                                   (IN THOUSANDS)
OPERATING DATA:
Interest income....................... $54,933 $47,285 $37,845 $36,739 $40,186
Interest expense......................  25,738  21,636  16,651  19,581  26,504
                                       ------- ------- ------- ------- -------
    Net interest income...............  29,195  25,649  21,194  17,158  13,682
Provision for loan losses.............     --    1,041   1,071   1,206   2,167
                                       ------- ------- ------- ------- -------
    Net interest income after
     provision for loan losses........  29,195  24,608  20,123  15,952  11,515
                                       ------- ------- ------- ------- -------
Other income:
  Gain on sale of assets, net.........   1,384     557     549   1,359     471
  Other...............................   2,605   1,991   2,194   2,095   2,044
                                       ------- ------- ------- ------- -------
    Total other income................   3,989   2,548   2,743   3,454   2,515
                                       ------- ------- ------- ------- -------
Total other expenses..................  16,163  12,780  13,077  13,405  17,375
                                       ------- ------- ------- ------- -------
Income (loss) before provision for
 income tax (benefit) and cumulative
 effect of change in accounting
 principle............................  17,021  14,376   9,789   6,001  (3,345)
Income tax expense (benefit)..........   7,785   6,355   4,043   2,540     (30)
Cumulative effect of change in
 accounting principle.................     --      --      --    1,615     --
                                       ------- ------- ------- ------- -------
Net income (loss)..................... $ 9,236 $ 8,021 $ 5,746 $ 5,076 $(3,315)
                                       ======= ======= ======= ======= =======

                              THE ANNUAL MEETING

GENERAL

  This Proxy Statement is being furnished to holders of Common Stock of the Company in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held at 5:00 p.m., local time, on Tuesday, March 11, 1997 at the Continental Club, 180 Maiden Lane, New York, New York, and at any adjournments or postponements thereof. The 1996 Annual Report to Stockholders, including the consolidated financial statements of the Company for the fiscal year ended September 30, 1996, accompany this Proxy Statement.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Annual Meeting, the stockholders of the Company will be asked: (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby; (ii) to elect two directors to serve for terms of three years (or until the Merger is consummated); and (iii) to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997. In the event the Merger is consummated, the directors nominated (and the other directors of the Company) will not continue to serve as directors of the Company or of Dime, although the outside directors of the Company will serve as advisory directors to Dime Savings for a one-year term. The term of KPMG Peat Marwick LLP as independent auditors of the Company will terminate if the Merger is consummated, as of the Effective Time.

  The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares of BFS Common Stock covered thereby in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements thereof.

  THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED ALL OF THE PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR SET FORTH HEREIN AND FOR THE RATIFICATION OF THE COMPANY'S AUDITORS.

VOTING AT THE MEETING; RECORD DATE

  The Board of Directors has fixed the close of business on January 27, 1997 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of record on such date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 1,660,237 shares of BFS Common Stock outstanding and entitled to vote which were held by approximately 307 holders of record. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, on all matters to be presented at the Annual Meeting and any adjournments or postponements thereof. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

  Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of BFS Common Stock outstanding and entitled to vote thereon. The obtaining of such vote is a condition to consummation of the Merger. In determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement. As to the election of Directors, under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominee being proposed is withheld. As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company, under the Company's Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast, without regard to abstentions and broker non-votes.

  Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board, who will not be employed by, or a director of, the Company or any of its affiliates.

  As of the Record Date, directors and executive officers of the Company, and their affiliates, may be deemed to be the beneficial owners of 1,034,009 shares, or 62.28% of the outstanding shares of Common Stock (excluding shares of Common Stock which are issuable upon exercise of stock options and which are not outstanding and entitled to vote as of the Record Date). Gould Investors, L.P. and Fredric H. Gould (collectively referred to as "Gould"), which own 891,664 shares of Common Stock, representing 53.7% of the shares of Common Stock outstanding as of the record date, entered into an agreement with the Company in April 1993 (the "1993 Agreement") regarding the voting of its shares of Common Stock with respect to any merger agreement approved by the Company's Board of Directors and recommended by the Board to the stockholders. In connection with the execution of the Merger Agreement, Gould entered into a letter agreement with Dime (the "Gould Agreement") pursuant to which Gould has agreed that it is obligated to vote its shares in favor of the Merger Agreement in accordance with the terms of the 1993 Agreement. Accordingly, a vote by Gould in favor of the approval and adoption of the Merger Agreement at the Annual Meeting will assure the approval and adoption of the Merger Agreement without the vote of any other holder of shares of BFS Common Stock. James A. Randall, President and Chief Executive Officer of the Company, who owns 77,857 shares of Common Stock, representing 4.69% of the shares of Common Stock outstanding as of the record date, also entered into a letter agreement with Dime (the "Randall Agreement") pursuant to which he has agreed to vote his shares in favor of the Merger Agreement. See "PROPOSAL 1--THE MERGER-- Voting Agreements." The remaining directors and executive officers have also indicated to the Company that they intend to vote all of their shares (64,488 shares in the aggregate) in favor of the approval and adoption of the Merger Agreement. As of the Record Date, neither Dime nor its subsidiaries owned, directly or indirectly, any shares of Common Stock. See "PROPOSAL 2--ELECTION OF DIRECTORS--Security Ownership of Certain Beneficial Owners" and "--Certain Agreements."

PROXIES

  This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting. All shares of Common Stock which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not duly revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR the approval and adoption of the Merger Agreement, FOR the election of the nominees for director named in this Proxy Statement, and FOR the ratification of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending September 30, 1997.

  If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Company has no knowledge of any matters to be presented at the Annual Meeting other than those matters described herein.

  BFS BANKORP STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Annual Meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to BFS Bankorp, Inc., 110 William Street, New York, New York, 10038, Attention: Gerard A. Perri, Secretary, or hand-delivered to the Secretary of the Company, at or before the taking of the vote at the Annual Meeting.

  The Merger Agreement provides that all expenses of this solicitation, including the cost of preparing, printing and mailing this Proxy Statement, will be borne equally by the Company and Dime. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company or its subsidiaries in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                            PROPOSAL 1--THE MERGER

  This section of the Proxy Statement describes aspects of the proposed Merger. The following description does not purport to be complete and, to the extent it relates to matters contained in the Merger Agreement, the Gould Agreement and the Randall Agreement, is qualified in its entirety by reference to each of those agreements which are attached as Annexes A, B and C, respectively, to this Proxy Statement and are incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

FORM OF THE MERGER AND THE BANK MERGER; PURCHASE PRICE

  Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the result that the Company will become a (direct or indirect) wholly-owned subsidiary of Dime (the Surviving Corporation is expected to become a subsidiary of Dime Savings). Immediately following consummation of the merger of the Merger Sub with and into the Company, it is intended that the Surviving Corporation will be liquidated and the Bank will thereafter merge with and into Dime Savings. At the Effective Time of the Merger, each share of BFS Common Stock then outstanding (except for (i) shares of BFS Common Stock which are owned by Dime or any of its subsidiaries (other than shares held in a fiduciary capacity or in respect of debt previously contracted), (ii) shares of BFS Common Stock held by the Company or any of its subsidiaries in treasury, and (iii) shares of BFS Common Stock with respect to which appraisal rights have been perfected in accordance with Section 262 of the DGCL ("Dissenting Shares")) (see "--Rights of Dissenting Stockholders") will be canceled and automatically converted into the right to receive $52.00 in cash, subject to possible upward adjustment as described below (as it may be adjusted, hereinafter sometimes referred to as the "Merger Consideration"). The Merger Agreement provides that, in the event the Effective Time of the Merger occurs subsequent to June 1, 1997, the Merger Consideration payable per share will be increased by $.01 for each day which shall have elapsed during the period beginning on but excluding June 1, 1997 through and including the date of the Effective Time. Immediately prior to the Effective Time, each outstanding option to purchase BFS Common Stock issued pursuant to the Company's stock plans will be canceled, and each holder of any such option, whether or not then exercisable, will be entitled to receive immediately prior to the Effective Time for each option an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such option, by (ii) the number of shares of BFS Common Stock subject to such option. See "--Effect on Employees and Benefit Plans; Interests of Certain Persons in the Merger."

  The Agreement is subject to certain conditions and contains other material terms more fully set forth in this Proxy Statement and in the Merger Agreement, a copy of which is attached hereto as Annex A.

  Based upon the number of shares of BFS Common Stock outstanding at the Record Date and the number of shares subject to options for which payment will be made pursuant to the Merger Agreement, the amount of funds necessary to pay the merger consideration would be $91.9 million.

EFFECTIVE TIME OF THE MERGER

  Subject to the terms and conditions of the Merger Agreement, the Effective Time of the Merger will occur on the date and time on which a Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such later time as is specified in such certificate. Pursuant to the Merger Agreement, the Effective Time will occur no later than the first business day of the month following the month in which the later occurs of (1) the approval of the Merger Agreement by the stockholders of the Company and (2) the receipt of all necessary governmental approvals for the Merger and the Bank Merger and the expiration of any requisite waiting periods (provided that if such day is to occur fewer than 10 days after the date of satisfaction or waiver of these conditions, the Effective Time shall be not later than the opening of business on the first business day of the next succeeding month) unless another date is agreed to in writing by the Company and Dime. See "--Conditions to the Merger" below. It is expected that a period of time will elapse between the Annual Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required in order to consummate the Merger. See "--Regulatory Approvals" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before July 31, 1997. See "--Termination; Termination Fee" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  Promptly after the Effective Time, a paying agent (the "Paying Agent") selected by Dime will send to each holder of record of BFS Common Stock immediately prior to the Effective Time entitled to receive the Merger Consideration a letter of transmittal and instructions for use in surrendering such holder's certificates formerly representing shares of BFS Common Stock (the "Certificates") in exchange for the cash into which such shares have been converted. When the Certificates are surrendered for exchange after the consummation of the Merger, holders of such Certificates will be promptly paid the cash amount, without interest, into which such shares of Common Stock have been converted.

  STOCKHOLDERS SHOULD NOT FORWARD BFS BANKORP STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. In spring of 1996, a financial institution holding company based in the New York metropolitan area approached the Company regarding its interest in being acquired. Discussions between management of the Company and this potential acquiror took place over the next several months, including discussions regarding possible pricing ranges. The Board was apprised of these developments. The Company and the other institution entered into a confidentiality agreement pursuant to which certain information regarding the Company could be reviewed. In light of foregoing, the significant merger and acquisition activity taking place in the New York metropolitan area, the Company's realization of improved operating results, and the Board's ongoing commitment to providing value to stockholders, the Board determined to retain a financial advisor to assist it in exploring the sale of the Company as a means of delivering value to stockholders. After interviewing candidates, the Company determined to engage the services of KBW pursuant to an agreement dated May 25, 1996. Following meetings and discussions with management, KBW and management met with representatives of the interested financial institution, and on July 17 KBW met with the Board of Directors to review the expression of interest and the price ranges being discussed compared to KBW's view of appropriate pricing. At this meeting the Board authorized KBW to contact three other potential acquirors regarding their possible interest in acquiring the Company. KBW again met with the Board of Directors on August 9 to review the results of their efforts to date in connection with a possible sale of the Company. KBW reported that they had contacted three additional financial institution holding companies in the New York metropolitan area, but for various reasons only one institution had determined to proceed with a due diligence investigation of the Company. At this meeting, counsel to the Company advised the Board as to its fiduciary duties in general and in particular with respect to mergers and acquisitions, and the Board further discussed various factors bearing on whether it would be an appropriate time to engage in a sale of control transaction. In this regard, the Board considered the record level of earnings that had been achieved, the increasing competition in the multifamily origination market, the Bank's increasing reliance on advances from the FHLB of New York as a source of funding, and the regulatory limitations imposed on lending activities based on the Company's assets and equity. The Board determined to authorize KBW to identify and approach potential acquiors other than the three already contacted by KBW and to inform the financial institution holding company that had originally expressed an interest that it would have to increase the price range it was considering.

  Following the August Board of Directors meeting, KBW contacted additional financial institutions regarding their possible interest in acquiring the Company. In response to apparent rumors in the market place regarding the Company's pursuit of a sale of control transaction, and a significant increase in the trading price of the Common Stock, on September 5, 1996 the Company issued a press release stating that it had retained KBW to explore a possible sale of the Company and that the Company had had preliminary discussions with other financial institutions in this regard. At a September 25 Board of Directors meeting, the Board was informed that three additional institutions had expressed an interest in conducting a due diligence investigation of the Company in connection with a possible acquisition of the Company. Two of these institutions entered into confidentiality agreements with the Company and reviewed additional information regarding the Company. At a late October Board of Directors meeting, Dime's expression of interest in acquiring the Company at a cash purchase price per share of $52 was discussed with KBW and counsel, and management was authorized to negotiate, in consultation with counsel and KBW, a definitive agreement with Dime for presentation to the Board, provided that Dime agreed to increase the merger consideration if the transaction is not completed after a period of time following execution of the definitive agreement. The $52.00 per share proposal from Dime was the highest offer received by the Company.

  Further negotiations took place with respect to terms and the definitive agreement, and during this time Dime conducted further due diligence investigations of the Company. On November 26 the Board of Directors reviewed with counsel and KBW a form of definitive merger agreement with Dime. Counsel reviewed the significant terms of the Merger Agreement, and responded to questions from the Board. The Board unanimously voted to approve the Merger Agreement, and authorized management, in consultation with counsel and KBW, to enter into a definitive merger agreement with Dime, which was executed on December 3, 1996.

  The Company's Reasons for the Merger. The Board of Directors of the Company believes that the Merger is fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board has unanimously approved and adopted the Merger Agreement. The Board of Directors of the Company therefore unanimously recommends that stockholders vote FOR the approval and adoption of the Merger Agreement.

  In reaching its determination that the Merger is fair to, and in the best interests of, the Company and its stockholders, the Board considered a number of factors, including, without limitation, the following:

    (i) the Board's familiarity with and review of the Company's business, operations, financial condition, earnings and prospects.

    (ii) the current and prospective economic environment and competitive and regulatory constraints facing financial institutions and particularly the Bank.

    (iii) the presentations to the Board of Directors by KBW and the opinion of KBW that, as of the date thereof, the Merger Consideration of $52.00 in cash per share was fair, from a financial point of view, to the holders of Common Stock. See "--Opinion of Keefe, Bruyette & Woods, Inc."

    (iv) the Board's review of the strategic alternatives available to the Company, including the alternative of remaining independent.

    (v) the financial resources of Dime and the likelihood of receiving the requisite regulatory approvals in a timely manner.

  The foregoing discussion of the factors considered by the Board of Directors is not intended to be exhaustive but summarizes all material factors considered. The Board of Directors did not assign any relative or specific weights to the foregoing factors nor did it specifically characterize any factor as positive or negative (except as described above), and individual directors may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Board of Directors received the advice of its financial and legal advisors.

  Dime's Reasons for the Merger. The Board of Directors of Dime has approved the Merger Agreement and determined that the Merger is in the best interests of Dime and its stockholders. In approving the Merger Agreement, the Dime Board of Directors considered a number of factors, including:

    (i) The Board's review, based in part on a presentation by Dime management and by Dime's financial advisor, of the business, operations, earnings and financial condition, including asset quality, of BFS Bankorp on a historical, prospective and pro forma basis and in comparison to other comparable financial institutions.

    (ii) The Board's review of the due diligence investigations conducted by the management of Dime, with the assistance of outside advisors, including assessments of credit policies, asset quality, litigation, adequacy of loan loss reserves and interest rate risk.

    (iii) The terms of the Merger Agreement, the Gould Agreement and the Randall Agreement, including the financial advice rendered by Dime's financial advisor regarding the terms of the proposed Merger Agreement.

  The Board of Directors of Dime did not assign any specific or relative weight to the foregoing factors in its consideration.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BFS BANKORP

  THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

  For information regarding the interests of the Directors and executive officers of the Company in the Merger, see "--Effect on Employees and Benefit Plans; Interests of Certain Persons in the Merger" and "PROPOSAL 2--ELECTION OF DIRECTORS" and "--Security Ownership of Certain Beneficial Owners And Management."

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

  The Company. The Company retained Keefe, Bruyette & Woods, Inc. ("KBW") to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the shareholders of the Company in the Merger. KBW was selected to act as the Company's financial advisor based upon its qualifications, expertise and reputation. KBW specializes in the securities of banking enterprises and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, the Company and Dime, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, equity securities of the Company and Dime for its own account and for the accounts of its customers. To the extent that KBW had any such position as of the date of the fairness opinion attached as Annex D hereto, it has been disclosed to the Company.

  On November 26, 1996, at the meeting at which the Company's Board approved and adopted the Agreement and the transactions contemplated thereby, KBW rendered its oral opinion to the Company's Board that, as of such date, the Merger Consideration was fair to the stockholders of the Company from a financial point of view. That opinion was updated as of the date of this Proxy Statement. In connection with its opinion dated the date of this Proxy Statement, KBW also confirmed the appropriateness of its reliance on the analyses used to render its November 26, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. No limitations were imposed by the Company's Board upon KBW with respect to the investigations made or procedures followed by KBW in rendering its opinions. In considering KBW's fairness opinion, the BFS Board of Directors was aware of and considered the fact that in connection with the Merger, KBW would be entitled to receive a transaction fee which, as described more fully below, is in part contingent upon consummation of the Merger.

  KBW's opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any of the stockholders of the Company as to how such stockholders should vote with respect to the Merger.

  THE FULL TEXT OF THE OPINION OF KBW, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

  In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the Merger and the financial condition and results of operations of the Company: (i) the Merger Agreement; (ii) the Company's Annual Reports to stockholders for the three years ended September 30, 1995; (iii) certain interim reports to stockholders of the Company and Quarterly Reports on Form 10-Q of the Company and certain other communications from the Company to its stockholders; (iv) other financial information concerning the businesses and operations of the Company furnished to KBW by the Company for the purpose of KBW's analysis, including certain internal financial analyses and forecasts for the Company prepared by senior management of the Company; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of the Company; and
(vi) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Annex D to this Proxy Statement, KBW reviewed a draft of this Proxy Statement substantially in the form hereof. KBW also held discussions with senior management of the Company concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of banks, bank holding companies and thrift institutions generally. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to KBW through the date thereof.

  In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to KBW and assumed that such forecasts reflected the best available estimates and judgments of management and that such forecasts will be realized in the amounts and in the time periods estimated by management. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for the Company are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property or assets of the Company, nor did KBW examine any individual loan credit files.

  The following is a summary of the material financial analyses employed by KBW in connection with providing its oral opinion of November 26, 1996 and does not purport to be a complete description of all analyses employed by KBW.

  Analysis of the Dime Offer. KBW reviewed certain historical financial information for the Company and calculated the imputed value of the Dime offer to holders of the Company Common Stock. KBW calculated the multiple which the Merger Consideration represents, based on an assumed per share purchase price of $52.00, when compared to September 30, 1996 stated book value per share of $30.70, its stated tangible book value at such date of $30.70 per share, its trailing twelve months earnings per share of $5.27, its trailing twelve months earnings per share, excluding the one-time SAIF charge, of $6.04, its market price as of November 25, 1996 of $49.50, and its six months average market price of $45.00. Based on the foregoing, the price to stated book value multiple was 1.69 times, the price to stated tangible book value was 1.69 times, the price to trailing twelve month earnings per share was 9.87 times, the price to trailing twelve month earnings per share excluding the one-time SAIF charge was 8.61 times, the price to current market price was an increase of 5.05%, and the price to the six month average market price was an increase of 15.56%. KBW also calculated a deposit premium of 9.56% by dividing the premium paid over tangible equity by the total deposits of the Company as of September 30, 1996.

  Analysis of Selected Merger Transactions. KBW reviewed certain financial data related to three sets of recent comparable thrift acquisitions. The first set was comprised of thrift acquisitions announced from January 1, 1993 where
(i) the acquiree's assets were over $500 million; (ii) the acquiree's return on assets was above 1.00%; (iii) the acquiree's return on equity was above 14.00%; and (iv) the acquiree's tangible capital was under 10.00%. The second set was comprised of selected transactions announced in 1996 of all nationwide thrifts. The third set was comprised of selected transactions in which the seller was a thrift located in the metropolitan New York City area.

  KBW's analyses of these acquisitions indicated that (a) among the acquisition of thrifts in the first set, the consideration paid to the acquired institution's stockholders averaged 189% of book value, 196% of tangible book value, 12.54x trailing 12 months earnings per share and a 9.97% deposit premium; (b) among the acquisition of thrifts in the second set, the consideration paid to the acquired institution's stockholders averaged 145% of book value, 149% of tangible book value, 17.2x trailing 12 months earnings per share and a 6.42% deposit premium; and (c) among the acquisition of thrifts in the third set, the consideration paid to the acquired institution's stockholders averaged 146% of book value, 151% of tangible book value, 14.78x trailing 12 months earnings per share and a 6.77% deposit premium. Assuming the Merger Consideration is $52.00, the consideration to be received by the Company stockholders in the Merger would represent 169% of book value, 169% of tangible book value, 9.87x trailing 12 months earnings per share (8.61x excluding the SAIF charge) and a 9.56% deposit premium.

  Discounted Free Cash Flow Analysis. KBW compared the net present value of future free cash flows that would accrue to a holder of a share of Common Stock assuming the Company were to remain independent. This analysis assumed
(i) projected net income provided by management of the Company for the fiscal years 1997, 1998 and 1999 with an assumed 9% annual net income growth for the fiscal years 2000 and 2001; (ii) projected average assets provided by management of the Company for the fiscal years 1997, 1998 and 1999 with an assumed 10% growth for the fiscal years 2000 and 2001; (iii) the Company would maintain a 7% leverage ratio; (iv) terminal multiples of 12, 13 and 14 times earnings for the fiscal year 2001; and (v) discount rates of 13%, 14% and 15%. The analysis assumed that any capital above the required amount to maintain the 7% leverage ratio is free cash and the resulting free cash flow for the fiscal years was present valued at different terminal multiples and discount rates. Based on such assumptions, KBW's analysis indicated that the present value of a share of Common Stock on a standalone basis would range between $46.66 per share to $58.38 per share. KBW stated that the discounted free cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company Common Stock.

  Selected Peer Group Analysis. KBW compared the financial and market performance of Dime and the Company based on various financial measures including earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to three sets of comparable companies. For purposes of such analysis, the financial information used by KBW for Dime and the Company and the comparable companies was as of and for the quarter ended September 30, 1996 and the market price information was as of November 26, 1996.

  The first set of companies was a peer group comprised of New York thrifts with an average return on assets on an annualized basis of 1.09%, return on average equity on an annualized basis of 11.98%, net interest margin on an annualized basis of 3.47%, efficiency ratio on an annualized basis of 50.18%, tangible equity to tangible assets of 9.02%, loan loss reserve to non-performing loans of 64% and non- performing assets to assets of 1.79%. The second set of companies was a peer group comprised of New York regional commercial banks with an average return on assets on an annualized basis of 1.16%, return on average equity on an annualized basis of 15.12%, net interest margin on an annualized basis of 4.63%, efficiency ratio on an annualized basis of 54.66%, tangible equity to tangible assets of 6.65%, loan loss reserve to non-performing loans of 231% and non-performing assets to assets of 0.64%. The third set of companies was a peer group comprised of national thrifts with an average return on assets on an annualized basis of 0.80%, return on average equity on an annualized basis of 11.42%, net interest margin on an annualized basis of 3.07%, efficiency ratio on an annualized basis of 56.16%, tangible equity to tangible assets of 6.23%, loan loss reserve to non-performing loans of 150% and non-performing assets to assets of 1.04%.

  KBW's analysis showed for the Company an average return on assets on an annualized basis of 1.79%, return on average equity on an annualized basis of 22.68%, net interest margin on an annualized basis of 4.92%, efficiency ratio on an annualized basis of 43.13%, tangible equity to tangible assets of 7.81%, loan loss reserve to non-performing loans of 94% and non-performing assets to assets of 1.04%. The analysis also showed for Dime an average return on assets on an annualized basis of 0.59%, return on average equity on an annualized basis of 11.78%, net interest margin on an annualized basis of 2.38%, efficiency ratio on an annualized basis of 54.88%, tangible equity to tangible assets of 4.56%, loan loss reserve to non-performing loans of 51% and non-performing assets to assets of 1.42%.

  KBW's analysis further showed, among other things, the following concerning the market performance of the New York thrift peer group: that the price to earnings multiple based on 1996 and 1997 estimated earnings was 15.3 times and
12.9 times, respectively; that the price to book value multiple was 1.5 times; and that the dividend yield was 2.12%. The New York regional commercial bank peer group had the following market performance averages: price to earnings multiple based on 1996 and 1997 estimated earnings was 13.1 times and 11.8 times, respectively; price to book value multiple was 2.3 times; and that the dividend yield was 2.76%. The national thrift peer group had the following market performance averages: price to earnings multiple based on 1996 and 1997 estimated earnings was 14.2 times and 11.2 times, respectively; price to book value multiple was 1.5 times; and that the dividend yield was 1.6%.

  KBW's analysis showed for the Company, among other things, the price to earnings multiple based on 1996 and 1997 estimated earnings was 8.1 times and
8.7 times, respectively; and, the price to book value multiple was 1.6 times. The analysis also showed Dime's price to earnings multiple based on 1996 and 1997 estimated earnings was 14.8 times and 12.8 times, respectively; and, Dime's price to book value multiple was 1.7 times. Neither the Company nor Dime currently pay a dividend to its stockholders. KBW's analysis also showed the fiscal year end price to earnings multiples for 1993, 1994, 1995 and 1996 of the Company were 8.37 times, 7.60 times, 7.11 times and 8.61 times, respectively.

  The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of the Company and Dime. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other material analyses.

  In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Dime. The analyses performed by KBW are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to the Company's Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the Company's Board, was just one of many factors taken into consideration by the Board in unanimously approving the Merger Agreement.

  Pursuant to the Engagement Letter dated May 25, 1996, the Company agreed to pay KBW a cash fee of $25,000, plus $15,000 on October 1, 1996. In the event the Company enters into a merger agreement, the Company agreed to pay KBW a cash fee equal to 0.50% of the market value of all consideration paid to stockholders and optionholders of the Company to be paid at the time the transaction closes, less any amount previously paid by the Company to KBW. Based on the $52.00 cash purchase price per share, the aggregate fee payable to KBW is estimated to be $459,394. The Company has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. The Company has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of each of the Company and Dime (in each case including its savings institution subsidiary and other subsidiaries). These include, among other things, representations and warranties of the Company as to (i) its organization and good standing, (ii) the identity and ownership of its subsidiaries, (iii) its capital stock, (iv) the authorization of the Merger Agreement, (v) the absence of knowledge by the Company of any reason why any required governmental consents or approvals could not be obtained, (vi) compliance with laws, (vii) the conformity to applicable accounting standards of the Company's financial statements and the accuracy of the Company's filings with the SEC and the Federal Deposit Insurance Corporation, (viii) pending or threatened material litigation or other actions, (ix) taxes, (x) employee benefit plans, (xi) insurance, (xii) certain environmental matters and (xiii) certain material contracts of the Company.

  Dime's representations and warranties include, among other things, those as to (i) its organization and good standing, (ii) the authorization of the Merger Agreement, (iii) the absence of the need (except as specified) for governmental consents to the Merger, (iv) the absence of knowledge by Dime of any reason why it would be unable to obtain any required governmental consents or approvals, and the belief that no such consent or approval will contain a condition which would have a material adverse effect (as defined in the Merger Agreement), and (v) the availability to Dime of sufficient funds to fulfill its obligations under the Merger Agreement.

CONDITIONS TO THE MERGER

  The respective obligations of each party to consummate the Merger is subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time: (i) the Merger Agreement will have been duly adopted by the requisite vote of the holders of the outstanding shares of BFS Common Stock; (ii) all requisite governmental approvals for the Merger and the Bank Merger will have been obtained and will be in full force and effect and all related waiting periods will have expired and no such approval will be conditioned or restricted in a manner that, individually or in the aggregate, would result in a material adverse effect (as defined in the Merger Agreement) on BFS, as the surviving corporation in the Merger, or Dime Savings, as the surviving bank in the Bank Merger; (iii) all consents or approvals of all persons (other than governmental entities) required for or in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval, individually or in the aggregate, would not result in a material adverse effect on BFS or Dime Savings; and (iv) no jurisdiction or governmental entity will have enacted or issued any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which prohibits consummation of the transactions contemplated by the Merger Agreement.

  The obligation of Dime to consummate the Merger is also subject to the fulfillment or written waiver by Dime, of each of the following conditions prior to the Effective Time: (i) the representations and warranties of the Company set forth in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date certain will be true and correct as of such date, and Dime will have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect; and (ii) the Company will have performed in all material respects all covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Dime will have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

  The obligation of the Company to consummate the Merger is also subject to the fulfillment, or written waiver by the Company, of each of the following conditions prior to the Effective Time: (i) the representations and warranties of Dime set forth in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date certain shall be true and correct as of such date, and the Company will have received a certificate, dated the Closing Date, signed on behalf of Dime by a senior officer of Dime to such effect; and (ii) Dime will have performed in all material respects all covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date, and the Company will have received a certificate, dated the Closing Date, signed on behalf of Dime by a senior officer of Dime to such effect.

VOTING AGREEMENTS

  Pursuant to the 1993 Agreement, entered into as of April 3, 1993, Gould agreed to vote all shares of Common Stock beneficially owned by Gould in favor of any merger agreement approved by a majority of the Board of Directors of the Company if the agreement is recommended to stockholders by a majority of the Board of Directors and if certain other conditions are satisfied. See "PROPOSAL 2--ELECTION OF DIRECTORS--Certain Agreements." In connection with the execution of the Merger Agreement, Gould and Dime entered into the Gould Agreement, pursuant to which, subject to certain conditions, Gould agreed that it is obligated to vote its shares in favor of the Merger Agreement in accordance with the terms of the 1993 Agreement. As of the Record Date, Gould owned 891,664 shares of BFS Common Stock, representing 53.7% of the shares outstanding. Pursuant to the Gould Agreement, Gould waived certain of the conditions set forth in the 1993 Agreement, and agreed that the Merger Agreement is the type of agreement contemplated by the 1993 Agreement. In summary, Gould agreed that it is obligated to vote its shares in favor of the Merger Agreement provided that a majority of the Board of Directors recommends the Merger Agreement to the Company's stockholders. In the Merger

Agreement, the Company has agreed that the Board of Directors will recommend that the stockholders of the Company approve the Merger Agreement unless the Board of Directors, after having consulted with and received the written advice of outside counsel, concludes that the failure of the Board of Directors to withdraw or change its recommendation would constitute a breach of the fiduciary duties of such directors under Delaware law.

  The Gould Agreement also provides, among other things, that Gould will not
(i) take any action to terminate or modify the 1993 Agreement, (ii) sell or otherwise dispose of any of the shares of BFS Common Stock beneficially owned by Gould, and (iii) initiate, solicit or encourage any inquiries with respect to a merger, consolidation or certain similar transactions involving BFS Bankorp or any of its subsidiaries, subject to certain exceptions. The Gould Agreement further provides that, if the Merger Agreement is terminated for certain specified reasons relating to efforts by a third party to acquire BFS Bankorp and if prior to or within 18 months following such a termination, (i) BFS Bankorp consummates an Acquisition Transaction (as defined in the Merger Agreement) or Gould sells or otherwise transfers shares of BFS Common Stock to any person or group other than Dime that has, or as a result of such transfer will have, a reporting obligation under Section 13(d) of the Exchange Act with respect to the BFS Common Stock, and (ii) as a result of a transaction of the type described in the preceding clause (i), Gould receives, in exchange for shares of BFS Common Stock, cash or other property with a fair market value per share in excess of the Merger Consideration, then at the time of consummation of such transaction Gould will pay to Dime an amount equal to the excess of the fair market value per share of such cash or other property over the Merger Consideration. The amount so paid by Gould will be either in cash or, at Dime's election, in the form of any other property received in such transaction.

  In addition, James A. Randall, President and Chief Executive Officer of the Company, who owns 77,857 shares of BFS Common Stock, representing 4.69% of the shares of common stock outstanding as of the Record Date, also entered into a letter agreement with Dime pursuant to which he has agreed to vote his shares in favor of the Merger Agreement. As a result of the Gould and Randall Agreements, more than a majority of the outstanding shares of BFS Common Stock are expected to be voted in favor of the Merger Agreement, which is in excess of the minimum vote required for shareholder approval of the Merger Agreement.

REGULATORY APPROVALS

  Consummation of the Merger is subject to, among other things, the receipt and effectiveness of all necessary governmental approvals required to consummate the Merger and the Bank Merger. The Merger Agreement may be terminated and the Merger abandoned, among other things, if any such governmental approval is denied or is subject to conditions or restrictions that would have a material adverse affect on BFS (as the surviving corporation in the Merger) or Dime Savings (as the surviving corporation in the Bank Merger). There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not be subject to conditions that would cause the Company or Dime to terminate the Merger Agreement.

  The Merger and the Bank Merger require the approval of the OTS under the Home Owners' Loan Act, the Federal Deposit Insurance Act and related OTS Regulations. The Company has been informed by Dime that it filed applications for such approval with the OTS on January 17, 1997.

  The foregoing approval requires consideration by the OTS of various factors. These include assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution and the effect of the contemplated transaction on the convenience and needs of the communities to be served. These regulatory considerations also include, among other things, an assessment of compliance with the Community Reinvestment Act of 1977. The regulations of the OTS require publication of notice of, and an opportunity for public comment with respect to, the applications filed in connection with the Merger and the Bank Merger.

  Because the Bank Merger will involve the merger of a BIF-insured institution and a SAIF-insured institution, the OTS may not approve the Bank Merger unless it determines that Dime Savings (upon consummation of the Bank Merger) will meet all applicable capital requirements upon the consummation of the transaction. Dime Savings is expected to satisfy all applicable capital requirements at the Effective Time.

  In addition, the Bank Merger may not be consummated for a period of 15 to 30 days following the OTS's approval (the precise length of the period to be determined by the OTS with the concurrence of the Attorney General of the United States), during which time the United States Department of Justice may challenge the Bank Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval granted by the OTS unless a court specifically orders otherwise.

  THERE CAN BE NO ASSURANCE THAT THE OTS WILL APPROVE THE MERGER OR THE BANK MERGER, AND IF SUCH TRANSACTION IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVAL WILL NOT CONTAIN A MATERIALLY BURDENSOME CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVAL TO FAIL TO SATISFY THE CONDITIONS TO CONSUMMATION OF THE MERGER OR THE BANK MERGER SET FORTH IN THE MERGER AGREEMENT.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, the Company has agreed that it and its subsidiaries will conduct their respective businesses only in the ordinary and usual course, and will use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates. In addition, the Company has agreed that, without the prior consent of Dime, neither it nor any of its subsidiaries will (i) declare or pay any dividend on its capital stock, other than dividends by direct or indirect wholly-owned subsidiaries of the Company; (ii) repurchase, redeem or otherwise acquire, any shares of its capital stock; (iii) issue any shares of its capital stock (other than issuance of Common Stock pursuant to the BFS Stock Plans), securities convertible into shares of capital stock, or options or rights of any kind to acquire any of such shares; (iv) effect any recapitalization, reclassification or stock split; (v) enter into, or take any action to cause any stockholders of the Company to enter into, any agreement relating to the right of stockholders of the Company to vote any shares of its capital stock, except as provided in the Merger Agreement; (vi) amend its certificate of incorporation and bylaws; (vii) merge or consolidate with another company, or, except as provided in the Merger Agreement, make any material acquisition of or investment in the assets or securities of any other company; (viii) change the accounting principles or methods currently employed, except as required by generally accepted accounting principles or applicable regulatory requirements; (ix) sell or otherwise dispose of any material amount of its properties or assets, subject to certain exceptions;
(x) enter into, accelerate or cancel any individual or group of related contracts of an amount in excess of $50,000, subject to certain exceptions;
(xi) amend, modify, waive or fail to enforce any provision of, or its rights under, the 1993 Agreement; (xii) incur any material amount of indebtedness, other than deposits and other indebtedness incurred in the ordinary course of business consistent with past practice; (xiii) other than in the ordinary course of business consistent with past practice, assume or guarantee the obligations of any other person or cancel or modify any material amount of indebtedness of any other person; (xiv) make any loan or advance in excess of $250,000 or other than in the ordinary course of business consistent with past practice; (xv) authorize or make any capital expenditures, other than in the ordinary course of business consistent with past practice and other than capital expenditures for replacements and repairs in amounts less than $50,000 in the aggregate; (xvi) enter into or amend any employment or similar agreements, or increase any compensation, subject to certain exceptions;
(xvii) terminate the employment of any employee, except in the ordinary course of business and consistent with past practice; (xviii) amend or create any employee benefit plans or compensation arrangements, subject to certain exceptions; (xix) knowingly take any action that would materially and adversely affect the ability of any party to the Merger Agreement to obtain, on or before July 31, 1997, any necessary regulatory approvals for the Merger; and (xx) authorize or enter into an agreement to take any of the foregoing actions. In addition, the Company has agreed not to enter into, without prior consultation with Dime, any settlement or similar agreement with respect to certain actions, suits or proceedings, other than actions, suits or proceedings relating solely to the collection of any loan or other extension of credit in default or to the realization on any related collateral.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, each of the Company and Dime has made various covenants customary to transactions of this type, including, among others, that each party will use all reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis and that the Company will provide Dime with access to certain books and records of, and other information regarding the Company.

  The Company further agreed, prior to the Effective Time, consistent with generally accepted accounting principles and regulatory accounting principles, to use its best efforts to establish and take such reserves and accruals as Dime shall reasonably request to conform, on a mutually satisfactory basis, the Company's loan, litigation and other reserve and real estate valuation policies to Dime's policies. However, the Company will not be obligated to take any such action unless and until the Company is satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and in no event until the day prior to the Effective Time. The representations, warranties and covenants of the Company contained in the Merger Agreement will not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken by the Company pursuant to this provision and any such actions taken by the Company will not constitute grounds for termination of the Merger Agreement by Dime.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

  In addition, the Company has agreed that neither it (including its officers, directors, employees and agents) nor any of its subsidiaries will, directly or indirectly, initiate, solicit or encourage inquiries or proposals, furnish any information relating to, or participate in any discussions with any entity other than Dime, with respect to a merger, business combination or similar transaction, or any purchase of all or any substantial part of the assets of any equity securities of the Company or its subsidiaries, except where the failure to furnish such information or participate in such discussions would constitute a breach of the fiduciary obligations of the Company's Board of Directors, based on the written advice of outside counsel. The Company has also agreed to notify Dime if it receives any inquiries or proposals with respect to the foregoing.

EFFECT ON EMPLOYEES AND BENEFIT PLANS; INTERESTS OF CERTAIN PERSONS IN THE
MERGER

  Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that Dime will indemnify and hold harmless the past and present directors and officers of the Company and its subsidiaries against certain liabilities for six years following the Effective Time to the fullest extent to which directors and officers of the Company would have been entitled under Delaware or other applicable law on the date of the Merger Agreement (and Dime will pay expenses in advance of the final disposition of any action or proceeding to the extent permissible under Delaware law; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). In addition, Dime will use reasonable efforts to maintain for a period of three years following the Effective Time the Company directors' and officers' liability insurance policy to cover those persons serving as officers and directors of the Company immediately prior to the Effective time, provided that Dime will not be required to expend more than 200% of the current amount expended by the Company for such coverage. If Dime is unable to maintain or obtain such coverage, Dime will use reasonable efforts to obtain comparable coverage for no more than the amount set forth above. Dime has agreed that any successor will be required to assume its obligations to provide the indemnifications set forth herein.

  Advisory Board. Promptly following the Effective Time, Dime has agreed to appoint members of the Board of Directors of the Company, who are not also officers or employees of the Company, to a newly formed advisory board to Dime Savings. The persons who will be appointed must be nominated by the Company and willing to serve on such board for one year. The functions of the members of the advisory board will be determined by the board of directors of Dime Savings. The members of the advisory board will receive $25,000 for one year of service from the Effective Time. The advisory board will terminate on the first anniversary of the Effective Time. Dime Savings reserves the right to request and receive the resignation of a member of the advisory board if it is determined that such member has a conflict of interest or other circumstances exist which compromise the member's ability to effectively serve on the board.

  Employees--General. The Merger Agreement provides that, as of the Effective Time, the employees of the Company and its subsidiaries will be employed by Dime upon terms and conditions no less favorable than those generally afforded to other employees of Dime and its subsidiaries. Employees of the Company or Bankers Federal who are employed by Dime will be entitled to credit for service with the Company or Bankers Federal prior to the Effective Time for purposes of determining any length-of- service requirements, waiting periods, eligibility periods, vesting periods or differential benefits based upon any length-of-service requirements under any employee benefit plan but not for pension benefit accrual purposes. The Company is permitted, as an exception to its covenants, to enact a severance policy for employees who are not covered by any other employment or severance agreement or plan. Nothing in the Merger Agreement requires Dime to employ any officer or employee of the Company or its subsidiaries on or after the Effective Time, or prevents Dime from amending or terminating any Company employee benefit or compensation plan after the Effective Time.

  Employment Agreements with Executive Officers. The Company and Bankers Federal have each entered into a restated employment agreement with Mr. James Randall, each dated August 1, 1996, and Bankers Federal has entered into employment agreements with each of Messrs. Gerard Perri and Israel Rosenzweig (each, an "Executive Officer"), also dated as of August 1, 1996 (collectively, the "Employment Agreements"). See "PROPOSAL 2--ELECTION OF DIRECTORS-- Employment Agreements" herein, for further information on the Employment Agreements.

  Pursuant to the Merger Agreement, Dime agrees to honor in accordance with their terms all Employment Agreements, provided that Dime will be free to amend or terminate any or all such Employment Agreements, in accordance with their terms. In the event of the termination of the Employment Agreements, or in the event of certain voluntary terminations or an involuntary termination of employment of one of the Executive Officers covered by an employment agreement in connection with or following a change in control, Bankers Federal, or in the case of Mr. Randall, either Bankers Federal or the Company, shall pay a severance benefit to the Executive Officer pursuant to the terms of the employment agreement. The Employment Agreements also provide that in the event of termination of employment in connection with or following a change in control, each Executive Officer shall be entitled to continued health, life and disability insurance coverage for certain specified periods.

  If their employment is terminated as a result of the Merger, Messrs. Randall, Perri, and Rosenzweig would be entitled to a cash payment equal to $1,521,000, $411,350, and $582,500, respectively. The Company has made a payment to Mr. Randall of $500,000, representing a partial pre-payment of the severance which would become payable to him under his employment agreement upon a termination of his employment following a change in control of the Company. It is intended that such pre-payment will be repaid to the Company in the case of Mr. Randall's death, or termination of employment under circumstances not amounting to an Event of Termination (as defined in the employment agreement), prior to consummation of the Merger.

  Special Termination Agreement. In addition, the Company had entered into an eighteen month special termination agreement with Mr. Edward Powers. The special termination agreement provided for payment of a severance benefit to Mr. Powers in the event of his involuntary termination of employment other than for "cause" or certain voluntary terminations of employment following a "change in control." See "PROPOSAL 2--ELECTION OF DIRECTORS--Special Termination Agreement", for further information on the Special Termination Agreement. However, pursuant to an agreement with the Bank, Mr. Powers will take an early retirement from the Bank, effective March 1, 1997, and in connection therewith, the Bank will supplement his retirement benefit through payments with an aggregate present value of $150,000. This supplement is in lieu of any severance payment to which he would be entitled under the Special Termination Agreement upon termination following a change in control.

  Severance Compensation Plan. Bankers Federal has established a Severance Compensation Plan ("Severance Plan"), pursuant to which certain officers and employees who are not parties to a written employment or severance agreement with the Bank will be entitled to a severance payment in the event of certain voluntary terminations of employment (as set forth in the Severance Plan) or an involuntary termination of employment other than for "cause" at or after a change in control of the Company or Bankers Federal. See "PROPOSAL 2--ELECTION OF DIRECTORS--Severance Compensation Plan" below, for further information on the Severance Plan. Dime has agreed to honor the Severance Plan in accordance with its terms, provided that Dime will be free to amend or terminate such plan, in accordance with its terms, at or following the Effective Time. The aggregate payment to all participants in the Severance Plan assuming no such participant is employed by Dime upon consummation of the Merger would be approximately $1,278,350.

  Employee Stock Ownership Plan. The Merger Agreement provides that the BFS Bankorp Employee Stock Ownership Plan ("ESOP") shall be terminated by the Company as of the Effective Time. Prior to termination, the ESOP will be amended to provide that, in the event of the termination of the ESOP, participants in the ESOP will be entitled to rollover the amounts then credited to their respective accounts under the ESOP to the 401(k) Savings Plan maintained by Dime. In connection with the termination of the ESOP, all participant account balances under the ESOP shall become fully vested. As of January 27, 1997, the ESOP held 44,878 shares of Common Stock, all of which shares had been allocated to the account of employees.

  Stock Options and Restricted Stock. The Executive Officers and certain employees of the Company and Bankers Federal have been granted stock options to purchase an aggregate of 134,471 shares of Common Stock under the 1988, 1989, and 1994 Incentive Stock Option Plans of the Company (collectively, the "Incentive Stock Option Plans"). The Merger Agreement provides that all options to purchase shares of Common Stock that are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be canceled by the Company and shall thereafter represent the right to receive (immediately prior to the Effective Time) consideration in an amount computed by multiplying (a) the excess, if any, of the Merger Consideration over the per share exercise price of the option by (b) the number of shares subject to such option. The Merger Agreement further provides that the Company will terminate, at its sole cost and expense, the Company's stock plans, including the Incentive Stock Option Plans. See "PROPOSAL 2--ELECTION OF DIRECTORS-- Incentive Stock Option Plans" regarding the ownership of stock options by certain officers of the Company.

  Under the 1994 Directors Stock Plan, each outside Director of the Bank and each outside Director of the Company is granted an award of restricted Common Stock, as of the date of each Annual Meeting of Stockholders of the Company. See "PROPOSAL 2--ELECTION OF DIRECTORS--Directors' Compensation--Directors Stock Plan", for details of the plan. The consummation of the Merger will terminate restrictions on shares of restricted stock granted pursuant to the 1994 Directors Stock Plan. Consistent with past practice and the terms of the 1994 Directors Stock Plan, the outside directors of each of the Company and Bankers Federal will become entitled to receive restricted shares of Common Stock at the time of the Annual Meeting. In lieu of receiving such shares of Common Stock, Dime and the Company have agreed that outside directors who serve on the boards of both the Company and Bankers Federal will receive a cash payment of $7,500 each, and outside directors who serve on the board of Bankers Federal only will receive a cash payment of $4,500 each. The 1994 Directors Stock Plan will be amended in order to make such cash payment in lieu of restricted stock awards.

  Supplemental Executive Retirement Plan. The Company has adopted a Supplemental Executive Retirement Plan ("SERP") for certain senior executives of the Company. Presently, Mr. Randall is the only participant in the SERP. The SERP supplements the benefits payable under the Retirement Plan and ESOP. See "PROPOSAL 2--ELECTION OF DIRECTORS--Supplemental Executive Retirement Plan" for a description of the basic features of the SERP. In the event of the participant's termination of employment in connection with a change of control (as defined in the SERP), the participant's SERP benefit shall become immediately due and payable in a lump sum amount equal to the sum of (i) the present actuarial value of the supplemental Retirement Plan benefit and (ii) the present value of the supplemental ESOP benefit. At September 30, 1996, the present value of Mr. Randall's supplemental Retirement Plan benefit was $22,755 and the present value of his supplemental ESOP benefit was approximately $15,830.

TERMINATION; TERMINATION FEE

  The Merger Agreement provides that, either before or after the approval of the Merger by the stockholders of the Company, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, under certain circumstances, including the following: (i) by mutual consent of the Company and Dime; (ii) by either the Company or Dime (a) upon certain uncured breaches of the representations, warranties or covenants of the other party; (b) if the Merger is not consummated on or prior to July 31, 1997 (unless the failure to consummate the Merger is due to the action or failure to act of the party seeking to terminate); (c) if any required governmental approval has been denied or required to be withdrawn, or the applicable governmental authority has indicated an intention to deny or impose a condition which would result in a material adverse effect on the Company or Dime Savings (unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform its obligations under the Merger Agreement); or (d) if the Merger Agreement is not approved by the requisite vote of the stockholders of the Company; (iii) by Dime, (x) if the Board of Directors of the Company fails to recommend the Merger to the Company's stockholders or withdraws, modifies or qualifies its recommendation in a manner adverse to Dime, or (y) the Board of Directors of the Company participates in (or authorizes participation in) negotiations regarding the substantive terms of a formal Acquisition Proposal (as defined in the Merger Agreement); or (iv) by the Company, if without breaching certain provisions of the Merger Agreement, the Company enters into a definitive agreement with a third party providing for an Acquisition Transaction (as defined in the Merger Agreement) on terms determined by the Board of Directors of the Company, in its sole discretion, after consultation with and considering the advice of its legal and financial advisors, to be more favorable to the stockholders of the Company than the Merger.

  Pursuant to the Merger Agreement, the Company has agreed to pay Dime a termination fee of $3.0 million in the event the Merger Agreement is terminated by Dime pursuant to clauses (iii)(x) above or by the Company pursuant to clause (iv) above, and prior thereto or within 18 months after such termination a "Trigger Event" occurs. A "Trigger Event" is defined in the Merger Agreement to mean (i) the Company entering into an agreement to engage in an "Acquisition Transaction" or an Acquisition Transaction shall have occurred; or (ii) the Board of Directors of the Company authorizes or approves an Acquisition Transaction or publicly announces an intention to authorize or approve an Acquisition Transaction or recommends that the stockholders of the Company approve or accept an Acquisition Transaction. The term "Acquisition Transaction" is defined in the Merger Agreement to mean: (i) a merger or consolidation, or any similar transaction, involving the Company or any of its significant subsidiaries; (ii) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of the Company or any of its significant subsidiaries; or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of the Company or any of its significant subsidiaries, in each case other than with or by Dime or a subsidiary of Dime.

RIGHTS OF DISSENTING STOCKHOLDERS

  Pursuant to Section 262 of the DGCL, any holder of Common Stock who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair value of his shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to him in cash, provided that he complies with the provisions of Section 262.

  The following is a brief summary of the statutory procedures to be followed by a holder of Common Stock in order to dissent from the Merger and perfect appraisal rights under the DGCL. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE TEXT OF WHICH IS ATTACHED AS ANNEX E TO THIS PROXY STATEMENT.

  If any holder of Common Stock elects to exercise his right to dissent from the Merger and demand appraisal, such stockholder must satisfy each of the following conditions:

    (i) such stockholder must deliver a written demand for appraisal of his shares to the Company before the taking of the vote with respect to the Merger Agreement (this written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; neither voting against, abstaining from voting nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of
  Section 262);

    (ii) such stockholder must not vote in favor of the Merger Agreement (a failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval and adoption of the Merger Agreement or a direction to abstain, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

    (iii) such stockholder must continuously hold such shares from the date of the making of the demand through the Effective Time.

  If any stockholder fails to comply with any of these conditions and the Merger becomes effective, he will be entitled to receive the consideration provided for in the Merger Agreement, but will have no appraisal rights with respect to his shares of Common Stock.

  All written demands for appraisal should be delivered to: Gerard A. Perri, Secretary, BFS Bankorp, Inc., 110 William Street, New York, New York 10038, before the taking of the vote concerning the Merger Agreement at the Annual Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform the Company of the identity of the stockholder and that such stockholder is thereby demanding appraisal of his shares.

  TO BE EFFECTIVE, A DEMAND FOR APPRAISAL MUST BE EXECUTED BY OR FOR THE STOCKHOLDER OF RECORD WHO HELD SUCH SHARES ON THE DATE OF MAKING SUCH DEMAND, AND WHO CONTINUOUSLY HOLDS SUCH SHARES THROUGH THE EFFECTIVE TIME, FULLY AND CORRECTLY, AS SUCH STOCKHOLDER'S NAME APPEARS ON HIS STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL HOLDER MUST, IN SUCH CASE, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES.

  If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Common Stock is owned of record by more than one person, as in a joint tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds Common Stock as a nominee for others may exercise his right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Common Stock in the name of such record owner.

  Within ten days after the Effective Time, the Company (as the surviving corporation in the Merger) must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, either the Company, or any holder of shares of Common Stock who has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery (the "Court of Chancery") demanding a determination of the value of the shares of Common Stock held by all stockholders entitled to appraisal. The Company does not presently intend to file such a petition. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the

Effective Time (or at any time thereafter with the written consent of the Company, and the approval of the Court of Chancery), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the consideration provided in the Merger Agreement.

  Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Company must mail such statement to the stockholder within 10 days of receipt of such request.

  If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing upon a petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under that Section. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

  After determination of the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment and expectation of the Merger. When the value is so determined, the Court will direct the payment by the Company of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the same, upon surrender to the Company by such stockholders of the certificates representing such Common Stock.

  In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., decided February 1, 1983, the Delaware Supreme Court expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.

  Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Stockholders considering seeking appraisal should bear in mind that the fair value of their shares of Common Stock determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

  Costs of the appraisal proceeding may be assessed against the parties thereto by the court as the court deems equitable in the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the Effective Time, be entitled to vote the stock subject to such demand or to receive the payment of the consideration provided for in the Merger Agreement. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to the surviving corporation a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

  FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN ANNEX E WILL CAUSE THE STOCKHOLDER TO LOSE HIS RIGHTS OF APPRAISAL. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS DISSENTER'S RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RIGHTS TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of material federal income tax consequences of the Merger under present law is for general information only and does not purport to be a complete analysis of all tax consequences that may be relevant to any particular stockholder. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, employee stockholders, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The discussion assumes that each stockholder holds shares of Common Stock as a capital asset. However, certain stockholders who are employees or directors of BFS Bankorp will not be entitled to treat certain of the shares which they may have acquired from BFS Bankorp (e.g., through Company stock benefit plans) as capital assets or a portion of the gain on the sale of such shares as capital gain because they will be required to report any gain on the sale of the shares as taxable compensation from the Company.

  The receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be treated as a sale or exchange of the shares of Common Stock for federal income tax purposes, and may also be a taxable transaction for state, local and other tax purposes. Each stockholder will recognize gain or loss for federal income tax purposes generally in an amount equal to the difference between the amount of cash received and the cost or other tax basis of his, her or its shares of Common Stock surrendered. Except for gain attributable to certain shares owned by employees or directors of BFS Bankorp as described above, gain or loss on the sale of shares will be long-term capital gain or loss if the shares of Common Stock have been held by the stockholder for more than one year. Otherwise, gain or loss will be short-term capital gain or loss. The holding period with respect to the shares of Common Stock must be calculated separately with respect to each block of shares of Common Stock held by a stockholder.

  Net capital gains of corporate taxpayers (i.e., the excess of net long-term capital gain over net short-term capital loss) and ordinary income are taxed at the same rate, to a maximum of 35% except as to certain taxpayers which have taxable income in excess of $15 million in which case the tax can increase to the lesser of 3% of such excess income over $15 million or $100,000. For non-corporate taxpayers, the maximum tax rate on long-term capital gains is generally 28%. However, the maximum tax rate on ordinary income and short-term capital gains is 36%, and, in general, for taxpayers who have taxable income in excess of $250,000, the effective tax rate on the excess net income is 39.6%. However, for certain categories of taxpayers such as for trusts and estates and married taxpayers who elect to file separate returns, the 39.6% tax bracket rate is applicable to net income below $250,000. The distinction between capital gains and ordinary income is relevant in that taxpayers may be limited in their ability to deduct net capital losses (which may be deducted in full against capital gains) against ordinary income. The receipt of cash for shares of Common Stock may be subject to backup withholding at the rate of 31% unless the holder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules. Back-up withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the person subject to the withholding. The back-up withholding rate should be checked to make sure it has not been changed. There is no assurance that applicable tax laws will not change prior to the Effective Time.

  The receipt by the Trustee of the Company's Employee Stock Ownership Plan (the "ESOP") of cash for shares of Common Stock pursuant to the Merger will not have any income tax consequences for any ESOP participant. The Merger Agreement requires the termination of the ESOP prior to the Effective Time, as a result of which there will be an eventual distribution of the ESOP account balances to the respective ESOP participants, subject to limitations under ERISA and the Code.

  For Federal income tax purposes, any amount distributed to an ESOP participant will generally be taxable to the participant as ordinary income in the year of receipt, except to the extent that such amount is reinvested in a qualified individual retirement account or annuity or another tax-qualified retirement plan within sixty (60) days of its receipt by the participant. Pursuant to Section 401(a)(31) of the Code, an ESOP participant may require the ESOP Trustee to transfer the distribution amount directly to the trustee of a tax-qualified defined-contribution retirement plan which permits such transfers. Unless the ESOP distribution is made in such a direct trustee-to-trustee transfer, Federal income tax must be withheld by the ESOP Trustee at a rate of twenty percent (20%). An amount equal to the entire distribution can still be rolled over tax-free by the ESOP participant (in the manner described in the first sentence of this paragraph); the ESOP participant can then apply for a refund of the withheld tax at the end of the tax year.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS AND ESOP PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCE OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase" transaction. Under the purchase method of accounting, the assets and liabilities of the Company will be recorded on the consolidated financial statements of Dime at their respective fair value at the Effective Time. Any excess of the value of the consideration paid by Dime over the fair value of the Company's identifiable net assets acquired, less liabilities assumed, will be recorded as intangible assets.

EXPENSES

  Each of Dime and the Company will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Merger and the Bank Merger, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. All costs and expenses of preparing, printing and mailing of this Proxy Statement and all other fees paid to the SEC in connection with the Merger shall be borne equally by Dime and the Company.

                 MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

  The Common Stock is traded on the over-the-counter market and is reported for quotation on the Nasdaq National Market System under the symbol "BFSI." On September 30, 1996, there were 1,635,488 shares of Common Stock issued and outstanding, which were held by approximately 307 stockholders of record. No cash dividends have been paid on the Common Stock.

  The following table sets forth the quarterly high and low per share closing sales prices of the Common Stock for each of the periods indicated.

                                                                   HIGH   LOW
                                                                  ------ ------
Quarter Ended:
  December 31, 1994.............................................. $27.75 $22.25
  March 31, 1995.................................................  25.75  23.00
  June 30, 1995..................................................  26.75  23.00
  September 30, 1995.............................................  33.50  22.25
  December 31, 1995..............................................  36.25  32.00
  March 31, 1996.................................................  37.50  35.25
  June 30, 1996..................................................  39.75  36.00
  September 30, 1996.............................................  55.00  37.75
  December 31, 1996..............................................  53.50  47.50
  March 31, 1997 (through February 5, 1997)......................  51.00  49.25

  On December 2, 1996, the last trading day prior to public announcement of the Merger Agreement, the last sales price of Common Stock on the NASDAQ National Market System was $50.00 per share. On February 5, 1997, the most recent practicable date prior to the printing of this Proxy Statement, the last reported sales price of Common Stock was $50.50 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                       PROPOSAL 2--ELECTION OF DIRECTORS

  In accordance with the Bylaws of the Company, the number of directors is currently set at four. Each of the members of the Board of Directors of the Company also serves on the Board of Directors of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one class of directors expiring in each year. Directors serve until their successors are elected and qualified.

  The nominees proposed by the Board for election at this Annual Meeting are Fredric H. Gould and Todd M. Poland, each of whom is presently a Director of the Company. In the event the Merger is consummated, the directors nominated will not continue to serve as directors of the Company or of Dime, although they will serve as advisory directors to Dime Savings for a one year term. Set forth below is certain information concerning the nominees and the other members of the Board as of January 27, 1997. The Board believes that such nominees will stand for election and will serve if elected as Directors. However, if the nominees proposed by the Board of Directors fail to stand for election or are unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Set forth below is certain information concerning the nominees, other members of the Board and certain executive officers as of the Record Date.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES WHOSE NAMES APPEAR BELOW.

                                   NOMINEES

                                         TERM TO EXPIRE     AMOUNT AND NATURE OF
   NAME, PRINCIPAL OCCUPATION AND     FOLLOWING FISCAL YEAR BENEFICIAL OWNERSHIP PERCENT
BUSINESS EXPERIENCE FOR PAST 5 YEARS  ENDING SEPTEMBER 30,      OF STOCK(1)      OF CLASS
------------------------------------  --------------------- -------------------- --------
Fredric H. Gould, Age 61....                  1999                891,664(2)      53.71%
 Mr. Gould was appointed a
 Director of the Company and
 the Bank in April 1990. He
 is Chairman of the Board of
 BRT Realty Trust, a real
 estate investment trust,
 Vice Chairman of Georgetown
 Partners, Inc., and
 Chairman of the Board of
 One Liberty Properties,
 Inc., a publicly-traded
 real estate company. Prior
 to May, 1996, Mr. Gould was
 President of Georgetown
 Partners, Inc., which is
 the managing general
 partner of Gould Investors
 L.P., a publicly-traded
 real estate partnership.
 Mr. Gould also is a
 director of Sunstone Hotel
 Investors, Inc., a real
 estate investment trust.
Todd M. Poland, Age 49......                  1999                  6,567          0.40%
 Mr. Poland has been a
 Director of the Bank since
 September 1989 and of the
 Company since February
 1990. He is a Partner in
 McCarter & English, Newark,
 New Jersey, a law firm.
                                                       CONTINUING DIRECTORS

James A. Randall, Age 41....                  1997                160,060(3)       9.19%
 Mr. Randall has been
 President and Chief
 Executive Officer of the
 Company and the Bank since
 August 1989. He has been a
 Director of the Bank since
 1986 and of the Company
 since March 1988.
Eldon C. Hanes, Age 72......                  1998                  7,314          0.44%
 Mr. Hanes has been Chairman
 of the Board of Directors
 of the Company since August
 1987 and of the Bank since
 January 1987. He has been a
 Director of the Bank since
 1970. He retired as a Vice
 President of AT&T
 Information Systems in 1985
 and he has been employed by
 Syska & Hennessy Inc., an
 engineering firm, as a
 consultant and assistant to
 the Chairman since then.

                   EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                                 AMOUNT AND NATURE OF
        NAME, PRINCIPAL OCCUPATION AND           BENEFICIAL OWNERSHIP  PERCENT
     BUSINESS EXPERIENCE FOR PAST 5 YEARS            OF STOCK(1)       OF CLASS
     ------------------------------------        --------------------  --------
Israel Rosenzweig, Age 49......................             247          0.01%
 Executive Vice President and Chief Lending
 Officer since 1994; Bank Director since
 November 1993; President and Chief Executive
 Officer of BRT Realty Trust from 1984 to 1994.
 He is a director of Nautica Enterprises, Inc.,
 a men's clothier company.
Gerard A. Perri, Age 41........................          15,328(4)       0.92%
 Senior Vice President and Chief Financial
 Officer.
Edward Powers, Age 59..........................          21,269(5)       1.27%
 Senior Vice President and Chief Retail Banking
 Officer.
All directors and executive officers as a group
 (nine persons)................................       1,135,480(6)(7)   64.45%

--------
(1) Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported.
(2) Includes 891,664 shares owned by Gould BFS, Inc. As discussed under "PROPOSAL 1--THE MERGER--Voting Agreements," Gould has agreed with Dime, among other things and subject to certain exceptions, to vote shares of Common Stock beneficially owned by Gould in favor of approval of the Merger Agreement. Mr. Gould's appointment to the Board of Directors is in accordance with an agreement between the Company, Mr. Gould and certain parties related to Mr. Gould. See "Certain Agreements."
(3) Includes 82,203 shares that may be acquired pursuant to presently exercisable stock options. As discussed under "PROPOSAL 1--THE MERGER-- Voting Agreements," Mr. Randall has agreed with Dime, among other things and subject to certain exceptions, to vote shares of Common Stock beneficially owned by him in favor of approval of the Merger Agreement.
(4) Includes 9,000 shares that may be acquired pursuant to presently exercisable stock options.

(5) Includes 10,268 shares that may be acquired pursuant to presently exercisable stock options.
(6) Includes 33,031 shares owned by two persons who are Directors of the Bank, but not Directors of the Company. Also includes 101,471 shares that may be acquired pursuant to presently exercisable stock options.
(7) Includes 10,398 shares of Common Stock owned by the Company's ESOP and allocated to the accounts of executive officers, and 1,670 shares held by the ESOP and allocated to the account of a director of the Bank who is also a former executive officer of the Bank and the Company, as to which shares the individuals may direct the voting. Excludes the remaining 34,480 shares owned by the ESOP, for the benefit of the employees of the Company and the Bank. The ESOP Administrative Committee administers the ESOP. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee as directed by the Administrative Committee. The Administrative Committee shall vote the unallocated shares in a manner that reflects the directions received from employees as to allocated shares, unless their fiduciary duties require otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and with the SEC, in accordance with the Exchange Act. The following table sets forth information regarding persons known to be beneficial owners of more than 5% of the Company's Common Stock outstanding as of January 27, 1997. As discussed under "PROPOSAL 1 -- THE MERGER--Voting Agreements," both the following have agreed with Dime, among other things and subject to certain exceptions, to vote shares of Common Stock beneficially owned by them in favor of approval of the Merger Agreement.

                                                      AMOUNT AND NATURE
                  NAME AND ADDRESS                      OF BENEFICIAL   PERCENT
                  BENEFICIAL OWNER                        OWNERSHIP     OF CLASS
                  ----------------                    ----------------- --------
Gould BFS, Inc. .....................................      891,664(1)    53.71%
 60 Cutter Mill Road
 Great Neck, New York 11021
James A. Randall.....................................      160,060(2)     9.19%
 110 William Street
 New York, New York 10038

--------
(1) Gould Investors, L.P. is the sole stockholder of Gould BFS, Inc. Fredric
    H. Gould, a director of the Company, is the sole director and President of Gould BFS, Inc. The shares reported include shares owned by Mr. Gould.
(2) Includes 82,203 shares of Common Stock that may be acquired pursuant to presently exercisable stock options.

CERTAIN AGREEMENTS

  On May 6, 1993, the Company, and Gould Investors L.P. and Fredric H. Gould (collectively referred to as "Gould"), entered into an agreement dated as of April 3, 1993 (the "1993 Agreement"), which replaced a previous agreement between the parties that had expired. The 1993 Agreement was amended in May 1995. Also in 1995, Gould Investors L.P. transferred the shares of Common Stock owned by it to Gould BFS, Inc. (references to "Gould" shall include Gould BFS, Inc.). As discussed under "PROPOSAL 1--THE MERGER--Voting Agreements," Gould has agreed with Dime, among other things and subject to certain exceptions, to vote shares of Common Stock beneficially owned by Gould in favor of approval of the Merger Agreement. The following is a summary of the terms of the 1993 Agreement, as amended:

    1. Gould agreed to purchase, for a consideration of $1,650,000, an adjustable rate non-convertible debenture due April 3, 1996 in the original principal amount of $1,650,000. The purchase of the debenture was consummated on May 7, 1993. The debenture was paid in full upon maturity.

    2. The Company agreed to convene a special meeting of its stockholders to vote upon an amendment to its Certificate of Incorporation to eliminate the 10% voting limitation (the "Amendment"). The voting limitation provided that shares of voting stock held by a stockholder in excess of 10% of the outstanding voting securities of the Company did not have voting rights. The Special Meeting was held on August 18, 1993, and the Amendment was approved.

    3. Upon receipt of all requisite regulatory approvals from the OTS, Gould agreed to purchase, and the Company agreed to sell to Gould, for a consideration of $1,650,000, 150,000 shares of the Common Stock. This transaction was consummated on August 2, 1993.

    4. For a period of two years ended April 3, 1995, Gould agreed that it would not acquire in excess of 50% of the voting securities of the Company or solicit proxies as to such voting securities. In computing the 50% amount, the shares of Common Stock of the Company which Gould purchased as referred to in paragraph 3 above, and all outstanding options and warrants, were not to be deemed outstanding.

    5. Gould has the right to propose a person for election and appointment to the Board of Directors of the Bank, the Company's wholly-owned subsidiary. During the period from April 3, 1993 to October 3, 1995, the Board of Directors of the Company will not appoint an additional director to the Board without the prior approval of Gould, except that the Company may appoint one additional director to the Board who is at the time of appointment an executive officer of the Bank. After April 3, 1993 and until termination of the 1993 Agreement, the Board of Directors of the Company may add a person to the Board, subject to the approval of Gould, which will not be unreasonably withheld; provided, however, that for each additional person appointed or elected by the Board, Gould can designate a person selected by it to serve on the Board, subject to the approval of the Board, which shall not be unreasonably withheld.

    6. Until April 3, 1998, Gould agreed to vote all shares of Common Stock in favor of any merger agreement approved by a majority of the Board, and recommended to the stockholders for their approval by the Board, provided that if Gould beneficially owns 75% or more of the Common Stock the merger agreement must offer stockholders a per share consideration in excess of the per share consideration that Gould has offered (at the time of approval by the Board of a proposal as to a merger agreement) and Gould shall have been given substantially the same opportunity to submit an offer as any other party has been given; if Gould owns less than 75% of the Common Stock, then Gould does not have to vote in favor of a merger unless the per share consideration being offered by any third party is in excess of the per share consideration that Gould is willing to offer as determined in an open bidding process. Any purchaser of shares from Gould will also be required to vote such shares as provided in the foregoing.

    7. The 1993 Agreement terminates on April 3, 1998, provided that it shall terminate earlier if any party, including Gould, acquires beneficial ownership of more than 90% of the Common Stock then outstanding.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  During the fiscal year ended September 30, 1996, the Board of Directors of the Company held 8 meetings, and the Board of Directors of the Bank held 11 meetings. Each Director of the Company is a Director of the Bank. No Director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period, with respect to each of the Company and the Bank.

  The Board of Directors of the Company has a nominating committee, consisting of Directors Gould and Hanes. While the nominating committee will consider nominees recommended by the stockholders, it has not actively solicited recommendations from stockholders. Nominations by stockholders must comply with certain procedural and informational requirements set forth in the Company's Bylaws. See "ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING." Additional appointments to the Board are subject to an agreement between the Company and Fredric H. Gould and Gould Investors L.P. The Nominating Committee met once during fiscal 1996.

  The Bank's audit committee, consisting of Directors Poland (Chairman) and Hanes, and Bank Directors Raymond A. Lein and Jane Maas, is responsible for reviewing audit performance and evaluating policies and procedures relating to auditing functions and controls. The Bank's audit committee met 9 times during fiscal 1996.

  The Board of Directors of the Bank has an executive committee, consisting of Directors Hanes (Chairman), Poland, Randall and Gould, which exercises the authority of the Board when the Board is not in session, subject to applicable law. The executive committee met 20 times during fiscal 1996. Neither the Company nor the Bank has a standing compensation committee.

DIRECTORS' COMPENSATION

  FEES. Directors of the Bank are paid an annual retainer of $10,000 ($13,000 for the Chairman of the Board). The Chairman of the Audit Committee and the Savings Committee are also paid an annual retainer of $2,000. In addition, the Directors are paid a fee of $500 for each Board meeting attended. Directors are paid a fee of $250 for attendance at Committee meetings, a fee of $200 for telephone participation at Board meetings, and a fee of $100 for telephone participation at Committee meetings. Directors of the Company currently do not receive cash fees for service on the Company's Board.

  DIRECTORS STOCK PLAN. Under the 1994 Incentive Stock Plan for Outside Directors (the "Directors Stock Plan"), each outside director of the Bank is granted an award of Common Stock, as of the date of each Annual Meeting of Stockholders of the Company, in an amount equal to $4,500 divided by the market value of the Common Stock on the grant date. An Award of Common Stock will be granted to each outside director of the Company, as of the date of each Annual Meeting of Stockholders of the Company, in an amount equal to $3,000 divided by the market value of the Common Stock on the grant date. In connection with the execution of the Merger Agreement, the Company has agreed that the outside directors will receive cash payments in lieu of restricted stock awards. Such payments will be made on or about the date of the Annual Meeting. See "--Effect on Employees and Benefit Plans; Interest of Certain Persons in the Merger." All Awards under the Directors Stock Plan are subject to the restriction that if the Common Stock subject to such Award is sold within five years of the date of grant, 50% of the proceeds of sale would be required to be returned to the Company. The shares of Common Stock issued pursuant to any Award will bear a legend reflecting such restriction. The forfeiture provision would not apply to any sales of Common Stock following retirement from the Board at the normal director retirement age (73 years of age) or following the death or disability of an outside director, or to any sales following a change in control of the Company representing the acquisition by any person of 75% or more of the Common Stock of the Company. An aggregate of 10,000 shares are reserved for issuance pursuant to Awards to be granted under the Directors Stock Plan. As of January 27, 1996, 4,082 shares of Common Stock had been issued under the Directors Stock Plan.

EXECUTIVE COMPENSATION

  COMPENSATION COMMITTEE REPORT. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the following report has been prepared for inclusion in this proxy statement.

  All cash compensation paid to executive officers is paid by the Bank. The Company does not currently pay cash compensation to executive officers. The Executive Committee of the Board of Directors of the Bank (the "Committee") functions as the compensation committee of the Board, making recommendations to the full Board of Directors as to base salaries and incentive bonus awards. The members of the Bank's Executive Committee are the four members of the Board of Directors of the Company, including James A. Randall, President and Chief Executive Officer of the Company and the Bank. Mr. Randall offers input and advice as to executive compensation decisions affecting the members of senior management other than himself. Compensation decisions and recommendations as to Mr. Randall are made without the participation of

Mr. Randall. The non-employee members of the Committee also administer the stock compensation plans previously adopted by the Company and/or the Bank.

  The primary components of executive compensation in 1996 were base salary and incentive bonus awards. No stock option grants were made in fiscal 1996.

  BASE SALARIES. Base salaries for senior management are reviewed annually on a cycle that coincides with the Company's September 30 fiscal year end. In general, the purpose of the annual salary review is to ensure that the Bank's base salary levels are competitive with financial institutions similar in size, geographic market and business profile in order for the Bank to attract and retain persons of high quality. In fiscal 1996, the Bank retained the services of the Buck Consulting Group to provide an independent outside survey and analysis of the appropriateness of senior management compensation. Buck Consulting Group salary data was based upon financial institutions engaged in comparable activities. The survey provided information as to the median salary by position for the institutions sampled. The Committee relied upon the median market salaries as indicated by the survey as a basis for establishing 1996 salary ranges for senior management positions, and it made adjustments to those ranges on the basis of Bank-specific criteria.

  INCENTIVE BONUS AWARDS. The Bank's Bonus Plan is designed to encourage individual excellence within a framework of company-wide success. In combination with competitive salaries and benefits, individual employees are given the opportunity to earn significant compensation, relative to one's responsibility, when the Bank's performance and an individual's performance are both at high levels. Upon the adoption of an incentive bonus plan several years ago, the Bank discontinued the practice of paying a separate Christmas bonus.

  A bonus paid under the Bonus Plan is comprised of two separately calculated components--company performance and individual performance. An employee's total target bonus, as a percentage of his/her base salary, will be the sum of the target bonus based on company performance and the target bonus based on individual performance. The company performance component is based on net income and specifically-identified key performance criteria. The criteria for 1996, established at the beginning of the fiscal year, related to the regulatory capital of the Bank, the regulatory rating of the Bank, the level of non-performing assets, the level of multi-family originations, net interest income and net interest margin, and operating expenses. The individual performance component was based solely on an individual's and/or work team's performance against established objectives. The bonus for any individual employee can vary from zero to double their individual target bonus, based on their performance against these objectives.

  Following the completion of fiscal 1996, the Chief Executive Officer submitted to the Committee his analysis under the bonus plan and his recommendations as to overall levels of bonus awards. Based on this report, the Committee approved, and recommended to the Board, a total bonus pool of $1,010,000 for all employees, including senior management. The Chief Executive Officer subsequently provided the Committee with his recommendations as to individual bonus awards for senior management, excluding himself, on the basis of the criteria set forth in the bonus plan and established at the beginning of the year. On the basis of this report, and after deliberations as to the appropriate level of bonus award for the Chief Executive Officer, the Committee made its recommendations to the Board of Directors as to individual bonus awards.

  COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors approved a base salary for the Chief Executive Officer for fiscal 1996 of $260,000, which represented a 9.9% increase from the base salary provided in fiscal 1995. The 1996 salary level was based upon the compensation survey provided to the Committee. Following the end of the 1996 fiscal year, the Board of Directors also approved an award to the Chief Executive Officer of a $234,000 bonus for 1996. Each of these decisions was in accordance with the recommendations of the Committee. The bonus primarily reflected the Company's net income for fiscal 1996 of $9.2 million ($10.6 million prior to the special SAIF assessment), which significantly exceeded the target level of $6.9 million established at the beginning of the year for the bonus pool. Certain adjustments to financial statement net income were taken into account.

                              EXECUTIVE COMMITTEE
     ELDON C. HANES, TODD M. POLAND, FREDRIC H. GOULD AND JAMES A. RANDALL

  STOCK PERFORMANCE GRAPH. The following table shows a five year comparison of cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in the Nasdaq National Market and the S&P Savings and Loan Companies Index.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG BFS BANKORP INC. THE NASDAQ STOCKMARKET-US INDEX
                 AND THE S & P SAVINGS & LOANS COMPANIES INDEX

                           [LINE GRAPH APPEARS HERE]


                  9/91     9/92     9/93     9/94     9/95     9/96
--------------------------------------------------------------------------------
BFS Bankorp        100      112      365      612      753    1,224

NASDAQ             100      100      147      148      204      242

S+P                100       87      117      118      151      175
--------------------------------------------------------------------------------

  SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation paid by the Bank, for services rendered during the fiscal years ended September 30, 1996, 1995 and 1994, to the Chief Executive Officer and other executive officers of the Bank, who received an amount in salary and bonus in excess of $100,000 in the fiscal year ended September 30, 1996 ("Named Executive Officers").

                                        ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                   ------------------------------ ---------------------------
                          FISCAL                                        AWARDS        PAYOUTS
                           YEAR                         OTHER     ------------------- -------
                           ENDED                        ANNUAL    RESTRICTED                   ALL OTHER
        NAME AND         SEPTEMBER                   COMPENSATION   STOCK    OPTIONS/  LTIP   COMPENSATION
   PRINCIPAL POSITION       30,     SALARY   BONUS       (1)        AWARDS   SARS (#) PAYOUTS     (3)
   ------------------    --------- -------- -------- ------------ ---------- -------- ------- ------------
James A. Randall........   1996    $257,831 $234,000     $           $          --     $         $  --
 President and Chief       1995     235,616  174,160      --          --        --      --          --
 Executive Officer         1994     225,654  137,500      --          --        --      --        9,358
Israel Rosenzweig(2)....   1996    $163,615 $118,000     $           $          --     $         $  --
 Executive Vice            1995     134,423   84,000      --          --        --      --          --
 President
 and Chief Lending         1994         --       --       --          --        --      --          --
 Officer
Gerard A. Perri.........   1996    $122,466 $ 76,000     $           $          --     $         $  --
 Senior Vice President     1995     111,875   54,000      --          --        --      --          --
 and
 Chief Financial Officer   1994     102,762   45,500      --          --        --      --        2,755
Edward Powers...........   1996    $ 89,618 $ 35,000     $           $          --     $         $  --
 Senior Vice President     1995      85,508   30,000      --          --        --      --          --
 and
 Chief Retail Banking      1994      79,770   24,000      --          --        --      --        3,753
 Officer

--------
(1) Perquisites for the fiscal years ended September 30, 1996, 1995 and 1994 did not exceed the lesser of $50,000 or 10% of the total of the salary and bonus as reported for the Named Executive Officers.
(2) Mr. Rosenzweig first became an employee of the Bank in fiscal 1995.
(3) Represents the market value of shares allocated to the account of the employee under the ESOP during the fiscal year, which market value is as of December 31 of the respective year.

EMPLOYMENT AGREEMENTS

  On August 1, 1996, the Bank and the Company each entered into a revised employment agreement with Mr. Randall providing for a 36-month term at a minimum aggregate annual base salary of $273,000. Pursuant to the revised agreements, Mr. Randall is to serve as President and Chief Executive Officer of the Company and the Bank, and is to be nominated to the Board of Directors. Commencing each August 1st thereafter unless notice to the contrary is given by the Board of Directors, the agreements are renewed for an additional year such that the remaining term of the employment agreements will be 36 months. If not renewed, the agreements expire 36 calendar months following August 1 of the year in which notice is given. In addition to the base salary, the agreements provide, among other things, for participation in stock option plans, stock bonus plans and other fringe benefits applicable to executive personnel. Each agreement provides for termination of employment by the Bank or the Company for "cause," as defined therein, at any time. If termination of employment, purported to be for cause, is disputed, the parties shall proceed to arbitration. If it is subsequently determined that grounds for termination for cause did not exist, Mr. Randall is entitled to payments required under the employment agreements in the event of a termination other than for cause (as discussed below) or termination following a change in control, as appropriate. In the event the Bank and the Company choose to terminate Mr. Randall's employment for reasons other than for cause; or in the event of his resignation from the Bank and the Company upon failure to reappoint or reelect him to each of his current offices or because of a material lessening of his functions, duties or responsibilities without his consent, or in the event of a liquidation, dissolution, consolidation or merger of the Bank or the Company in which the Bank or the Company is not the surviving entity and to which Mr. Randall does not consent (such terminations shall be deemed to have occurred pursuant to an "event of termination"); he or, in the event of his death, his beneficiary would be entitled to a severance payment equal to three times the sum of (i) the highest rate of base salary paid to him at any time under the agreements, and (ii) the greater of (x) the average annual cash bonus paid to him for the three completed fiscal years prior to the event of termination or
(y) the cash bonus paid with respect to the fiscal year ended prior to the event of termination. If termination of Mr. Randall's employment by the Bank or Company follows a change in control of the Bank and the Company, as defined in the agreements, Mr. Randall would be entitled to a severance payment calculated in the same manner as set forth above for terminations upon the occurrence of an event of termination. If Mr. Randall voluntarily resigns following a change in control, he would instead be entitled to receive an amount equal to three times the highest annual rate of base salary paid to Mr. Randall at any time under the employment agreement. If his employment is terminated by the Company or the Bank other than for cause, or if Mr. Randall were to resign for the reasons referred to above, the Bank and the Company must also continue his life, health and disability insurance coverage until the earlier of 36 months following termination of employment or until he is employed by another employer. In the event of Mr. Randall's termination of employment due to disability, then during the first 12 months after such termination, Mr. Randall will be entitled to disability pay equal to his monthly rate of base salary, and thereafter his disability pay will equal 3/4 of his monthly rate of base salary until the earlier of his re-employment, normal retirement or death. In addition, the Bank or Company shall continue to provide Mr. Randall with life, health and disability coverage during this period.

  In August 1996, Bankers Federal also entered into employment agreements with Messrs. Perri and Rosenzweig, each providing for a 24-month term, with a minimum annual base salary of $129,675 and $173,250, respectively. Under the employment agreements, Mr. Perri is to serve as Senior Vice President and Chief Financial Officer and Mr. Rosenzweig is to serve as Executive Vice President and Chief Lending Officer for the Bank. On December 1 of each year, each employment agreement will be extended, unless notice of non-extension is given to the executive, so that the remaining term will be 24 months. If not renewed, the employment agreement will expire within 24 months following December 1 of the year in which notice is given. In addition to base salary, the agreements provide, among other things, for participation in stock option plans, stock bonus plans and other fringe benefits applicable to executive personnel. Similar to the employment agreement for Mr. Randall, the employment agreements provide for the termination of the executive's employment by the Bank for "cause," as defined therein, at any time, subject to the requirement of arbitration in the event of dispute, and the requirement of payments to the executive in accordance with the employment agreement in the event that "cause" is found not to have existed. Also, if the Bank chooses to terminate Messrs. Perri or Rosenzweig's employment for reasons other than "cause" or the executive resigns his employment due to the occurrence of the same events of termination as set forth in Mr. Randall's employment agreement, the executive will be entitled to a severance payment equal to two times the highest annual rate of base salary plus average annual cash bonus (calculated in the same manner as under Mr. Randall's employment agreement). If termination of the executive's employment by the Bank follows a change in control, the executive will be entitled to a severance payment calculated in the same manner as calculated upon termination following an event of termination. If the executive resigns following a change in control, the executive will be entitled to receive an amount equal to the one times the highest annual rate of base salary paid to the executive at any time under the agreement. An executive entitled to severance payments under the employment agreement will also be entitled to continued life, health and disability coverage until the earlier of 24 months following termination of employment or until he is employed by another employer. In the event the executive is unable to perform his duties under the employment agreement for a period of 6 months due to disability, the Bank may terminate the employment agreement provided that it continues the executive's base salary and any other cash compensation paid to the executive for a period of one year.

SPECIAL TERMINATION AGREEMENT

  In addition, the Company had entered into an eighteen month special termination agreement with Mr. Edward Powers. The special termination agreement provided for payment of a severance benefit to Mr. Powers in the event of his involuntary termination of employment other than for "cause" or certain voluntary terminations of employment following a "change in control." However, pursuant to an agreement with the Bank, Mr. Powers will take an early retirement from the Bank, effective March 1, 1997, and in connection therewith, the Bank will supplement his retirement benefit through payments with an aggregate present value of $150,000.

This supplement is in lieu of any severance payment to which he would be entitled under the Special Termination Agreement upon termination following a change in control.

SEVERANCE COMPENSATION PLAN

  In August 1996, the Company and Bankers Federal have adopted an Employee Severance Compensation Plan ("Severance Plan") to provide certain officers and employees who are not parties to a written employment or special termination agreement with certain benefits in the event of certain terminations of employment at or following a change in control (as defined in the Severance
Plan) of the Company or Bankers Federal. Under the Severance Plan, a covered employee whose employment is terminated at or following a change in control other than for "cause," or who resigns following a change in control due to a reduction in salary or bonus, the assignment of duties, responsibilities, or status inconsistent with that prior to the change in control, a change in job location by more than 30 miles, or the employer's failure to continue any vacation benefits, pension plan, certain insurance benefits or its obligations under the Severance Plan following the change in control, is entitled to receive a severance payment from Bankers Federal, or its successor. The severance payment will be a lump sum cash payment equal to the sum of (i) the highest rate of annualized salary (total annual salary divided by 12) and (ii) the highest bonus paid with respect to any one year; in either case as to either (x) the three years preceding the termination of employment, or (y) the three years preceding the Change in Control, whichever is greater. In addition, a terminated participant will be entitled to continued life, medical and dental coverage for a period of 12 months following termination of employment. Any payment under the Severance Plan is subject to reduction in order to avoid an "excess parachute payment" as defined under Section 280G of the Internal Revenue Code.

INCENTIVE STOCK OPTION PLANS

  The Board of Directors of the Company has established the Incentive Stock Option Plans which provide discretionary awards to its officers and key employees. The grant of awards under the Incentive Stock Option Plans is determined by a committee of the Board of Directors consisting of outside directors (the "Option Plan Committee"), none of whom is eligible to receive options under the Plans. No options under the Stock Option Plans were granted to, or exercised by, the Named Executive Officers during the fiscal year ended September 30, 1996.

  Set forth below is certain information concerning options outstanding with respect to such Named Executive Officers at September 30, 1996.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                         OPTIONS AT           THE-MONEY OPTIONS AT
                                                       FISCAL YEAR-END         FISCAL YEAR-END(1)
                         SHARES ACQUIRED  VALUE   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          NAME            UPON EXERCISE  REALIZED            (#)                       ($)
          ----           --------------- -------- ------------------------- -------------------------
James A. Randall........       --          --            104,952/--               $4,609,895/--
Gerard A. Perri.........       --          --              9,000/--               $  389,000/--
Edward Powers...........       --          --             10,268/--               $  462,060/--

--------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on September 30, 1996, at which date the last sale price of the Common Stock as quoted on the Nasdaq National Market was $52.00.

RETIREMENT PLAN

  The Bank maintains and funds a tax-qualified defined benefit pension plan for its employees. All full-time employees age twenty-one and one-half years or older who have completed at least six months of service participate in the plan. The plan provides for a monthly benefit at age 65 equal to 1% of the "Average Monthly Compensation" (the average of the highest five years base salary) multiplied by the total number of years of employment, up to a maximum of forty years, plus one-half of one percent of the Average Monthly Compensation in excess of $400 multiplied by the total number of years of employment, computed to the nearest dollar. The maximum monthly benefit under the retirement plan is $10,000.

  The following table sets forth the estimated annual benefits payable upon retirement at age 65 in calendar year 1996, expressed in the form of a single life annuity, for the final average salary and benefit service classifications specified.

  FIVE YEAR     AMOUNT OF ANNUAL RETIREMENT BENEFIT WITH CREDITED SERVICE OF
   AVERAGE     ------------------------------------------------------------------
ANNUAL SALARY     15 YEARS         20 YEARS         25 YEARS         30 YEARS
-------------  ---------------  ---------------  ---------------  ---------------
$ 20,000...    $         4,140  $         5,520  $         6,900  $         8,280
$ 40,000...              8,640           11,520           14,400           17,280
$ 60,000...             13,140           17,520           21,900           26,280
$ 80,000...             17,640           23,520           29,400           35,280
$125,000...             27,765           37,020           46,275           55,530
$150,000...             33,390           44,520           55,650           66,780

  Compensation covered by the retirement plan is total compensation received from the Bank, excluding bonuses, overtime, commissions, director's fees or other forms of special compensation, before reducing such compensation pursuant to a deferral election of the employee under any plan of the Bank established in accordance with the provisions of Section 401(k) or Section 125 of the Internal Revenue Code of 1986, as amended. At September 30, 1996, Messrs. Randall, Rosenzweig, Perri and Powers had 8, 1, 6 and 32 years of credited service, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Company has adopted a Supplemental Executive Retirement Plan ("SERP") for certain senior executives of the Company. Presently, Mr. Randall is the only participant in the SERP. The SERP supplements the benefits payable under the Retirement Plan and ESOP. The SERP provides a benefit, with respect to the Retirement Plan, equal to the amount to which a participant would have been entitled under the Retirement Plan but for maximum limitations under the Internal Revenue Code on annual benefits and the amount of compensation that may be taken into consideration in determining such benefit, reduced by the benefit actually paid from the Retirement Plan. The SERP also provides a benefit, with respect to the ESOP, equal to dollar amount which represents the difference (in fair market value of shares allocated to a participants account, plus earnings) between the ESOP benefit that a participant would have been entitled to but for the limitations on the maximum compensation that can be taken into account and the maximum contribution that can be made to a participants account; and the benefit that is actually paid from the ESOP. The SERP supplemental Retirement Plan benefit shall be paid in the same form and at the same time as the participant's benefit under the Retirement Plan. The SERP supplemental ESOP benefit shall be paid in cash, or in the event a trust has been established under the SERP to hold Common Stock and if elected by the participant, in stock of the Company. In the event of the participant's termination of employment in connection with a change of control (as defined in the SERP), the participant's SERP benefit shall become immediately due and payable in a lump sum amount equal to the sum of (i) the present actuarial value of the supplemental Retirement Plan benefit and (ii) the present value of the supplemental ESOP benefit. At September 30, 1996, the present value of Mr. Randall's supplemental Retirement Plan benefit was $22,755 and the present value of his supplemental ESOP benefit was $15,830.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

  Prior to August 1989, the Bank had a policy of making loans, in the ordinary course of business, to its Directors, officers and employees. Such loans did not involve more than the normal risk of collectibility and were on substantially the same terms as were available to the general public, except that the interest rate applicable to such loans was set at 1% above the Bank's average cost of funds and origination fees were waived. The current policy of the Bank is to extend loans to officers and Directors on substantially the same terms as those granted to others, including the interest rate, collateral and origination fees. Such loans do not involve more than the normal risk of collectibility.

  Set forth below is certain information as of September 30, 1996, relating to loans, that in the aggregate exceeded $60,000 during fiscal 1996, outstanding to executive officers and Directors of the Bank or the Company who had any loans from the Bank under the policy in effect prior to August 1989:

                                                     UNPAID
                                                     HIGHEST     BALANCE
                                                     BALANCE       AT
                                  DATE OF  TYPE OF  IN FISCAL SEPTEMBER 30,
NAME                                LOAN   LOAN(1)    1996        1996      RATE
----                              -------- -------- --------- ------------- ----
Edward Powers...................  12/31/86 Mortgage $156,537    $146,173    7.5%
 Senior Vice President and Chief
 Retail Banking Officer

--------
(1) Represents a first mortgage loan secured by the individual's primary residence.

                  PROPOSAL 3--RATIFICATION OF THE APPOINTMENT
                            OF INDEPENDENT AUDITORS

  The Company's independent auditors for the fiscal year ended September 30, 1996 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Company for the fiscal year ending September 30, 1997, subject to ratification of such appointment by the stockholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

  The consolidated financial statements of the Company and its subsidiaries as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996 that are incorporated by reference in this Proxy Statement have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

                             STOCKHOLDER PROPOSALS

  In the event the Merger is not consummated, to be considered for inclusion in the Company's proxy statement in connection with the annual meeting of stockholders to be held following the fiscal year ending September 30, 1997, a stockholder proposal must be received by the Secretary of the Company, at the address set forth on the first page of this Proxy Statement, no later than October 10, 1997. Any stockholder proposal submitted to the Company will be subject to SEC Rule 14a-8 under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

  The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

                  ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
                             AT AN ANNUAL MEETING

  The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, and describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC pursuant to the Exchange Act, are incorporated by reference into this Proxy Statement.

  1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as amended by Amendment No. 1 to Form 10-K/A, filed on January 28, 1997, and any amendments or updates filed thereto;

  2. The Company's Current Report on Form 8-K, dated December 11, 1996; and

  3. The following portions of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1996: Selected Financial Data (page 26); Management's Discussion and Analysis of Financial Condition and Results of Operations (pages 27 to 37); Corporate Information (back cover page); and Selected Quarterly Financial Data (page 60).

  All documents or reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

  The Company's Annual Report to Stockholders for the year ended September 30, 1996 is being delivered to the Company's Stockholders with this Proxy Statement.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE (OTHER THAN EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE TEXTS OF SUCH DOCUMENTS). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO GERARD A. PERRI, SECRETARY, BFS BANKORP, INC., 110 WILLIAM STREET, NEW YORK, NEW YORK 10038 (TELEPHONE (212) 227-4040, EXT. 230). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY MARCH 4, 1997.

                                          By Order of the Board of Directors

                                          /s/ Gerard A. Perri

                                          Gerard A. Perri
                                          Secretary

New York, New York
February 7, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                         ANNEX A

                                                                  Conformed Copy
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 ---------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                 ---------------------------------------------

                   dated as of the 3rd day of December, 1996

                                  by and among

                               DIME BANCORP, INC.

                          FIFTH AVENUE PROPERTY CORP.

                                      and

                               BFS BANKORP, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    RECITALS

 A.   Dime................................................................   A-1
 B.   Merger Sub..........................................................   A-1
 C.   BFS.................................................................   A-1
 D.   The Merger..........................................................   A-1
 E.   The Bank Merger.....................................................   A-1
 F.   Certain Arrangements................................................   A-1
 G.   Approvals...........................................................   A-1

                                   ARTICLE I

                      The Merger; Effective Time; Closing

 1.1  The Merger..........................................................   A-2
 1.2  Effective Time......................................................   A-2
 1.3  Closing.............................................................   A-2

                                   ARTICLE II

                    Governing Documents; Directors; Officers

 2.1  Certificate of Incorporation........................................   A-2
 2.2  By-laws.............................................................   A-2
 2.3  Directors...........................................................   A-2
 2.4  Officers............................................................   A-3

                                  ARTICLE III

      Effect of Merger on Shares; Merger Consideration; Payment for Shares

 3.1  Effect of the Merger on Shares of BFS Common Stock..................   A-3
 3.2  Payment for Shares..................................................   A-3
 3.3  Dissenters' Shares..................................................   A-4

                                   ARTICLE IV

                         Representations and Warranties

 4.1  Representations and Warranties of BFS...............................   A-4
 4.2  Representations and Warranties of Dime..............................  A-14

                                   ARTICLE V

                                   Covenants

 5.1  Conduct of Business Pending the Effective Time......................  A-15
 5.2  Acquisition Proposals...............................................  A-16
 5.3  Certain Policies of BFS.............................................  A-17
 5.4  Employees; Employee Benefit Plans...................................  A-17
 5.5  Access and Information..............................................  A-18
 5.6  Options.............................................................  A-19
 5.7  Stockholder Approval................................................  A-19
 5.8  Efforts to Consummate; Proxy Statement; Other Filings...............  A-19
 5.9  Information Supplied................................................  A-19

                                                                            PAGE
                                                                            ----
 5.10 Publicity...........................................................  A-20
 5.11 Notification of Certain Matters.....................................  A-20
 5.12 Indemnification; Directors' and Officers' Insurance.................  A-20
 5.13 Bank Merger.........................................................  A-21
 5.14 Forbearance by Dime.................................................  A-21
 5.15 Advisory Board......................................................  A-21

                                   ARTICLE VI

                                   Conditions

 6.1  Conditions to Each Party's Obligation to Effect the Merger..........  A-21
 6.2  Conditions to Obligation of Dime....................................  A-22
 6.3  Conditions to Obligation of BFS.....................................  A-22

                                  ARTICLE VII

                       Termination, Amendment and Waiver

 7.1  Termination.........................................................  A-23
 7.2  Effect of Termination...............................................  A-23
 7.3  Termination Fee.....................................................  A-23

                                  ARTICLE VIII

                               General Provisions

 8.1  Survival............................................................  A-24
 8.2  Expenses............................................................  A-24
 8.3  Modification or Amendment...........................................  A-24
 8.4  Waiver of Conditions................................................  A-24
 8.5  Notices.............................................................  A-24
 8.6  Certain Definitions; Interpretation.................................  A-25
 8.7  Entire Agreement....................................................  A-26
 8.8  Assignment..........................................................  A-26
 8.9  No Third-Party Beneficiaries........................................  A-26
 8.10 Governing Law.......................................................  A-27
 8.11 Counterparts........................................................  A-27

                                    ANNEXES

 Annex 1 -- Form of Bank Merger Agreement
 Annex 2 -- Form of Gould Agreement
 Annex 3 -- Form of President Agreement

                                   SCHEDULES

 Schedule 4.1(c)     -- Subsidiaries
 Schedule 4.1(d)     -- Stock Option Plans
 Schedule 4.1(g)     -- Certain Agreements
 Schedule 4.1(i)     -- Certain Loans
 Schedule 4.1(j)(1)  -- Certain Changes
 Schedule 4.1(j)(2)  -- Certain Liabilities
 Schedule 4.1(k)     -- Title to Assets; Encumbrances
 Schedule 4.1(l)     -- Certain Conflicts
 Schedule 4.1(m)     -- Certain Litigation
 Schedule 4.1(n)     -- Certain Tax Matters
 Schedule 4.1(o)     -- Insurance
 Schedule 4.1(q)     -- Employee Benefit Plans
 Schedule 4.1(r)     -- Certain Environmental Matters
 Schedule 4.1(s)     -- Material Agreements
 Schedule 4.1(v)     -- Derivative Securities
 Schedule 4.1(w)     -- Certain Controls
 Schedule 5.1        -- Certain Actions
 Schedule 5.1(b)(16) -- Certain Bonus Payments; Salary Increases
 Schedule 5.3        -- Certain Policies and Reserves

                             INDEX OF DEFINED TERMS

                                                                     LOCATION OF
     TERM                                                            DEFINITION
     ----                                                            -----------
1993 Agreement...................................................... 4.1(d)(3)
Acquisition Proposal................................................ 5.2
Acquisition Transaction............................................. 7.3(b)
Agreement........................................................... Preamble
Asset Classification................................................ 4.1(i)(2)
Balance Sheet....................................................... 4.1(j)(2)
Banking Regulators.................................................. 4.1(l)(7)
Bank Merger......................................................... Recital E
Bank Merger Approvals............................................... Recital E
BFS................................................................. Preamble
BFS Bank............................................................ Recital E
BFS Common Stock.................................................... Recital C
BFS Employees....................................................... 5.4(a)
BFS ESOP............................................................ 5.4(c)
BFS Meeting......................................................... 5.7
BFS Options......................................................... 5.6
BFS Stock Plans..................................................... 4.1(d)(2)
Certificate......................................................... 3.1(a)
Certificate of Incorporation........................................ 2.1
Certificate of Merger............................................... 1.2(a)
Claim............................................................... 5.12(a)
Closing............................................................. 1.3
Closing Date........................................................ 1.3
Compensation Plans.................................................. 4.1(q)(1)
Contracts........................................................... 4.1(g)(2)
Derivative Securities............................................... 4.1(v)(1)
DGCL................................................................ 1.1
Dime................................................................ Preamble
Dime Savings........................................................ Recital E
Dissenters' Shares.................................................. 3.1
Effective Time...................................................... 1.2(a)
Employees........................................................... 4.1(q)(1)
Encumbrances........................................................ 4.1(c)(3)
Environmental Law................................................... 4.1(r)(1)
ERISA............................................................... 4.1(q)(1)
ERISA Affiliate..................................................... 4.1(q)(3)
Exception Shares.................................................... 3.1
Exchange Act........................................................ 4.1(f)
FDI Act............................................................. Recital E
FDIC................................................................ 4.1(c)(2)
FHLB................................................................ 4.1(h)(1)
Gould Agreement..................................................... Recital F
Governing Documents................................................. 4.1(b)
Governmental Entities............................................... 4.1(f)
Hazardous Substances................................................ 4.1(r)(1)
HOLA................................................................ Recital A
Indemnified Parties................................................. 5.12(a)
individually or in the aggregate.................................... 8.6(a)

                                                                     LOCATION OF
    TERM                                                             DEFINITION
    ----                                                             -----------
Insurance Amount.................................................... 5.12(c)
Internal Revenue Code............................................... 4.1(n)(4)
Lending Laws........................................................ 4.1(l)(1)
Liabilities......................................................... 4.1(j)(2)
Loans............................................................... 4.1(i)(2)
material............................................................ 8.6(a)
Material Adverse Effect............................................. 8.6(a)
Merger.............................................................. Recital D
Merger Consideration................................................ 3.1(a)
Merger Sub.......................................................... Preamble
NASD................................................................ 4.1(f)
OREO................................................................ 4.1(i)(4)
OTS................................................................. Recital E
Paying Agent........................................................ 3.2(a)
PCBs................................................................ 4.1(r)(1)
Pension Plan........................................................ 4.1(q)(2)
Person.............................................................. 8.6(a)
Plans............................................................... 4.1(q)(2)
President Agreement................................................. Recital F
prior consultation.................................................. 8.6(a)
Proxy Statement..................................................... 5.8(b)(1)
Regulatory Approvals................................................ Recital G
Reports............................................................. 4.1(h)(2)
Representatives..................................................... 5.5
SAIF................................................................ 4.1(c)(2)
Shares.............................................................. 3.1(a)
SEC................................................................. 4.1(h)(1)
Securities Act...................................................... 4.1(h)(2)
Securities Laws..................................................... 4.1(h)(2)
significant subsidiary.............................................. 7.3(b)(1)
subsidiary.......................................................... 8.6(a)
Surviving Bank...................................................... Recital E
Surviving Corporation............................................... Recital D
Tax................................................................. 4.1(n)(1)
Trigger Event....................................................... 7.3(a)

  AGREEMENT AND PLAN OF MERGER, dated as of the 3rd day of December, 1996 (this "Agreement"), by and among Dime Bancorp, Inc. ("Dime"), Fifth Avenue Property Corp. ("Merger Sub") and BFS Bankorp, Inc. ("BFS").

                                   RECITALS

  A. Dime. Dime has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. Dime is a savings and loan holding company registered under the Home Owners' Loan Act, as amended ("HOLA").

  B. Merger Sub. Merger Sub has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. Merger Sub is a wholly owned subsidiary of Dime.

  C. BFS. BFS has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. As of the date hereof, BFS has 6,000,000 authorized shares of common stock, par value $.01 per share ("BFS Common Stock"), of which no more than 1,635,480 shares are outstanding as of the date hereof, and 2,000,000 authorized shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date hereof (no other class or series of capital stock being authorized). BFS is a savings and loan holding company registered under HOLA.

  D. The Merger. At the Effective Time (as defined in Section 1.2), the parties to this Agreement intend to effect the merger (the "Merger") of Merger Sub with and into BFS, with BFS the corporation surviving the Merger. BFS, as the surviving corporation, is sometimes referred to in this Agreement as the "Surviving Corporation".

  E. The Bank Merger. Immediately following the Effective Time, Dime and BFS intend that Dime and the Surviving Corporation will effect the merger (the "Bank Merger") of Bankers Federal Savings FSB, a wholly owned federal savings bank subsidiary of BFS ("BFS Bank"), with and into The Dime Savings Bank of New York, FSB, a wholly owned federal savings bank subsidiary of Dime ("Dime Savings"). The Bank Merger shall be effected pursuant to an agreement and plan of merger in substantially the form of Annex 1 to this Agreement and is subject, among other conditions set forth therein, to the prior approval (including any requisite waiting periods, the "Bank Merger Approvals") of the Office of Thrift Supervision (the "OTS") under Sections 5(d)(3) and 18(c) of the Federal Deposit Insurance Act, as amended (the "FDI Act"). Dime Savings, as the surviving federal savings bank in the Merger, is sometimes referred to in this Agreement as the "Surviving Bank".

  F. Certain Arrangements. As an inducement to and condition of Dime's willingness to enter into this agreement, (1) Fredric H. Gould and Gould Investors, L.P. have entered into an agreement with Dime, substantially in the form of Annex 2 to this Agreement (the "Gould Agreement"), and (2) James A. Randall, President and Chief Executive Officer of BFS, has entered into an agreement with Dime, substantially in the form of Annex 3 to this Agreement (the "President Agreement").

  G. Approvals. The Boards of Directors of Dime and BFS (at meetings duly called and held) have determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Dime and BFS, respectively, and their respective stockholders and have approved this Agreement. Consummation of the Merger is subject to (1) the prior approval of the stockholders of BFS, (2) the prior approval of the OTS under Section 10(e) of HOLA and (3) the Bank Merger Approvals (items (2) and (3), collectively, the "Regulatory Approvals"), among other conditions specified herein.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                      The Merger; Effective Time; Closing

  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into BFS, and the separate corporate existence of Merger Sub shall thereupon cease. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

  1.2 Effective Time. (a) Subject to the terms and conditions of this Agreement, the parties to this Agreement will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of the State of Delaware as provided in Section 251 of the DGCL (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger has been filed with such Secretary of the State, or at such other time as may be specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

  (b) The parties to this agreement will use all reasonable efforts to cause the Effective Time to occur at a time and date specified by Dime, which time and date shall be not later than the opening of business on the first business day of the month next commencing after the date of satisfaction or waiver of the last of the conditions specified in Sections 6.1(a) and (b) of this Agreement; provided, that if such day is to occur fewer than 10 days after such date of satisfaction or waiver, the Effective Time shall be not later than the opening of business on the first business day of the next succeeding month. Notwithstanding anything to the contrary in this Section 1.2, the parties hereto may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree in writing, consistent with the provisions of the DGCL.

  1.3 Closing. The closing of the Merger (the "Closing") shall take place at such place within The City of New York as the parties hereto shall agree, at 8:00 a.m. on the date when the Effective Time is to occur. The date upon which the Closing shall occur is herein referred to as the "Closing Date".

                                  ARTICLE II

                   Governing Documents; Directors; Officers

  2.1 Certificate of Incorporation. By virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that Article I thereof shall be further amended to replace the reference to "Fifth Avenue Property Corp." therein with "BFS Bankorp, Inc."; such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation"), until duly amended in accordance with the terms thereof and the DGCL.

  2.2 By-laws. By virtue of the Merger, the by-laws of the Surviving Corporation shall be amended and restated to read in their entirety as the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof, the Certificate of Incorporation and the DGCL.

  2.3 Directors. By virtue of the Merger, the Board of Directors of the Surviving Corporation shall consist of the directors of the Merger Sub serving immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until their successors are elected and qualified in accordance with the terms of the DGCL and the Certificate of Incorporation and the by-laws of the Surviving Corporation.

  2.4 Officers. By virtue of the Merger, the officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, and such officers, together with any additional officers as may be agreed upon prior thereto by Dime and BFS or as may be appointed thereafter, shall serve in accordance with the terms of the DGCL and the Certificate of Incorporation and by-laws of the Surviving Corporation.

                                  ARTICLE III

                          Effect of Merger on Shares;
                   Merger Consideration; Payment for Shares

  3.1 Effect of the Merger on Shares of BFS Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

  (a) Each share of BFS Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Shares"), other than Exception Shares (as defined below), shall be converted into the right to receive, without interest, an amount in cash equal to $52.00 (the "Merger Consideration"); provided, that if the Effective Time occurs after June 1, 1997, the Merger Consideration payable per Share shall be increased by an amount equal to the product of $.01 and the number of days elapsed during the period beginning on but excluding June 1, 1997, through and including the date on which the Effective Time occurs, and all references herein to the Merger Consideration shall be deemed to include such increase. All such Shares, other than Exception Shares, shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing such Shares (a "Certificate") shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration upon exchange of such Certificate in accordance with Section 3.2.

  (b) Each Exception Share, other than Dissenters' Shares (as defined below), shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and no consideration shall be payable with respect thereto.

  (c) Each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a share of capital stock of the Surviving Corporation having the same par value and denomination, and such shares shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

For purposes of this Agreement, "Exception Shares" means (1) Shares owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by Dime or a subsidiary (as defined in Section 8.6) of Dime, (2) Shares that have not been voted in favor of approval of the Merger and with respect to which appraisal rights have been perfected in accordance with Section 262 of the DGCL ("Dissenters' Shares") and (3) shares of BFS Common Stock held by BFS or a subsidiary of BFS in treasury.

  3.2 Payment for Shares. (a) Appointment of Paying Agent. For the six-month period commencing on the Effective Time, Dime shall cause to be made available to a paying agent (which may be a subsidiary of Dime) appointed by Dime (the "Paying Agent") funds sufficient in the aggregate to allow the Paying Agent to make payments of the Merger Consideration to former holders of Shares in accordance with Section 3.1. At the end of such six-month period, Dime shall be entitled to cause the Paying Agent to deliver to it any of such funds (including any interest received in respect thereof) that have not then been disbursed to former holders of Shares. Any former holders of Shares who have not theretofore surrendered their Certificates for payment pursuant to this
Article III shall thereafter be entitled to look exclusively to Dime, and only as general creditors thereof, for any payment due upon surrender of their Certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (b) Procedures for Surrender. Promptly after the Effective Time, Dime shall cause the Paying Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Shares

(other than Exception Shares) a form of letter of transmittal containing instructions for use in effecting the surrender of Certificates in exchange for payment pursuant to this Article III. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount to which such holder is entitled pursuant to this Article III, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. No interest will accrue or be paid on any amount payable upon surrender of Certificates. If any payment is to be made to a person other than the registered holder of the Certificate surrendered therefor, it shall be a condition of such payment that the Certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the making of such payment to a person other than the registered holder of the Certificate surrendered (or shall establish to the satisfaction of Dime that any such taxes have been paid or are not applicable).

  (c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Dime, the posting by such person of a bond in such amount as Dime may direct as indemnity against any claim that may be made against it with respect to such Certificate, Dime shall, in exchange for such lost, stolen or destroyed Certificate, cause to be paid the amount deliverable in respect thereof pursuant to this Article III.

  (d) Transfers. At and after the Effective Time, there shall be no further registration or transfers of shares of BFS Common Stock, and the stock ledgers of BFS shall be closed. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the payment to which the holder thereof is entitled pursuant to this Article III (any certificates representing Dissenters' Shares so presented for transfer shall be treated in accordance with the provisions of Section 3.3).

  3.3 Dissenters' Shares. The Surviving Corporation shall pay for any Dissenters' Shares in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Exception Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

                                  ARTICLE IV

                        Representations and Warranties

  4.1 Representations and Warranties of BFS. BFS hereby represents and warrants to Dime that:

  (a) Recitals True. The statements of fact set forth in Recitals C and G of this Agreement with respect to BFS and BFS Bank are true.

  (b) Organization and Qualification. Each of BFS and its subsidiaries has the requisite corporate power and authority to own or lease its material properties and material assets and to carry on its business in all material respects as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any failure to be so qualified that, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.6) on it. BFS has made available to Dime a complete and correct copy of the Governing Documents (as defined below) of BFS and each of its subsidiaries, each as amended to date and currently in full force and effect. "Governing Documents" means, with respect to any organization, (1) those instruments that constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificates of its incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (2) its by-laws.

  (c) Subsidiaries. (1) Schedule 4.1(c) lists all of the subsidiaries of BFS and its percent ownership thereof. Except as so listed or as otherwise set forth on Schedule 4.1(c), none of BFS or any of its subsidiaries owns any stock, partnership, joint venture or limited liability company interest or any other equity security issued by any Person (as defined in Section 8.6) (or any security convertible into, or right to acquire, any of the preceding) other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith.

  (2) BFS Bank is the only subsidiary of BFS that accepts demand deposits. BFS Bank is a federal savings bank duly organized under the laws of the United States, an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder and is a member of the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). All of its deposits are subject to assessments payable to the SAIF.

  (3) All the outstanding shares of capital stock of BFS Bank are owned directly and of record by BFS, free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Encumbrances"). All the shares of capital stock indicated as owned by BFS or a subsidiary of BFS on Schedule 4.1(c) are owned directly and of record by BFS or a subsidiary of BFS, free and clear of all Encumbrances.

  (d) Capital Stock. (1) All of the issued and outstanding shares of capital stock of BFS and BFS Bank, and all of the shares of capital stock of BFS's other subsidiaries that are owned by BFS or a subsidiary of BFS, have been duly authorized and are validly issued, fully paid and nonassessable.

  (2) As of the date of this Agreement, there were outstanding under the stock option and other plans identified in Schedule 4.1(d) (collectively, the "BFS Stock Plans"), options or rights to acquire an aggregate of 159,220 shares of BFS Common Stock, at an average exercise price of $9.65 and on the other terms set forth in Schedule 4.1(d) (subject to adjustment on the terms set forth in the BFS Stock Plans). As of the date of this Agreement, BFS has no shares of BFS Common Stock reserved for issuance, other than 17,474 shares reserved for issuance under the BFS Stock Plans, and has no shares of preferred stock reserved for issuance.

  (3) Except as set forth in Recital C and except for shares of BFS Common Stock to be issued after the date hereof pursuant to the options outstanding as of the date hereof under the BFS Stock Plans, there are no shares of capital stock of BFS authorized, issued or outstanding. There are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of BFS or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of BFS or any of its subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof), other than (A) the Agreement, dated as of April 3, 1993, between BFS, Fredric H. Gould, Gould Investors, L.P. and the other persons and entities identified therein, as amended by Amendment No. 1 thereto (as so amended, the "1993 Agreement"), (B) the Gould Agreement, (C) the President Agreement or (D) as set forth in Section 4.1(d)(2).

  (e) Corporate Authority. (1) BFS has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption by the holders of a majority of the issued and outstanding shares of BFS Common Stock of the agreement of merger contained in this Agreement insofar as required by Section 251 of the DGCL, to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of BFS enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

  (2) The Board of Directors of BFS (at a meeting duly called and held) has by requisite vote authorized and approved this Agreement and the transactions, including the Merger, contemplated hereby and directed that the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted for consideration to, and adoption by, its stockholders in accordance with Section 251 of the DGCL.

  (3) BFS has taken all action required, if any, to exempt irrevocably this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Article Eighth of its certificate of incorporation and the requirements of any "business combination", "moratorium", "control share" or any other state antitakeover statute or regulation, including Section 203 of the DGCL.

  (f) Governmental Filings. Other than the Regulatory Approvals, as provided in Section 1.2 and as required under the Securities and Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), state securities and "Blue Sky" laws or the rules of the National Association of Securities Dealers, Inc. (the "NASD"), no notices, reports or other filings are required to be made by BFS with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by BFS from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity (collectively, "Governmental Entities"), in connection with the execution, delivery or performance of this Agreement by BFS and the consummation by it of the Merger and the other transactions contemplated hereby, other than those the failure of which to obtain or make (1) will not have, individually or in the aggregate, a Material Adverse Effect on BFS and (2) could not prevent, materially delay or materially burden, or permit any Person to enjoin the consummation of, the transactions contemplated by this Agreement.

  (g) No Conflicts. The execution, delivery and performance of this Agreement by BFS does not and will not, and (upon receipt of the Regulatory Approvals, the expiration of any related waiting period, compliance with the other requirements identified in Section 4.1(f) and the adoption of shareholders referred to in Section 4.1(e)(1)) the consummation by it of the Merger and the other transactions contemplated hereby will not, with or without the giving of notice, the lapse of time or both:

      (1) Conflict with or violate the Governing Documents of BFS or any subsidiary of BFS;

      (2) Except as set forth on Schedule 4.1(g), constitute or result in a breach of or default under, permit the termination of or permit the acceleration of the performance required by, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "Contracts") of BFS or any subsidiary of BFS (or to which their respective properties are subject);

      (3) Result in the creation or imposition, pursuant to any Contract, of any Encumbrance on any of the properties or assets of BFS or any subsidiary of BFS; or

      (4) Violate or breach any law, rule, ordinance, regulation, judgment, decree, order, award or governmental or non-governmental permit or license to which BFS or any subsidiary of BFS (or any of their respective properties) is subject or permit the termination of any of the foregoing;

except, in the cases of clauses (2) through (4), for such breaches, defaults, Encumbrances, violations or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on BFS.

  (h) Reports and Financial Statements. (1) With respect to periods since September 30, 1994, each of BFS and its subsidiaries has timely filed, and has paid all fees or assessments due or payable in connection with, all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Securities and Exchange Commission (the "SEC"), (B) the OTS, (C) the FDIC, (D) the Federal Home Loan Bank of New York (the "FHLB"), (E) any other applicable federal or state banking, insurance, securities, or other regulatory authorities or (F) the NASD. Each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form with all applicable statutes, rules and regulations as of the (in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date of this Agreement) date thereof, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on BFS.

  (2) BFS has made available to Dime a true and complete copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), the Exchange Act, 12 C.F.R. Parts 563d and 563g and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by BFS or any subsidiary of BFS with respect to periods since September 30, 1994 through the date of this Agreement, and will promptly deliver to Dime each such document or statement filed, used or circulated after the date hereof (collectively, the "Reports"), each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or if not so filed, in the form used or circulated), including BFS's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and its Quarterly Reports on Form 10-Q for the periods ended December 31, 1995, March 31, 1996 and June 30, 1996.

  (3) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with the applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (4) Each of BFS's consolidated balance sheets included in the Reports fairly presents (or, in the case of Reports filed after the date of this Agreement, will fairly present) in all material respects the consolidated financial position of BFS and its subsidiaries as of the date of such balance sheet and each of the consolidated income statements and statements of changes in stockholders' equity included in the Reports fairly presents (or, in the case of Reports filed after the date of this Agreement, will fairly present) in all material respects the consolidated results of operations and retained earnings, as the case may be, of BFS and its subsidiaries for the periods set forth therein (subject, in the case of interim statements, to normal year-end adjustments that are not material in amount or effect), in each case in conformity with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

  (i) Loans; OREO. (1) The allowance for possible loan losses shown on the Balance Sheet (as defined below) was, and such allowance shown on each of the consolidated balance sheets of BFS that is as of a date after the date hereof and contained in any Report will be, adequate in all material respects, as of the date of such balance sheet, to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio. The term "Balance Sheet" means the consolidated balance sheet of BFS at June 30, 1996 included in its Quarterly Report on Form 10-Q for the period then ended, as filed with the SEC prior to the date hereof.

  (2) Schedule 4.1(i) sets forth a list, accurate and complete in all material respects, of all Loans (as defined below), other than any such loans, leases, extensions of credit, commitments or other assets the unpaid principal balance of which does not exceed $100,000, of BFS and its subsidiaries that have been criticized or classified as of September 30, 1996 by it or any such subsidiary, separated by category of classification or criticism (the "Asset Classification"); no amounts of such Loans that have been classified or criticized as of the date hereof by any representative of any Banking Regulator (as defined in Section 4.1(l)) as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts that were charged off by BFS or its subsidiaries prior to the date hereof; and no such Loans as of September 30, 1996 that have been or, to its knowledge, should have been classified as "non-accrual", "restructured", "90 days past due", "still accruing and doubtful of collection" or any comparable classification are excluded from the amounts disclosed in the Asset Classification. For purposes of this Agreement, the term "Loans" shall mean loans, leases, extensions of credit, commitments to extend credit and other assets.

  (3) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BFS, each loan or extension of credit of BFS or any of its subsidiaries as of the date of this Agreement (A) is evidenced by notes, agreements or other evidences of indebtedness that are true and genuine, (B) is secured to the extent contemplated by the terms thereof, (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equity principles, and (D) to BFS's knowledge, is not subject to any defenses that may be asserted against BFS or any of its subsidiaries.

  (4) The Other Real Estate Owned ("OREO") included in any non-performing assets of BFS or its subsidiaries is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

  (j) Absence of Certain Events and Changes. (1) Except as set forth in
Schedule 4.1(j)(1), since June 30, 1996, BFS and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not been any change, development or combination of changes or developments that, individually or in the aggregate, constitutes or has resulted in a Material Adverse Effect on BFS.

  (2) BFS and its subsidiaries have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including for any Tax (as defined in Section 4.1(n)) (collectively, "Liabilities"), except: (A) as reflected on the Balance Sheet, (B) Liabilities that have arisen in the ordinary and usual course of business after the date of such Balance Sheet, and which will be included in the next following Report of it provided to Dime, (C) as set forth in Schedule 4.1(j)(2) or (D) any Liability that, either alone or when combined with all other such Liabilities, would not have a Material Adverse Effect on BFS.

  (k) Properties. Except as disclosed or reserved against in its Reports filed with the SEC prior to the date hereof or in the Balance Sheet or as set forth in Schedule 4.1(k), BFS and its subsidiaries have good and valid title to all of the properties and assets, tangible and intangible, reflected on the Balance Sheet or acquired since the date thereof (other than real property reflected on the Balance Sheet as OREO), free and clear of all Encumbrances, except for Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on BFS and property disposed of since the date of the Balance Sheet in the ordinary course of business.

  (l) Compliance with Laws. Except as set forth on Schedule 4.1(l), each of BFS and its subsidiaries:

      (1) Except for any failure so to comply that, individually or in the aggregate, would not have a Material Adverse Effect on BFS, has been since September 30, 1994 in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including (A) Sections 22(h), 23A and 23B of the Federal Reserve Act and (B) the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination (clause (B), collectively, the "Lending Laws");

      (2) Has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to carry on its business in all material respects as it is presently conducted and the absence of which, individually or in the aggregate, would have a Material Adverse Effect on BFS;

      (3) Has received since September 30, 1994 no notification or communication from any Governmental Entity (including the OTS and any other bank, insurance or securities regulatory authorities) or the staff thereof (A) asserting that it or any of its subsidiaries is not in compliance in any material respect with any of the statutes, regulations or ordinances that such Governmental Entity enforces; (B) threatening to revoke any material license, franchise, permit or governmental authorization; or (C) threatening or contemplating termination of FDIC deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist);

      (4) Is not required to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;

      (5) Is not subject to the limitations on acceptance of deposits set forth in Section 29 of the FDI Act;

      (6) With respect to BFS Bank, has been assigned a rating of "outstanding record of meeting community credit needs" or "satisfactory record of meeting community credit needs" in its most recent examination under Section 4 of the Community Reinvestment Act (no other subsidiary of BFS being an "insured depositary institution" as defined in the FDI Act); and

      (7) Is not a party or subject to (nor is any officer, director, controlling Person or property of it or any of its subsidiaries a party or subject to) any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits, including the OTS and the FDIC (collectively, the "Banking Regulators"), or the supervision or regulation of BFS or any subsidiary of BFS, and neither BFS nor any subsidiary of BFS has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

  (m) Litigation. Except as set forth in Schedule 4.1(m), there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to BFS's knowledge, threatened or contemplated against BFS or any of its subsidiaries (including under or relating to any of the Lending Laws or Securities Laws or relating to any Plan (as defined in Section 4.1(g)) of BFS or its subsidiaries) that are reasonably likely to result in a determination that, individually or in the aggregate, would have a Material Adverse Effect on BFS.

  (n) Taxes. (1) For the purposes of this Agreement, the term "Tax" shall mean any tax or governmental charge, withholding obligation, assessment, impost or levy (including, without limitation, any income, gross receipts, deposit, license, payroll, employee withholding, foreign or domestic withholding, backup withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, disability, real or personal property, sales, use, transfer, ad valorem, alternative or add-on minimum or other taxes, any customs duty, unemployment insurance, social security and workers' compensation), together with any related liabilities, penalties, fines, additions to tax or interest (including any penalties, fines or similar amounts related to any information return or reporting obligations, notwithstanding that no Tax is payable if such obligations are properly discharged), imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency thereof.

  (2) Each of BFS and its subsidiaries has filed or will file all material Tax returns or reports (including all Tax-related information returns or reports) required to be filed (taking into account permissible extensions) by them on or prior to the Effective Time. All such Tax returns are (or, with respect to Tax Returns filed after the date of this Agreement, will be) correct and complete in all material respects. Each of BFS and its subsidiaries has paid or will pay in a timely manner and as required by law all material Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party (whether or not shown on any Tax return). All material Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Time shall have been paid by or on behalf of BFS and its subsidiaries or shall be reflected on the books of it and its subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Balance Sheet.

  (3) Except as set forth in Schedule 4.1(n), (A) neither BFS nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes; (B) no Tax returns or reports of BFS or its subsidiaries have to its knowledge been audited by any Governmental Entity; and (C) there are no material unresolved questions, material claims or material disputes claimed or raised by any relevant taxing authority concerning the liability for Taxes of BFS or any of its subsidiaries.

  (4) Neither BFS nor any of its subsidiaries has made an election under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for any taxable years not yet closed for statute of limitations purposes. Except as set forth in Schedule 4.1(n), there is no material dispute or material claim concerning BFS or any of its subsidiaries claimed or raised by any relevant taxing authority with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which it or any of such subsidiaries was at any time a member.

  (o) Insurance. (1) Each of BFS and its subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all material rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) that are known to it. Schedule 4.1(o) contains a list of all directors' and officers' liability insurance policies maintained by BFS or its subsidiaries as of the date of this Agreement.

  (2) BFS and its subsidiaries are, and since September 30, 1994 have been, insured for amounts management of BFS believes to be reasonable, against such risks as companies engaged in a similar business customarily are insured.

  (3) All of the insurance policies and bonds maintained by BFS and its subsidiaries are in full force and effect, it and its subsidiaries are not in default thereunder, except for any defaults that could not result in the cancellation or loss of material benefits thereunder, and all material claims thereunder have been filed in due and timely fashion.

  (p) Labor Matters. Neither BFS nor any of BFS's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither BFS nor any of BFS's subsidiaries is the subject of any material proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving BFS or any of BFS's subsidiaries pending or, to BFS's knowledge, threatened, nor, to BFS's knowledge, is there any activity involving employees of BFS or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, in each case, either as of the date of this Agreement or as would, individually or in the aggregate, have a Material Adverse Effect on BFS.

  (q) Employee Benefits. (1) Schedule 4.1(q) sets forth a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, welfare, employee stock ownership, severance, stock bonus, stock purchase, restricted stock and stock option plans and all employment, severance or change in control agreements that cover employees or former employees of BFS and its subsidiaries (the "Compensation Plans"). True and complete copies of the Compensation Plans and all other benefit plans, contracts or arrangements covering current or former employees or directors of it or its subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all amendments thereto, have been made available to Dime.

  (2) All of BFS's and its subsidiaries' employee benefit plans, within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (collectively, its "Plans"), to the extent subject to ERISA, are in all material respects in compliance with ERISA. Each of the Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code, has received a favorable determination letter from the Internal Revenue Service, and to BFS's knowledge there are no circumstances likely to result in revocation of any such favorable determination letter. Neither BFS nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in an amount that would be material to BFS.

  (3) No material liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by BFS or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under
Section 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affiliate"). BFS and its subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any of BFS's ERISA Affiliates within the 12-month period ending on the date hereof.

  (4) All material contributions required to be made by BFS and its subsidiaries under the terms of any of its Plans have been timely made or have been reflected on the Balance Sheet. Neither any of the Pension Plans nor any single-employer plan of any of BFS's ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither BFS nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Sections 401(a)(29) of the Internal Revenue Code.

  (5) Under each of the Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not materially exceed the then current value of the assets of such Pension Plan, and to BFS's knowledge, there has been no materially adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year. To BFS's knowledge, there would be no material withdrawal liability of BFS and its subsidiaries under each Compensation Plan which is a multiemployer plan to which it, its subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof.

  (6) Except as disclosed in its Reports or as set forth in Schedule 4.1(q), neither BFS nor its subsidiaries has any obligations for retiree health and life benefits under any Compensation Plan. To BFS's knowledge, BFS or its subsidiaries may amend or terminate any Compensation Plan providing retiree health and life benefits without incurring any liability thereunder.

  (7) Except as provided in this Agreement or as identified in Schedule 4.1(q), the transactions contemplated by this Agreement will not result in the vesting or acceleration of any amounts under any Compensation Plan, any material increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

  (r) Environmental Matters. (1) For purposes of this Section 4.1(r), the following terms shall have the indicated meaning:

    "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (A) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (B) human health or safety or (C) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, hazardous substances, in each case as amended and now in effect.

    "Hazardous Substances" means substances that are listed, classified or otherwise regulated pursuant to any Environmental Law, including any petroleum products or by-products, polychlorinated biphenyls ("PCBs"), asbestos, lead paint or plumbing or radioactive materials.

  (2) To BFS's knowledge, except as identified in Schedule 4.1(r) and except to the extent that there would not reasonably be expected to result therefrom a Material Adverse Effect on BFS:

    (A) BFS and its subsidiaries are in compliance with all Environmental
  Laws;

    (B) No real property owned or operated by BFS or any of its subsidiaries is contaminated with any Hazardous Substances;

    (C) No real property formerly owned or operated by BFS or any of its subsidiaries was contaminated with any Hazardous Substances during the period of ownership or operation by it or such subsidiaries; and

    (D) BFS and its subsidiaries are not subject to liability under any Environmental Law for any off-site disposal or contamination of Hazardous Substances.

  (3) BFS and its subsidiaries have not received any claims or notices concerning any, direct or indirect, potential or actual liability or loss of BFS or any of its subsidiaries under any Environmental Law that, individually or in the aggregate, would have a Material Adverse Effect on BFS.

  (4) To BFS's knowledge, there are no circumstances or conditions involving BFS or its subsidiaries or their properties (including any participation in the management of, or the holding of a security interest in, a borrower or any other third party or property or otherwise in a role as mortgagor, trustee or fiduciary) that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on BFS.

  (5) BFS and its subsidiaries have delivered or made available to Dime true and complete copies of all environmental reports, studies, sampling data, permits, government filings and any other environmental information in its possession or reasonably available to it relating to BFS or any of its subsidiaries or any of their current or former properties or operations.

  (s) Material Agreements. (1) Except for this Agreement or as set forth in
Schedule 4.1(s) or filed as an exhibit to its Reports filed with the SEC prior to the date hereof, neither BFS nor any of its subsidiaries (A) is a party to any written or oral (w) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance or change-in-control related benefits for any such person, (x) agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement that has been entered into in the ordinary course of business for normal funding purposes and that provides a repurchase date 30 days or less after the purchase date, (y) contract or group of related contracts with the same Person for the purchase or sale of products or services under which the undelivered balance of such products or services has a purchase price in excess of $50,000 for any individual contract or $50,000 for any group of related contracts in the aggregate (including any lease that involves a remaining aggregate balance of lease payments payable of more than $50,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $50,000) or (z) contract that is material to it and its subsidiaries, taken as a whole or (B) has any commitments for capital expenditures in excess of $50,000.

  (2) Except to the extent set forth in Schedule 4.1(s) and except to an extent that would not, individually or in the aggregate, have a Material Adverse Effect on BFS:

    (A) Each of BFS and its subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth in Schedule 4.1(s);

    (B) None of BFS or any of its subsidiaries is in receipt of any claim of default under any such contract or commitment or has any present expectation or intention of not fully performing any obligation pursuant to any such contract or commitment; and

    (C) There has been no cancellation, breach or anticipated breach by any other party to any such contract or commitment.

  (3) Neither BFS nor any of its subsidiaries is subject to, or obligated under, any agreement, arrangement or understanding that materially restricts the ability of BFS or any of its subsidiaries, or would materially restrict the ability of any successor of the preceding, to engage in any and all activities permissible for federal savings banks or savings and loan holding companies under applicable laws and regulations.

  (t) Knowledge as to Conditions. As of the date of this Agreement, to BFS's knowledge, there is no reason why the Regulatory Approvals and, to the extent necessary for the consummation of the Merger, any other approvals, authorizations, filings, registrations and notices cannot be obtained without the imposition of any condition or restriction described in the proviso to
Section 6.1(b).

  (u) Brokers and Finders. None of BFS, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that BFS has retained Keefe, Bruyette & Woods, Inc. as its financial advisor pursuant to a letter agreement BFS has made available to Dime, as amended to date and currently in full force and effect.

  (v) Interest Rate Risk Management Instruments; Derivatives; Certain Other Securities. (1) Schedule 4.1(v) sets forth a true and complete list as of the date of this Agreement of (A) all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which BFS or any of its subsidiaries is a party or to which any of their properties or assets may be subject and (B) all securities owned by BFS or its subsidiaries that are generally known as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives" (instruments or agreements of the type referred to in clauses (A) and (B), collectively, "Derivative Securities").

  (2) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BFS:

    (A) All Derivative Securities to which BFS or any of its subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Banking Regulators and with counterparties believed to be financially responsible at the time;

    (B) All such Derivative Securities are legal, valid and binding obligations enforceable in accordance with their terms (except, as to enforceability, as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and the availability of equitable remedies) and are in full force and effect; and

    (C) BFS and each of its subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

  (w) Accounting Controls. Each of BFS and its subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the reasonable judgment of the Board of Directors of BFS, that (1) all material transactions are executed in accordance with management's general or specific authorization (except as set forth in Schedule 4.1(w)); (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied; (3) access to the material property and assets of BFS and its subsidiaries is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

  4.2 Representations and Warranties of Dime. Dime hereby represents and warrants to BFS that:

  (a) Recitals True. The statements of fact set forth in Recitals A, B and G of this Agreement with respect to Dime and Merger Sub are true.

  (b) Organization and Qualification. Each of Dime and Merger Sub has the requisite corporate power and authority to own or lease its material properties and material assets and to carry on its business in all material respects as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any failure to be so qualified that, individually or in the aggregate, would not have a Material Adverse Effect on it.

  (c) Corporate Authority. Each of Dime and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of each of Dime and Merger Sub enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

  (d) Governmental Filings. Other than the Regulatory Approvals, as provided in Section 1.2 and as required under the Exchange Act, the state securities and "Blue Sky" laws or the rules of the NASD, no notices, reports or other filings are required to be made by Dime or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Dime or Merger Sub from, any Governmental Entity in connection with the execution, delivery or performance of this Agreement by Dime or the Merger Sub and the consummation by them of the Merger and the other transactions contemplated hereby, other than those the failure of which to obtain or make could not prevent, materially delay, or materially burden, or permit any Person to enjoin the consummation of, the transactions contemplated by this Agreement.

  (e) No Conflicts. The execution, delivery and performance of this Agreement by Dime and Merger Sub does not and will not, and (upon receipt of the Regulatory Approvals, the expiration of any related waiting period and compliance with the other requirements of Section 4.2(d)) the consummation by them of the Merger and the other transactions contemplated hereby, will not, with or without the giving of notice, the lapse of time or both:

    (1) Conflict with or violate the Governing Documents of Dime or Merger Sub or any other subsidiary of Dime;

    (2) Constitute or result in a breach of or default under, permit the termination of or acceleration of the performance required by, any Contracts of Dime or Merger Sub or any other subsidiary of Dime; or

    (3) Violate or breach any law, rule, ordinance, regulation, judgment, decree, order, award or governmental or non-governmental permit or license to which Dime or Merger Sub or any other subsidiary of Dime is subject;

except, in the cases of clauses (2) and (3), for such breaches, default or violations that, individually or in the aggregate, would not have a Material Adverse Effect on Dime.

  (f) Knowledge as to Conditions. As of the date of this Agreement, to Dime's knowledge, there is no reason why the Regulatory Approvals and, to the extent necessary for consummation of the Merger, any other approvals, authorizations, filings, registrations and notices cannot be obtained without the imposition of any condition or restriction described in the proviso to Section 6.1(b).

  (g) Financing. Dime has available, or at the Effective Time will have available, sufficient funds, available lines of credit or other sources of immediately available funds sufficient to enable it to consummate the Merger on the terms and conditions of this Agreement. Dime and Merger Sub's obligations hereunder are not subject to any conditions regarding Dime's ability to obtain financing for the consummation of the transactions contemplated herein.

                                   ARTICLE V

                                   Covenants

  5.1 Conduct of Business Pending the Effective Time. BFS agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as Dime shall otherwise consent in writing (which consent shall not be unreasonably withheld) or except as otherwise expressly contemplated by this Agreement or set forth in Schedule 5.1:

  (a) Conduct of Business in the Ordinary and Usual Course. BFS and its subsidiaries will conduct their respective businesses (including the underwriting and making of any loan or advance) only in the ordinary and usual course, and, to the extent consistent therewith, BFS and its subsidiaries will use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

  (b) Forbearance. BFS will not, and will cause each of its subsidiaries not to:

    (1) Declare, set aside or pay any dividend payable in cash, stock or other property with respect to any of its capital stock, other than dividends by direct or indirect wholly owned subsidiaries of BFS;

    (2) Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

    (3) Grant, issue, sell, pledge, dispose of or permit any Encumbrance to be placed on (A) any shares of its capital stock of any class, other than issuance of BFS Common Stock pursuant to the BFS Stock Plans, (B) securities convertible or exchangeable for such shares of capital stock,
  (C) stock appreciation rights with respect to such shares or (D) options, warrants, calls, commitments or rights of any kind to acquire any of such shares;

    (4) Effect any recapitalization, reclassification, stock split or like exchange in capitalization;

    (5) Enter into, or take any action to cause any stockholders of BFS to enter into, any agreement, understanding or commitment relating to the right of stockholders of BFS to vote any shares of its capital stock, except for the 1993 Agreement or as set forth in Recital F, or cooperate in any formation of any voting trust relating to such shares;

    (6) Amend its Governing Documents;

    (7) Merge or consolidate with, or, except in satisfaction of a debt previously contracted in good faith, make any material acquisition of or investment in the assets, stock or securities (including partnership, joint venture or limited liability company interests) of, any other Person;

    (8) Make any change in accounting principles or methods from those currently employed, except as required by generally accepted accounting principles or applicable regulatory requirements, as concurred in by BFS's independent auditors;

    (9) Sell, transfer, lease, securitize, swap, license, pledge or otherwise dispose or permit any Encumbrance to be placed on any material amount of its properties or assets (including loans, advances or securities constituting assets of it), except in the ordinary course of business consistent with past practice (including FHLB advances in the ordinary course of business consistent with past practice);

    (10) Other than with respect to loan transactions, enter into, accelerate, terminate or cancel any contract, lease or license relating to amounts in excess of $50,000 for any individual contract, lease or license or $50,000 for any group of related contracts, leases or licenses other than entering into such contracts, leases or licenses that can be terminated without penalty on notice of 90 days or less;

    (11) Amend, modify, waive or fail to enforce any provision of, or its rights under, the 1993 Agreement;

    (12) Incur any material amount of indebtedness, other than deposits taken and other indebtedness incurred in the ordinary course of business consistent with past practice (including FHLB advances in the ordinary course of business consistent with past practice);

    (13) Other than in the ordinary course of business consistent with past practice, (A) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (B) cancel, release, assign or modify any material amount of indebtedness of any other Person;

    (14) Make any loan or advance (A) in excess of $250,000 or (B) other than in the ordinary course of business consistent with past practice;

    (15) Authorize or make any capital expenditures, other than in the ordinary course of business consistent with past practice and other than capital expenditures for replacements and repairs in amounts less than $50,000 in the aggregate;

    (16) Enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary, fee or compensation increases, increases in fringe benefits or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee, except that it may (A) hire "at will" employees with an annual salary of less than $50,000 as replacements for terminating employees and (B) grant compensation increases, bonuses or promotions in the ordinary course of business and consistent with past practice to non-executive employees, provided that such grants do not result in increases in compensation that exceed 3% per annum on average, and (C) grant those salary increases, year-end bonuses and retention bonuses set forth on Schedule 5.1(b)(16);

    (17) Release or otherwise terminate the employment of any employee of it, except in the ordinary course of business and consistent with past practice;

    (18) Establish, adopt or enter into any new, or amend any existing, or extend coverage of or waive eligibility requirements with respect to any, Compensation Plans (including profit sharing, bonus, director and officer incentive compensation, severance, retirement, medical, hospitalization, life or other insurance plans, agreements and commitments), except in each case for amendments or modifications necessary to comply with applicable law (after prior consultation with Dime);

    (19) Knowingly take any action that would materially and adversely affect the ability of any party hereto to obtain, on or before July 31, 1997, any necessary approvals, consents or waivers of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 6.1(b) or perform its obligations under this Agreement or that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; or

    (20) Authorize or enter into an agreement to take any of the foregoing actions.

  (c) Certain Settlements. Without prior consultation with Dime, neither BFS nor any of its subsidiaries shall enter into any settlement or similar agreement (other than such a settlement or agreement involving no admission of wrongdoing and requiring only the payment of immaterial monetary damages) with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation against or affecting BFS or any of its subsidiaries that is set forth in Schedule 4.1(m) or to which BFS or any of such subsidiaries becomes a party after the date of this Agreement (other than any action, suit, proceeding or order that is related solely to the collection of any loan or other extension of credit in default or to the realization on any related collateral).

  5.2 Acquisition Proposals. BFS agrees that neither BFS nor any of its subsidiaries shall, and that BFS and its subsidiaries shall direct and use all reasonable efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, BFS or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person relating to an Acquisition Proposal; provided, that, if BFS is not otherwise in violation of this Section 5.2, the Board of Directors of BFS may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of

Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would constitute a breach of their fiduciary duties under Delaware law. If any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, BFS or any of its subsidiaries, BFS will immediately notify Dime. BFS will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, will enforce any confidentiality agreements and will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of this Section 5.2 of the obligations undertaken in this Section 5.2.

  5.3 Certain Policies of BFS. Subject to Schedule 5.3 and upon the request of Dime, BFS shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) of BFS and its subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of Dime; provided, however, that BFS shall not be obligated to record any such accounting adjustments pursuant to this Section 5.3 (A) unless and until BFS shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (B) in no event until the day prior to the Effective Date. BFS's representations, warranties (including Section 4.1(i)(1)) and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.3.

  5.4 Employees; Employee Benefit Plans. (a) Dime agrees that, as of the Effective Time, the employees of BFS and its subsidiaries at such time ("BFS Employees") shall be employed upon terms and conditions (including retiree and other benefits) no less favorable than those generally afforded to other employees of Dime and its subsidiaries holding similar positions; provided, that service with BFS or its subsidiaries or any predecessor thereto prior to the Effective Time shall be treated as service with Dime or its subsidiaries for purposes of any length-of-service requirements, waiting periods, eligibility periods, vesting periods or differential benefits based upon length-of-service requirements (but not for pension benefit accrual purposes), including length-of-service requirements used to determine the number of weeks of vacation to which a BFS Employee is entitled under the relevant Dime policy and to satisfy any waiting periods concerning "preexisting conditions" and any "copayment" or deductible requirements); and provided, further, that nothing herein shall (1) prevent the amendment or termination of any Compensation Plan of BFS in accordance with its terms, (2) require the Surviving Corporation to maintain an employee stock ownership plan or to provide or permit investment in the securities of BFS or the Surviving Corporation or (3) limit or restrict the ability of the Surviving Corporation to terminate the employment of any officer or employee.

  (b) Dime agrees to honor in accordance with their terms all employment, severance and termination contracts, agreements and arrangements and employee benefit plans set forth in Schedule 4.1(q); provided, that the foregoing shall not prevent the Surviving Corporation from amending or terminating any such plan, contract, agreement, arrangement or plan in accordance with its terms. It is Dime's present intention that current recipients of retiree medical benefits from BFS and its subsidiaries will receive retiree medical benefits no less favorable than those generally afforded to employees of Dime and its subsidiaries holding similar positions; provided, that service with BFS or its subsidiaries or any predecessor thereto prior to the Effective Time shall be treated as service with Dime or its subsidiaries; and provided, further, that such recipients shall not be required to make any contribution in respect of such benefits unless required in good faith by Dime for reasons related to the accounting by Dime for postemployment benefits other than pensions under Statement of Financial Accounting Standards No. 106 (or any amendment or successor thereto).

  (c) BFS shall take such action as is necessary to terminate the BFS Employee Stock Ownership Plan ("BFS ESOP") effective as of the Effective Time. Subject to applicable laws and regulations, prior to the Effective Time, BFS shall cause the BFS ESOP to be amended to provide that, in the event of the termination of the BFS

ESOP, participants in the BFS ESOP shall be entitled to rollover the amounts then credited to their respective accounts under the BFS ESOP to the 401(k) Savings Plan maintained by Dime. Dime shall use reasonable efforts to have the 401(k) Savings Plan accept such rollovers in the form of cash or cash equivalents.

  5.5 Access and Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, BFS agrees to (and shall cause each of its subsidiaries to) afford Dime's officers, employees, counsel, accountants and other authorized representatives (collectively, its "Representatives") reasonable access (together with the right to copy), during normal business hours throughout the period until the Closing Date, to its books, properties, contracts and records (including loan and credit files, tax returns and work papers of independent auditors) and, during such period, shall (and shall cause each of its subsidiaries to) furnish to Dime and its Representatives all information concerning its business, property and personnel as may reasonably be requested and instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, Dime and its Representatives at reasonable hours and with reasonable notice and to cooperate with Dime in planning for the integration of the business of BFS and its subsidiaries with the business of Dime and its subsidiaries. Neither BFS nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BFS's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b) Each of Dime and BFS agree that it and its subsidiaries will not, and will cause their Representatives not to, use any nonpublic information obtained from the other party in connection with or relating to this Agreement, the investigation leading up to its execution or the transactions contemplated hereby (including by Dime pursuant to Section 5.5(a)) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Pending consummation of the transactions herein contemplated, each of Dime and BFS agrees that it and each of its subsidiaries will keep confidential, and will cause its Representatives to keep confidential, all nonpublic information and documents so obtained from the other party; provided, that the obligation to keep such information or documents confidential shall not apply to (1) any information or document that (A) was already in Dime or BFS's possession prior to the disclosure thereof by the other party, (B) was then generally known to the public, (C) became known to the public through no fault of Dime or BFS, as the case may be, or (D) was disclosed to Dime or BFS, as the case may be, by a third party not bound by an obligation of confidentiality or (2) disclosures required by law, governmental or regulatory authority. Upon any termination of this Agreement, each party will collect and deliver to the other party all nonpublic documents obtained by any of it, its subsidiaries or any of their Representatives and then in their possession (other than documents of the type described in the proviso to the preceding sentence) and any copies thereof and destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it, its subsidiaries or their Representatives containing or reflecting any nonpublic information obtained from the other party (other than information of the type described in the proviso to the preceding sentence), except to the extent that any such information may be embodied in minutes of the meetings of such party's Board of Directors or in filings, reports or submissions to or with any Governmental Entity. Promptly after any such termination, each of Dime and BFS shall deliver to the other a certificate signed on its behalf by a senior executive officer to the effect of its compliance with the agreements of it set forth in the preceding sentence.

  (c) Without in any way limiting the provisions of Section 5.5(a), BFS shall provide to Dime within 30 days of the end of each calendar month between the date hereof and the Closing Date (1) consolidated financial statements (including a balance sheet and income statement) as of, and for the period ended, on such month-end, in the form in which such statements are prepared for use by BFS's management, and (2) such other information customarily prepared by BFS as may be reasonably requested by Dime.

  (d) No investigation, whether pursuant to this Section 5.5 or otherwise, shall affect or be deemed to modify any representation or warranty herein.

  5.6 Options. BFS shall terminate at its sole cost and expense the BFS Stock Plans listed on Schedule 4.1(d), effective as of the Effective Time; provided, however, that immediately prior to the Effective Time, BFS shall take such action as may be necessary so that all options to purchase BFS Common Stock granted by BFS under the BFS Stock Plans and that are outstanding at the Effective Time (collectively, the "BFS Options"), whether or not then exercisable, shall be cancelled by BFS and shall thereafter represent the right to receive (immediately prior to the Effective Time) in lieu of each share of BFS Common Stock that would otherwise have been issuable upon exercise thereof, consideration in an amount computed by multiplying (a) the excess, if any, of the Merger Consideration over the per share exercise price under such BFS Option by (b) the number of shares subject to such BFS Option.

  5.7 Stockholder Approval. BFS agrees to take, subject to and in accordance with applicable law and its Governing Documents, all action necessary to convene a meeting of holders of BFS Common Stock (the "BFS Meeting") as promptly as practicable to consider and vote upon the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement. Subject to the next sentence, the Board of Directors of BFS will recommend such approval, and BFS will take all reasonable lawful action to solicit such approval by its stockholders. The Board of Directors of BFS may fail to make such a recommendation, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the written advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under Delaware law.

  5.8 Efforts to Consummate; Proxy Statement; Other Filings. (a) Subject to the terms and conditions of this Agreement and applicable law, each of Dime and BFS shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such party's obligation to consummate the Merger specified in Article VI of this Agreement to be fully satisfied.

  (b) Without limiting the generality of Section 5.8(a):

    (1) BFS shall prepare as promptly as practicable after the date hereof a proxy statement and the other proxy solicitation materials constituting a part thereof or, in the alternative, an information statement (as determined by mutual agreement of BFS and Dime) for the BFS Meeting (collectively, the "Proxy Statement"). BFS agrees to use all reasonable efforts to cause the Proxy Statement to be mailed to holders of record of BFS Common Stock as promptly as practicable after the date hereof.

    (2) Dime and BFS agree to cooperate and, subject to the terms and conditions set forth in this Agreement, use reasonable efforts to (A) prepare and file all necessary documentation, (B) effect all necessary applications, notices, petitions, filings and other documents, (C) obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including the Regulatory Approvals, to make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable.

    (3) Each of Dime and BFS agrees, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

  5.9 Information Supplied. Each of Dime and BFS agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of BFS and at the time of the BFS Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto which has become false or misleading. The Proxy Statement shall not be filed with the SEC or used, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be used or so filed, by BFS without the prior consent of Dime and its counsel, which consent shall not be unreasonably withheld, delayed or conditioned (including in a manner that would interfere with the taking by the Board of Directors of BFS of the actions contemplated by the third sentence of Section 5.7).

  5.10 Publicity. Dime and BFS shall consult with each other (a) prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, (b) prior to making any filings with any Governmental Entity (including any self-regulatory organization) with respect to such transactions and (c) prior to issuing any press releases or otherwise making public statements with respect to significant regulatory developments. In any press release or other public statement, each of Dime and BFS warrants that neither it nor any of its authorized officers has made or will make, regarding the Merger or any Acquisition Proposal, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

  5.11 Notification of Certain Matters. Each of Dime and BFS will give prompt notice to the other upon its discovery of the occurrence or failure to occur of any fact, event or circumstance that would, individually or in the aggregate, result in (a) a Material Adverse Effect on it, (b) any of the representations or warranties of such party contained herein being untrue or inaccurate when made, at the Effective Time or at any time prior to the Effective Time, (c) a material breach of any of the covenants or agreements of such party contained herein or (d) the preclusion of the satisfaction of any condition to consummation set forth in Article VI. Each of Dime and BFS will give prompt notice to the other of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

  5.12 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time through the sixth anniversary thereof, Dime agrees to indemnify, defend and hold harmless each present and former director and officer of BFS and its subsidiaries determined as of the Effective Time (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments of or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of BFS or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which directors and officers of BFS are entitled under Delaware or other applicable law as in effect on the date hereof (and Dime shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under Delaware law as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

  (b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any Claim, shall promptly notify Dime, but the failure to so notify shall not relieve Dime of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Dime. In the event of any Claim, (1) Dime shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Dime elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Dime and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Dime shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Dime shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

  (c) Dime shall use all reasonable efforts to cause the persons serving as officers and directors of BFS immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by BFS (provided that Dime may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Dime be required to expend more than 200% of the current amount expended by BFS (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if Dime is unable to maintain or obtain the insurance called for by this Section 5.12(c), Dime shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

  (d) In the event Dime or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Dime assume the obligations set forth in this Section 5.12.

  (e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  5.13 Bank Merger. Unless otherwise agreed by the parties, Dime and BFS will take all action necessary and appropriate to cause the Bank Merger to occur immediately after or, if the Bank Merger cannot be effected immediately after, as promptly as practicable after the Effective Time. Notwithstanding anything to the contrary in this Section 5.14, Dime and BFS may cause the Bank Merger to occur on such later date as may be agreed in writing.

  5.14 Forbearance by Dime. Dime agrees that, from and after the date hereof until the Effective Time, except as otherwise expressly contemplated by this Agreement, Dime will not, and will cause each of its subsidiaries not to, knowingly take any action that would materially and adversely affect the ability of any party hereto to obtain, on or before July 31, 1997, any necessary approvals, consents or waivers of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 6.1(b) or perform its obligations under this Agreement.

  5.15 Advisory Board. Dime agrees, promptly following the Effective Time, to cause the members of BFS's board of directors immediately prior to the Effective Time who are (a) not officers or employees of BFS or any of its subsidiaries, (b) nominated by BFS and (c) are willing so to serve to be elected or appointed as members of a newly formed advisory board to Dime Savings, the function of which shall be as determined by the Board of Directors of Dime Savings from time to time; provided, however, that Dime Savings may request the resignation of any member of the advisory board, and such member promptly shall so resign, if Dime Savings reasonably determines that such member has a conflict of interest or other circumstances exist that compromise such member's ability to effectively serve as a member of the advisory board. The advisory board shall terminate on the first anniversary of the Effective Time. The members of the advisory board shall receive a retainer fee of $25,000 for their year of service.

                                  ARTICLE VI

                                  Conditions

  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Dime, Merger Sub and BFS to consummate the Merger is subject to the fulfillment or written waiver by each of Dime and BFS of each of the following conditions prior to the Effective Time:

  (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been duly adopted by the requisite vote of the holders of the outstanding shares of BFS Common Stock in accordance with Section 251 of the DGCL, other applicable law and the Governing Documents of BFS.

  (b) Governmental and Regulatory Consents. The Regulatory Approvals shall have been obtained and shall be in full force and effect and all related waiting periods shall have expired; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that, individually or in the aggregate, would result in a Material Adverse Effect on the Surviving Corporation or the Surviving Bank.

  (c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval, individually or in the aggregate, would not result in a Material Adverse Effect on the Surviving Corporation or the Surviving Bank.

  (d) No Prohibition. No jurisdiction or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

  6.2 Conditions to Obligation of Dime. The obligation of Dime and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Dime of each of the following conditions prior to the Effective Time:

  (a) Representations and Warranties. The representations and warranties of BFS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date certain shall be true and correct as of such date; and Dime shall have received a certificate, dated the Closing Date, signed on behalf of BFS by its Chief Executive Officer and Chief Financial Officer to such effect.

  (b) Performance of Covenants. BFS shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Dime shall have received a certificate, dated the Closing Date, signed on behalf of BFS by its Chief Executive Officer and Chief Financial Officer to such effect.

  6.3 Conditions to Obligation of BFS. The obligation of BFS to consummate the Merger is also subject to the fulfillment or written waiver by BFS of each of the following conditions prior to the Effective Time:

  (a) Representations and Warranties. The representations and warranties of Dime set forth in this Agreement shall be true and correct as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date certain shall be true and correct as of such date, and BFS shall have received a certificate, dated the Closing Date, signed on behalf of Dime by a senior officer of Dime to such effect.

  (b) Performance of Covenants. Dime shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date, and BFS shall have received a certificate, dated the Closing Date, signed on behalf of Dime by a senior officer of Dime to such effect.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, either before or after the approval by the stockholders of BFS of the Merger:

  (a) By the mutual written consent of Dime and BFS;

  (b) By either Dime or BFS, if (1) the Effective Time shall not have occurred on or prior to July 31, 1997, (2) any approval or authorization of any Governmental Entity, the lack of which would result in the failure to satisfy the closing condition set forth in Section 6.1(b), shall have been denied by such Governmental Entity or such Governmental Entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 6.1(b) with respect to, such approval or authorization or (3) the approval of the stockholders of BFS referred to in Section 6.1(a) shall not have been obtained at the BFS Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, either the failure of the Effective Time to occur on or prior to such date or such action by such Governmental Entity or the stockholders of BFS, as the case may be;

  (c) By Dime, if (1) BFS shall have breached any representation, warranty or covenant contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to BFS of such breach, (2) as provided in Section 5.7, the Board of Directors of BFS withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Dime and (3) as provided in Section 5.2, the Board of Directors of BFS participates in (or authorizes participation in) negotiations regarding the substantive terms of a formal Acquisition Proposal; or

  (d) By BFS, if (1) Dime shall have breached any representation, warranty or covenant contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.3(a) or 6.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Dime of such breach or (2) without breaching Section 5.2, BFS shall have entered into a definitive agreement with a third party providing for an Acquisition Transaction (as defined in Section 7.3(b)(1) hereof) on terms determined by the Board of Directors of BFS, in its sole discretion, after consultation with and considering the advice of its legal and financial advisors, to be more favorable to the stockholders of BFS than the Merger; provided, that the right to terminate this Agreement under Section 7.1(d)(2) shall not be available to BFS unless it delivers to Dime simultaneously with such termination the fee referred to in Section 7.3;

provided, that to the extent required by Section 251(d) of the DGCL, any termination of the Agreement after the approval of the Merger by the stockholders of BFS shall be by action of the Board of Directors of Dime or BFS, as the case may be.

  7.2 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 7.3 and 8.1 and (b) such termination will not relieve a breaching party of liability for any breach directly or indirectly giving rise to such termination.

  7.3 Termination Fee. (a) If this Agreement (1) is terminated by Dime pursuant to Section 7.1(c)(2) or by BFS pursuant to Section 7.1(d)(2) and (2) prior thereto or within eighteen months after such termination:

    (A) BFS shall have entered into an agreement to engage in an Acquisition Transaction or an Acquisition Transaction shall have occurred; or

    (B) The Board of Directors of BFS shall have authorized or approved an Acquisition Transaction or shall have publicly announced an intention to authorize or approve an Acquisition Transaction or shall have recommended that the stockholders of BFS approve or accept an Acquisition Transaction (each of the events set forth in clause (A) or (B), a "Trigger Event");

  BFS shall pay to Dime, and Dime shall be entitled to payment of, a fee of $3,000,000.

  (b) The term "Acquisition Transaction" means (1) a merger or consolidation, or any similar transaction, involving BFS or any of its significant subsidiaries (the term "significant subsidiary" for purposes of this definition having the meaning assigned thereto in Regulation S-X promulgated by the SEC), (2) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BFS or any of its significant subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of BFS or any of its significant subsidiaries, in each case other than with or by Dime or a subsidiary of Dime.

                                 ARTICLE VIII

                              General Provisions

  8.1 Survival. Only those agreements and covenants of the parties that by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Time. If the Merger shall be abandoned and this Agreement terminated, the provisions of Sections 7.2 and 7.3 shall apply and the agreements of the parties in Sections 5.5(b) and (d), 5.10 and 8.2 shall survive such abandonment.

  8.2 Expenses. Each of Dime and BFS shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided, however, that the costs and expenses of preparing, printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Dime and BFS.

  8.3 Modification or Amendment. (a) Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

  (b) At any time prior to the Effective Time, Dime shall be entitled to revise the structure of the Merger or the other transactions contemplated hereby or the manner of effecting such transactions; provided, that each of the transactions comprising such revised structure or manner shall not, as a result of such revision, (1) subject any of the stockholders of BFS (or, prior to the Effective Time, BFS) to adverse Tax consequences, (2) adversely affect the consideration to be received by any such stockholder or (3) result in any material delay in the consummation of the transactions contemplated hereby. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

  8.4 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

  8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (2) on the first business day following the date of mailing if delivered by registered next-day courier service or (3) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, instructions or other documents to be given hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, request, instruction or document:

      (a)If to Dime:

              Dime Bancorp, Inc.
              589 Fifth Avenue
              New York, New York 10017
              Attention: Chief Executive Officer
              Facsimile: (212) 326-6194

              with a copy to:

              Mitchell S. Eitel, Esq.
              Sullivan & Cromwell
              125 Broad Street
              New York, New York 10004
              Facsimile: (212) 558-3588

      (b)If to BFS:

              BFS Bankorp, Inc.
              110 William Street
              New York, New York 10038
              Attention: James A. Randall      President and Chief Executive
              Officer
              Facsimile: (212) 267-2723

              with copies to:

              John J. Gorman, Esq.
              Luse, Lehman, Gorman, Pomerenk & Schick
              5335 Wisconsin Ave., N.W.
              Washington, D.C. 20015
              Facsimile: (202) 362-2902

              and

              William S. Rubenstein, Esq.
              Skadden, Arps, Slate, Meagher & Flom
              919 Third Avenue
              New York, New York 10022
              Facsimile: (212) 735-2000

  8.6 Certain Definitions; Interpretation. (a) As used in this Agreement, the following terms shall have the meanings indicated:

    "individually or in the aggregate", when used in or with respect to Articles IV, V or VI, includes all events, occurrences and circumstances described in any Section of that Article and is not limited to any specific Section.

    "material" means, with respect to a Person, material to such Person and its subsidiaries, taken as a whole.

    "Material Adverse Effect" means, with respect to a Person, a material adverse effect upon (1) the present or prospective financial condition, business or results of operations of such Person and its subsidiaries, taken as a whole (provided, that in relation to the prospective condition, business or results such effect must be reasonably likely to occur), or (2) the ability of any party hereto to perform its material obligations under this Agreement; provided, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (1) any change in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change in generally accepted accounting principles or regulatory accounting requirements applicable to thrift institutions or their holding companies generally or (3) any changes in general economic conditions (including changes in interests rates) affecting generally thrift institutions in the Greater New York metropolitan area and their holding companies (provided, that such economic conditions shall not (A) affect BFS and its subsidiaries to any substantially greater extent than thrift institutions in the Greater New York metropolitan area and their holding companies generally or (B) cause the total stockholder's equity of BFS at any date (calculated in accordance with past practice and the Balance Sheet but determined without regard to any modification or change undertaken solely on the account of Section 5.3) to be less than the amount publicly disclosed as such at September 30, 1996 by BFS in its press release dated October 29, 1996).

    "Person" includes any individual, corporation, partnership, association, trust, unincorporated organization or other entity.

    "prior consultation" means, with respect to any action, advance notice of such action and a reasonable opportunity to discuss such action in good faith prior to the taking thereof.

    "subsidiary" with respect to a Person, means any other person controlled (as defined in Section 10 of the HOLA) by such Person.

  (b) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

  (c) Insofar as any provision of this Agreement shall require a subsidiary to take or omit to take any action, such provision shall be deemed a covenant by Dime or BFS, as the case may be, to cause such action or omission to occur.

  (d) It is the intention of the parties that this Agreement shall not be construed more strictly with regard to one party than with regard to any other party.

  8.7 Entire Agreement. This Agreement, including the Annexes and Schedules thereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.

  8.8 Assignment. Without the prior written consent of the other party hereto, this Agreement shall not be assigned by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

  8.9 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies, except that the provisions of Section 5.6 shall inure to the benefit of the holders of the BFS Options, Section 5.12 shall inure to the benefit of the persons referred to therein and Section 5.15 shall inure to the benefit of the members of the advisory board referred to therein.

  8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

  8.11 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  IN WITNESS WHEREOF, Dime, Merger Sub and BFS have caused this Agreement to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

                                          DIME BANCORP, INC.

                                                  /s/ James M. Large Jr.
                                          By___________________________________
                                            Name: James M. Large, Jr.
                                            Title: Chairman and Chief
                                            Executive Officer

                                          FIFTH AVENUE PROPERTY CORP.

                                                    /s/ David E. Sparks
                                          By___________________________________
                                            Name: David E. Sparks
                                            Title: President

                                          BFS BANKORP, INC.

                                                   /s/ James A. Randall
                                          By___________________________________
                                            Name: James A. Randall
                                            Title: President and Chief
                                            Executive Officer

                                                                        ANNEX B

                                                               December 3, 1996

Dime Bancorp, Inc.,
589 Fifth Avenue,
New York, New York 10017.

  RE: AGREEMENT AND PLAN OF MERGER BY AND BETWEEN DIME BANCORP, INC. AND BFS
      BANKORP, INC.

Ladies and Gentleman:

  The undersigned understand that Dime Bancorp, Inc. ("Dime") is considering entering into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), with BFS Bankorp, Inc. ("BFS") and providing for the merger of a wholly owned subsidiary of Dime with and into BFS (the "Merger"). In consideration of the substantial expenses and other obligations Dime will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce Dime to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agree and undertake as follows:

    1. The undersigned represent and warrant that they collectively are the beneficial owners of not less than 891,297 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of BFS. The Shares are held of record by the undersigned directly and by Gould BFS, Inc. (of which Frederic H. Gould is the President and sole Director and Gould Investors, L.P. is the sole stockholder).

    2. The undersigned hereby waive, with respect to the Merger Agreement and the Merger, the conditions set forth in the proviso to Section 5(a) of the 1993 Agreement (the "Bidding Conditions"). The undersigned agree that the Merger Agreement is the type of agreement contemplated by Section 5(a) of the 1993 Agreement and agree to comply with Section 5 of the 1993 Agreement with respect to the Merger Agreement and the Merger (in all respects as if the Bidding Conditions were satisfied). For purposes hereof, the "1993 Agreement" shall mean the Agreement, dated as of April 3, 1993, between BFS, Fredric H. Gould, Gould Investors, L.P. and the other persons and entities identified therein, as amended by Amendment No. 1 thereto (a true and complete copy of which has been attached to this letter agreement by the undersigned upon execution hereof).

    3. The undersigned agree not to amend, terminate, or otherwise modify, or take any action that would have the effect of amending, terminating or modifying, the terms of the 1993 Agreement, without the express written consent of Dime. If the 1993 Agreement terminates for any reason before termination of this letter agreement (including as a result of the acquisition by the undersigned of additional shares of Common Stock), the undersigned agree to continue to be bound by Section 5 of the 1993 Agreement (as in effect prior to such termination) for purposes of, and after giving effect to, this letter agreement.

    4. The undersigned agree to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (including as part of a transaction involving the sale of BFS). In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 4 shall be null and void.

    5. The undersigned agree that they shall not, and shall direct and use all reasonably efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries with respect to, or the making or implementation of, any Acquisition Proposal (as defined in the Merger Agreement) or engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to any such Acquisition Proposal; provided that, if the undersigned are not otherwise in violation of this paragraph 5, the undersigned may furnish or cause to be furnished information and may participate in such discussions or negotiations directly or through its representatives following a determination by the Board of Directors of BFS (other than the undersigned and any of their affiliates who are members of such Board) that it is required to take the actions contemplated by the proviso to Section 5.2 of the Merger Agreement.

    6. As stockholders of BFS, the undersigned shall cooperate with Dime and BFS in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement or the Merger Agreement, shall not wilfully take, or cause to be taken, any action that could significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

    7. If the Merger Agreement shall terminate in any manner described in
  Section 7.3(a) of the Merger Agreement and prior to or within eighteen months after the date of such termination:

      (1) An Acquisition Transaction (as defined in Section 7.3 of the Merger Agreement) shall be consummated or any of the undersigned shall transfer, sell or otherwise dispose of any shares of Common Stock to any person or group (such terms having the meaning assigned thereto under Section 13(d) of the Securities Exchange Act of 1934) that has, or as a result thereof will have, a reporting obligation under Section 13(d) of the Securities Exchange Act of 1934 with respect to the Common Stock; and

      (2) As a result of, or in connection with, an event or transaction of the type described in the preceding clause, the undersigned (directly or indirectly) received or will receive, in exchange for or otherwise in respect of shares of Common Stock beneficially owned by them, property the fair market value of which per share exceeds the Applicable Consideration (such fair market value being determined in a mutually agreed upon manner), then the undersigned will, jointly and severally, pay to Dime at the time of consummation of such transaction an amount equal to the excess of the fair market value per share of such property over the Applicable Consideration. The amount paid shall be either in cash or in the form of any other property received by the undersigned in such transaction, at the election of Dime; provided, that Dime shall make its election before the consummation of any such transaction if it has reasonable notice thereof (or, in any other case, shall make its election promptly upon the receipt of notice); and provided, further, that if the undersigned shall receive property other than cash and Dime shall elect a cash payment, then the amount paid will be net of reasonable and customary expenses actually incurred in the sale of such property (solely in an amount necessary to comply with the terms of this letter agreement) by the undersigned. The "Applicable Consideration" for purposes of this letter agreement shall mean $52.00; provided, that if the event or transaction referred to in paragraph 7(1) of this letter agreement occurs after June 1, 1997, the Applicable Consideration shall be increased by an amount equal to the product of $.01 and the number of days elapsed during the period beginning on but excluding June 1, 1997, through and including the date on which such event or transaction occurs.

    8. The undersigned agree to cause those other persons and entities that are parties to the 1993 Agreement (other than BFS), or successors to such parties, to comply with this letter agreement as if they were a party hereto.

    9. Except for paragraphs 7 and 8, which shall survive the termination of this letter agreement for the period specified in paragraph 7, this letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any breach of any agreement or representation contained herein.

  This letter agreement constitutes the complete understanding between the undersigned and Dime concerning the subject matter hereof. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                                          Very truly yours,

                                          FREDRIC H. GOULD

                                                   /s/ Fredric H. Gould
                                          _____________________________________

                                          Gould Investors, L.P.,
                                          a Delaware limited partnership

                                          By: Georgetown Partners, Inc.,
                                             its Managing General Partner

                                                   /s/ Fredric H. Gould
                                          By: _________________________________
                                                  Name: Fredric H. Gould
                                                      Title: Chairman

Accepted:

Dime Bancorp, Inc.

        /s/ James M. Large, Jr.
By: _________________________________
       Name: James M. Large, Jr.
       Title: Chairman and Chief
           Executive Officer

                                                                        ANNEX C

                                                               December 3, 1996

Dime Bancorp, Inc.
589 Fifth Avenue,
New York, New York 10017

  RE: AGREEMENT AND PLAN OF MERGER BY AND BETWEEN DIME BANCORP, INC. AND BFS
      BANKORP, INC.

Ladies and Gentlemen:

  The undersigned understands that Dime Bancorp, Inc. ("Dime") is considering entering into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), with BFS Bankorp, Inc. ("BFS") and providing for the merger of a wholly owned subsidiary of Dime with and into BFS (the "Merger"). In consideration of the substantial expenses and other obligations Dime will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce Dime to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

    1. The undersigned represents and warrants that he is the beneficial and record owner of 55,188 shares of common stock, par value $.01 per share (the "Common Stock"), of BFS.

    2. The undersigned will vote or cause to be voted for approval of the Merger all shares of Common Stock that, on the record date therefor, are beneficially owned by the undersigned or with respect to which the undersigned has the power to vote.

    3. The undersigned agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Common Stock now or hereafter beneficially owned by the undersigned (including as part of a transaction involving the sale of BFS); provided, however, that nothing contained herein shall prohibit the undersigned from pledging any of such shares pursuant to a standard margin contract or arrangement. In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 3 shall be null and void.

    4. In his capacity as a stockholder of BFS, the undersigned shall cooperate with Dime and BFS in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and
  (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as permitted by this letter agreement or the Merger Agreement, shall not wilfully take, or cause to be taken, any action that could significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

    5. This letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any breach of any agreement or representation contained herein.

  This letter agreement constitutes the complete understanding between the undersigned and Dime concerning the subject matter hereof. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                                          Very truly yours,

                                          James A. Randall

                                          /s/ James A. Randall
                                          --------------------------------------

Accepted:

Dime Bancorp, Inc.


By: /s/ James M. Large, Jr.
   -----------------------------------
   Name:  James M. Large, Jr.
   Title: Chairman and Chief Executive
          Officer

                                                                        ANNEX D
                         KEEFE, BRUYETTE & WOODS, INC.

                            SPECIALISTS IN BANKING

          TWO WORLD TRADE CENTER   85TH FLOOR    NEW YORK, N.Y. 10048

                                                               February 7, 1997

The Board of Directors
BFS Bankorp, Inc.
110 William Street
New York, NY 10038-3901

Members of the Board:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of BFS Bankorp, Inc. ("BFS Bankorp") of the consideration to be paid pursuant to the Agreement and Plan of Merger, dated as of December 3, 1996 (the "Merger Agreement"), by and among BFS Bankorp, Dime Bancorp, Inc., a Delaware corporation ("Dime") and Fifth Avenue Property Corp., a Delaware corporation ("Merger Sub") the wholly-owned subsidiary of Dime, and, pursuant to which, among other things, Merger Sub will merge with and into BFS Bankorp, which will survive the Merger, and each share of BFS Bankorp's common stock, par value $0.01 per share (the "Common Stock"), other than shares of Common Stock as to which dissenter's rights of appraisal have been duly asserted and perfected in accordance with Delaware law, shares of Common Stock owned by Dime or its subsidiaries (except for shares held in a fiduciary capacity or in respect of a debt previously contracted) and shares of Common Stock held by BFS Bankorp or its subsidiaries in treasury, will be converted into the right to receive $52.00 in cash, subject to upward adjustment, all as more fully described in the Proxy Statement.

  Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, BFS Bankorp and Dime, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of BFS Bankorp for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to BFS Bankorp. We have acted for the Board of Directors of BFS Bankorp in rendering this fairness opinion and will receive a fee from BFS Bankorp for our services.

  In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BFS Bankorp and Dime and the Merger, including among other things, the following: (i) the Merger Agreement; (ii) the proxy statement for the special meeting of shareholders of BFS Bankorp to be held in connection with the Merger dated February 7, 1997; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1995 of BFS Bankorp; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of BFS Bankorp, and certain other communications from BFS Bankorp to their respective shareholders; and (v) other financial information concerning the businesses and operations of BFS Bankorp furnished to us by BFS Bankorp for purposes of our analysis. We have also held discussions with senior management of BFS Bankorp regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for BFS Bankorp with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

  In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of BFS Bankorp as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for BFS Bankorp are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of BFS Bankorp, nor have we examined any individual credit files.

  We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial position and results of operations of BFS Bankorp; (ii) the assets and liabilities of BFS Bankorp; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received in the Merger is fair, from a financial point of view, to holders of the Common Stock.

                                          Very truly yours,
                                          /s/ Keefe, Bruyette & Woods, Inc.

                                          Keefe, Bruyette & Woods, Inc.

                                                                        ANNEX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                                 (AS AMENDED)

(S)262. APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of the State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LOGO

                                REVOCABLE PROXY
                               BFS BANKORP, INC.
                               110 WILLIAM STREET
                         NEW YORK, NEW YORK 10038-3901
                         ANNUAL MEETING OF STOCKHOLDERS
                                 March 11, 1997
                                   5:00 p.m.

  The undersigned hereby appoints Eldon C. Hanes and James A. Randall, or either of them with full power of substitution, to act as attorney and proxy for the undersigned, and to vote all shares of common stock of BFS Bankorp, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on March 11, 1997, at 5:00 p.m., New York Time, at the Continental Club, 180 Maiden Lane, New York, New York, and at any and all adjournments thereof, as follows:
  1. The approval and adoption of the Agreement and Plan of Merger, dated as of December 3, 1996, by and among BFS Bankorp, Inc., Dime Bancorp, Inc. and Fifth Avenue Property Corp.
   [_] FOR              [_] AGAINST               [_] ABSTAIN
  2. The election of Directors: Fredric H. Gould and Todd M. Poland
   [_] FOR all nominees (except as written to the contrary
   below)                                   [_] VOTE WITHHELD
  INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name on the space provided.

  ---------------------------------------------------------------
  3. The ratification of the appointment of KPMG Peat Marwick as independent auditors for the fiscal year ending September 30, 1997.
   [_] FOR              [_] AGAINST               [_] ABSTAIN
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.
                                                        (continued on back side)

LOGO

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment.

  The undersigned acknowledges receipt from BFS Bankorp, Inc. prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a proxy statement dated February 7, 1997 and of the Annual Report to Stockholders.

                                    Dated: ____________________________________


                                    -------------------------------------------
                                             SIGNATURE OF STOCKHOLDER

                                    -------------------------------------------
                                             SIGNATURE OF STOCKHOLDER

                                    Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

                PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
               PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.